      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 8, 1995

                                                      REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549-1004
                           -------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------
                           GENERAL MOTORS CORPORATION
             (Exact name of registrant as specified in its charter)
                           -------------------------

     State of Delaware                                        38-0572515
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                             Identification No.)

        767 Fifth Avenue, New York, New York 10153-0075; (212) 418-6100
    3044 West Grand Boulevard, Detroit, Michigan 48202-3091; (313) 556-5000
              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           -------------------------
                                J. Michael Losh
                            Executive Vice President
                           General Motors Corporation
                           3044 West Grand Boulevard
                          Detroit, Michigan 48202-3091
                                 (313) 556-3549
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                  Warren G. Andersen               Robert S. Osborne, P.C.                Gerry D. Osterland
              General Motors Corporation               Kirkland & Ellis               Jones, Day, Reavis & Pogue
              3031 West Grand Boulevard            200 East Randolph Drive            2300 Trammell Crow Center
             Detroit, Michigan 48202-3091        Chicago, Illinois 60601-6636              2001 Ross Avenue
                                                                                         Dallas, Texas 75201

                               Robert L. Messineo                            Francis J. Morison
                             Weil, Gotshal & Manges                        Davis Polk & Wardwell
                                767 Fifth Avenue                            450 Lexington Avenue
                         New York, New York 10153-0075                    New York, New York 10017

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED
                                                                  MAXIMUM          PROPOSED
             TITLE OF EACH CLASS                   AMOUNT        OFFERING          MAXIMUM          AMOUNT OF
                OF SECURITIES                       TO BE          PRICE          AGGREGATE       REGISTRATION
               TO BE REGISTERED                  REGISTERED      PER SHARE      OFFERING PRICE         FEE
- ---------------------------------------------------------------------------------------------------------------
Class E Common Stock.......................... 42,550,000 shares  $43.3125(1)   $1,842,946,900(1)   $635,503
- ---------------------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457 solely for the purpose of determining the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Registration Statement relates to the offering of 37,000,000 shares of Class E Common Stock (without giving effect to the Underwriters' over-allotment option), of which 27,000,000 shares will be offered in the United States and Canada, 7,000,000 shares will be offered internationally outside the United States and Canada excluding Asia, and 3,000,000 shares will be offered in Asia. The Registration Statement includes the U.S. Prospectus followed by alternate front cover pages, underwriting sections and back cover pages for the International Prospectus and the Asian Prospectus as indicated on each page.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             SUBJECT TO COMPLETION
                    PRELIMINARY PROSPECTUS DATED MAY 8, 1995
PROSPECTUS

                           GENERAL MOTORS CORPORATION
                               37,000,000 SHARES
                              CLASS E COMMON STOCK
                            ------------------------
    This Prospectus covers the resale of 37,000,000 shares of Class E Common Stock, par value $0.10 per share ("Class E Common Stock"), of General Motors Corporation, a Delaware corporation (together with its subsidiaries, "General Motors," "GM" or the "Corporation"), by the General Motors Special Hourly Employees Pension Trust (the "Hourly Plan Special Trust") under the General Motors Hourly-Rate Employees Pension Plan (the "Hourly Plan") and a special trust (the "Salaried Plan Special Trust") under the General Motors Retirement Plan for Salaried Employees (the "Salaried Plan"). Each such trust is sometimes referred to herein as a "Selling Stockholder" and, collectively, as the "Selling Stockholders." See "Selling Stockholders." Of the 37,000,000 shares of Class E Common Stock offered hereby, 27,000,000 are being offered in the United States and Canada by the U.S. Underwriters, 7,000,000 are being offered internationally outside the United States and Canada excluding Asia by the International Underwriters, and 3,000,000 are being offered in Asia by the Asian Underwriters. See "Underwriting." Class E Common Stock is one of three classes of General Motors common stock. Under the General Motors Restated Certificate of Incorporation, as amended, dividends on Class E Common Stock may be declared and paid out of the assets of General Motors only to the extent of the sum of (i) the paid in surplus attributable to the Class E Common Stock plus (ii) an allocated portion of the earnings, determined as described herein, of General Motors' indirectly wholly owned subsidiary, Electronic Data Systems Corporation (together with its subsidiaries, "EDS"). General Motors, not EDS, is the issuer of Class E Common Stock. For a description of dividend, voting and liquidation rights and recapitalization provisions with respect to the Class E Common Stock, see "Class E Common Stock" and "Description of Capital Stock -- Common Stock."
    General Motors will not receive any of the proceeds from the sale of the shares offered hereby. See "Selling Stockholders" and "Underwriting." The Class E Common Stock is listed in the United States on the New York Stock Exchange under the symbol GME. The closing sale price of the Class E Common Stock on the New York Stock Exchange on May 5, 1995 was $42.50 per share.
    United States Trust Company of New York is the trustee for the Hourly Plan Special Trust (the "Hourly Plan Trustee") and Bankers Trust Company is the trustee for the Salaried Plan Special Trust (the "Salaried Plan Trustee").
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
   COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -----------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------
                                                                                      PROCEEDS TO
                                                 PRICE TO         UNDERWRITING          SELLING
                                                  PUBLIC          DISCOUNTS(1)      STOCKHOLDERS(2)
- -----------------------------------------------------------------------------------------------------
Per Share...................................          $                 $                  $
- -----------------------------------------------------------------------------------------------------
Total(3)....................................      $                 $                  $
- -----------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------

(1) General Motors and, to the extent permitted by applicable law, the Selling Stockholders, have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the offerings, estimated to be $1,230,000, payable by General Motors.

(3) The Hourly Plan Special Trust has granted the U.S. Underwriters, International Underwriters and Asian Underwriters an option, exercisable within 30 days after the date hereof, to purchase up to an aggregate of 5,550,000 additional shares of Class E Common Stock at the Price to Public less Underwriting Discount for the purpose of covering overallotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and Proceeds to Selling Stockholders will be
    $         , $         and $         , respectively.
                            ------------------------
               Advisor to United States Trust Company of New York

                           WASSERSTEIN PERELLA & CO.
                            ------------------------
    The shares of Class E Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the certificates for the shares of Class E Common Stock will be made on or about
           , 1995, in New York, New York.
                            ------------------------

MERRILL LYNCH & CO.           GOLDMAN, SACHS & CO.               LEHMAN BROTHERS

CS FIRST BOSTON               MORGAN STANLEY & CO.          SALOMON BROTHERS INC
                                 INCORPORATED
                            ------------------------

                           JOINT GLOBAL COORDINATORS

      MERRILL LYNCH & CO.                             GOLDMAN, SACHS & CO.
                            ------------------------

                 The date of this Prospectus is        , 1995.

                             AVAILABLE INFORMATION

     General Motors is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by General Motors with the Commission can be inspected, and copies may be obtained, at the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, as well as at the following Regional Offices of the Commission: Seven World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Reports, proxy statements and other information concerning General Motors can also be inspected at the offices of the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005, where the $1 2/3 Par Value Common Stock, Class E Common Stock and Class H Common Stock of General Motors are listed and at the offices of the following other stock exchanges where the $1 2/3 Par Value Common Stock is listed: the Chicago Stock Exchange, Inc., One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605; the Pacific Stock Exchange, Inc., 233 South Beaudry Avenue, Los Angeles, California 90012 and 301 Pine Street, San Francisco, California 94104; and the Philadelphia Stock Exchange, Inc., 1900 Market Street, Philadelphia, Pennsylvania 19103.

     General Motors has filed with the Commission a Registration Statement on Form S-3 (as amended, including exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the resale of the shares of Class E Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by General Motors with the Commission, are incorporated herein by reference.

     1. Annual Report on Form 10-K for the year ended December 31, 1994, as amended on Forms 10-K/A dated March 17 and 24, 1995 (as amended, the "GM 1994 Form 10-K");

     2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (the "GM First Quarter 1995 Form 10-Q");

     3. Current Reports on Form 8-K dated March 3, 13 and 24, 1995; and

     4. The description of the Class E Common Stock set forth in Article Fourth of General Motors' Restated Certificate of Incorporation, as amended to May 26, 1994 (the "General Motors Certificate of Incorporation"), filed as Exhibit 3(i) to the Current Report on Form 8-K dated May 26, 1994.

     All documents filed by General Motors with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     General Motors will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents not specifically described above. Requests for such documents should be directed to General Motors Corporation, Room 11-243, General Motors Building, 3044 West Grand Boulevard, Detroit, Michigan 48202-3091 (Telephone Number (313) 556-2044).

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS E COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information contained elsewhere or incorporated by reference in this Prospectus.

     This Prospectus relates to the resale by the Selling Stockholders of 37,000,000 shares of Class E Common Stock (plus up to 5,550,000 additional shares of Class E Common Stock if the Underwriters' over-allotment option is exercised in full). Class E Common Stock is one of three classes of General Motors Common Stock. Dividends on Class E Common Stock may be declared and paid out of the assets of General Motors only to the extent of the sum of (i) the paid in surplus of General Motors attributable to the Class E Common Stock plus
(ii) an allocated portion of the earnings, determined as described below, of General Motors' indirectly wholly owned subsidiary, EDS. Holders of Class E Common Stock have no direct rights in the equity or assets of EDS, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of EDS). General Motors, not EDS, is the issuer of Class E Common Stock. See "Class E Common Stock." General Motors will not receive any of the proceeds from the sale of the shares of Class E Common Stock described herein. See "Selling Stockholders."

GENERAL MOTORS

     The major portion of General Motors' operations is derived from the automotive products industry, consisting of the design, manufacture, assembly and sale of automobiles, trucks and related parts and accessories. Primarily through its wholly owned subsidiaries, EDS, General Motors Acceptance Corporation ("GMAC") and Hughes Electronics Corporation (formerly known as GM Hughes Electronics Corporation) ("Hughes"), General Motors also manufactures products and provides services in other industry segments. See "General Motors and EDS -- General Motors."

EDS

     EDS is a world leader in applying information technology ("IT"), with over 30 years of experience in using advanced computer and communications technologies to meet its clients' business needs. EDS' total revenues in 1994 were $10.05 billion. EDS currently employs approximately 84,000 persons and serves clients in the United States and 39 other countries. See "Business of EDS."

                                 THE OFFERINGS

Class E Common Stock Offered Hereby(a)
  U.S. Offering.........................................    27,000,000 shares
  International Offering................................     7,000,000 shares
  Asian Offering........................................     3,000,000 shares
                                                           -----------

          Total.........................................    37,000,000 shares
                                                           ===========
Class E Common Stock Outstanding after the                 438,515,650 shares(c)
  Offerings(b)..........................................
Class E Dividend Base(d)................................   482,392,167
NYSE Symbol.............................................   GME

- ---------------

(a) Without giving effect to the over-allotment option granted by the Hourly Plan Special Trust to the Underwriters.

(b) Used in calculating the weighted average number of shares of Class E Common Stock outstanding, which is the numerator of the fraction used to allocate a portion of EDS' earnings to amounts available for the payment of dividends on Class E Common Stock. See "Class E Common Stock."

(c) Based on the number of shares of Class E Common Stock outstanding on March 31, 1995. The consummation of the Offerings will not change the number of shares of Class E Common Stock outstanding. In addition, 44,881,366 shares of Class E Common Stock have been reserved for issuance upon conversion of currently outstanding General Motors Series C Convertible Preference Stock. See "Description of Capital Stock -- Preference Stock -- Series C Convertible Preference Stock."

(d) The denominator of the fraction used to allocate a portion of EDS' earnings to amounts available for the payment of dividends on Class E Common Stock. Neither the Class E Dividend Base nor the numerator of such fraction will be affected by the sale by the Selling Stockholders of the shares being offered hereby.

                             GENERAL MOTORS AND EDS

GENERAL MOTORS

     While the major portion of General Motors' operations is derived from the automotive products industry segment, General Motors also has financing and insurance operations and produces products and provides services in other industry segments. The automotive products segment consists of the design, manufacture, assembly, and sale of automobiles, trucks, and related parts and accessories. The financing and insurance operations assist in the merchandising of General Motors' products as well as other products. GMAC and its subsidiaries offer financial services and certain types of insurance to dealers and customers. In addition, GMAC and its subsidiaries are engaged in mortgage banking and investment services. The other products segment consists of military vehicles, radar and weapon control systems, guided missile systems, and defense and commercial satellites; the design, installation and operation of business information and telecommunication systems; as well as the design, development, and manufacture of locomotives. For additional information on General Motors, see the GM 1994 Form 10-K and the GM First Quarter 1995 Form 10-Q that are incorporated herein by reference, as well as the other documents incorporated herein by reference.

     General Motors' principal executive offices are located at 3044 West Grand Boulevard, Detroit, Michigan 48202-3091 (Telephone Number (313) 556-5000), and 767 Fifth Avenue, New York, New York 10153-0075 (Telephone Number (212) 418-6100).

EDS

     EDS is a world leader in IT, with over 30 years of experience in using advanced computer and communications technologies to meet its clients' business needs. EDS' total revenues in 1994 were $10.05 billion. EDS currently employs approximately 84,000 persons and serves clients in the United States and 39 other countries. See "Business of EDS."

     EDS was incorporated under the laws of the State of Texas in 1962 and became a wholly-owned subsidiary of General Motors in October 1984. EDS' principal executive offices are located at 5400 Legacy Drive, Plano, Texas 75024-3105 (Telephone Number (214) 604-6000).

RELATIONSHIP BETWEEN GENERAL MOTORS AND EDS

     EDS is responsible for substantially all of the worldwide data processing and telecommunications activities of General Motors and its subsidiaries. See "Business of EDS -- Services for General Motors." Approximately 35% of EDS' total revenues in 1994 were attributable to General Motors and its subsidiaries. The percentage of EDS' total revenues attributable to General Motors and its subsidiaries has decreased significantly since 1985. While it is anticipated that GM will continue to contribute a significant portion of EDS' total systems and other contracts revenues, the percentage is expected to continue to decline as non-GM revenues continue to increase. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of EDS."

     It is GM's policy that a standard of fair dealing govern the prices, terms and conditions of commercial transactions between EDS and General Motors. The Capital Stock Committee of the General Motors Board of Directors (the "General Motors Board of Directors" or the "Board of Directors") is responsible for reviewing, under general principles of Delaware corporation law, among other things, (i) the principal business and financial relationships and transactions among General Motors, EDS and Hughes, (ii) the dividend policies or practices of General Motors and (iii) such other matters as have the potential to have differing effects on holders of the three classes of General Motors common stock, all to the extent such Committee may deem appropriate. The Capital Stock Committee is comprised entirely of independent directors of General Motors. In addition, a majority of the General Motors Board of Directors are independent directors. See "Class E Common Stock -- Considerations Relating to Multi-Class Common Stock Capital Structure."

     The Board of Directors of EDS is comprised of executive officers of General Motors and of EDS. Those directors of EDS who are also executive officers of General Motors devote a substantial amount of their time to the business and affairs of General Motors and its other subsidiaries or to the oversight thereof. As the sole stockholder of EDS, General Motors controls the EDS Board of Directors and, subject to Delaware law, is able to cause EDS to pay dividends and make advances to or otherwise enter into such transactions with GM as GM deems desirable and appropriate. General Motors reserves the right to cause EDS to pay dividends to GM in such amounts as GM determines are desirable under the then prevailing facts and circumstances. Such amounts may be the same as, greater than, or less than the cash dividends paid by General Motors on the Class E Common Stock. There is no fixed relationship, on a per share or aggregate basis, between the cash dividends that may be paid by General Motors to holders of the Class E Common Stock and the dividends or other amounts that may be paid by EDS to General Motors. However, it has been the practice of the Board of Directors of EDS to pay quarterly cash dividends on the outstanding shares of EDS common stock in a per share amount equal to the quarterly dividends per share paid by General Motors with respect to Class E Common Stock. The number of shares of common stock of EDS issued and outstanding, all of which shares are owned by General Motors through a wholly owned subsidiary, is adjusted from time to time so as to remain equal to the denominator of the fraction used in allocating a portion of EDS' earnings to the Class E Common Stock for dividend purposes as described herein. EDS makes no payments on EDS common stock with respect to dividend payments by General Motors on shares of General Motors Series C Convertible Preference Stock (which are convertible pursuant to their terms into shares of Class E Common Stock). See "Class E Common Stock -- Considerations Relating to Multi-Class Common Stock Capital Structure" and "Description of Capital Stock."

     The managements of EDS and General Motors are engaged in discussions concerning the most appropriate means of addressing EDS' strategic objectives, including the possibility of a spin-off of EDS. These discussions have not produced a definitive proposal as to the structure or terms of any transaction or as to whether any transaction will be proposed to the board of directors of GM or EDS or the stockholders of GM. Any spin-off of EDS would be proposed only in a transaction determined by GM's Board of Directors to be fair to holders of all classes of GM's capital stock and that would be tax free and would not result in the recapitalization of Class E Common Stock into GM $1 2/3 Par Value Common Stock at a 120% exchange ratio as currently provided for under certain circumstances in the General Motors Certificate of Incorporation. See "Class E Common Stock -- Recapitalization." The development of any such proposal would be subject to the resolution of numerous matters and any subsequent implementation of any such proposal would be subject to numerous conditions, including appropriate board and stockholder approvals. In the event that any such spin-off were proposed, General Motors and EDS would plan to enter into a long-term agreement upon consummation of such transaction, with options for renewal by General Motors, under which EDS would continue to provide to General Motors substantially the same information technology services as it has provided in the past. See "Business of EDS -- Services for General Motors." The development of any such proposal and fulfillment of such conditions are uncertain and the consummation of any such transaction would in any event involve substantial periods of time. Due to the numerous uncertainties involved in these matters, there can be no assurance that any spin-off of EDS will be proposed or consummated.

                          BACKGROUND OF THE OFFERINGS

     On March 13, 1995, General Motors contributed to the Hourly Plan 173,163,187 shares of Class E Common Stock, having an aggregate fair market value on such date of approximately $6.3 billion (determined by an independent valuation expert retained by the Hourly Plan Trustee). In connection with making such contribution, General Motors and the Pension Benefit Guaranty Corporation (the "PBGC") entered into an agreement under which GM made $4.0 billion of incremental cash contributions to the Hourly Plan and agreed to certain limitations on the use of funding credits created by such contribution, and the PBGC agreed to provide flexibility to GM by granting a release of EDS from liability, if any, under Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for GM's U.S. pension plans in the event EDS were to leave the GM control group under certain circumstances. In connection with such contribution, the Department of Labor also granted an exemption with respect to, among other things, limits otherwise applicable under ERISA on the amount of Class E Common Stock that could legally be held by the Hourly Plan.

     All of the contributed shares, together with an additional approximately
16.9 million shares of Class E Common Stock held by the Hourly Plan Special Trust, are subject to the restrictions on transfer in and other terms of a Registration Rights Agreement dated March 12, 1995 between General Motors and the Hourly Plan Trustee (including the exhibits thereto, the "Registration Rights Agreement"). Under the Registration Rights Agreement, the Hourly Plan Special Trust may only transfer shares of Class E Common Stock in certain types of transactions and under certain circumstances, including "demand transfers" (which are defined under the Registration Rights Agreement to include public offerings and negotiated transactions, whether registered or not) and certain transfers to employee benefit plans maintained by GM and its subsidiaries. The Hourly Plan Special Trust is currently permitted two registered demand transfers in any twelve-month period and an unlimited number of unregistered, negotiated transfers. Upon consummation, the sale of the shares offered hereby will constitute one of the two registered demand transfers by the Hourly Plan Special Trust currently allowed in any twelve-month period under the Registration Rights Agreement.

     The Salaried Plan Special Trust owns approximately 9.1 million shares of Class E Common Stock which are subject to the terms of an Exchange and Registration Agreement, dated November 4, 1992 (the "Exchange Agreement") among General Motors, the Hourly Plan Special Trust and the Salaried Plan Special Trust. The Exchange Agreement was terminated with respect to the Hourly Plan Special Trust pursuant to the Registration Rights Agreement. Under the Exchange Agreement, the Salaried Plan Special Trust continues to have certain rights to register the shares of Class E Common Stock held by it. In order to coordinate the respective registration rights of the Hourly Plan Special Trust and the Salaried Plan Special Trust, an Agreement dated March 12, 1995 (the "Salaried Plan Agreement") was entered into among General Motors, the Hourly Plan Trustee and the Salaried Plan Trustee. Pursuant to the Salaried Plan Agreement, the Salaried Plan Special Trust has a right to include up to 3.0 million of the shares of Class E Common Stock owned by it as of the date of such Agreement in any public offering initiated by the Hourly Plan Special Trust under the Registration Rights Agreement. The Salaried Plan Special Trust has elected to exercise such right with respect to 2.0 million shares of Class E Common Stock in connection with the Offerings.

     The Selling Stockholders have agreed not to offer, sell or otherwise dispose of any shares of Class E Common Stock or any securities convertible into or exchangeable or exercisable for Class E Common Stock (other than transfers to or for the benefit of employee benefit plans of GM or any of its affiliates, including EDS) from the date of this Prospectus, in the case of the Hourly Plan Special Trust, until December 31, 1995 and, in the case of the Salaried Plan Special Trust, until 90 days after the date of this Prospectus, in each case, without the prior written consent of Merrill Lynch & Co. and Goldman, Sachs & Co. on behalf of the Representatives (as defined below). See "Underwriting."

                              SELLING STOCKHOLDERS

     The Hourly Plan Special Trust is the owner of 35.0 million of the shares of Class E Common Stock offered hereby and all of the shares subject to the Underwriters' over-allotment option. The Salaried Plan Special Trust is the owner of 2.0 million of the shares of Class E Common Stock offered hereby. The Finance

Committee of the General Motors Board of Directors is the named fiduciary of the Hourly Plan and the Salaried Plan pursuant to the provisions of ERISA, and a portion of the assets of the Hourly Plan and the Salaried Plan (not including the shares of Class E Common Stock owned by the Hourly Plan Special Trust and the Salaried Plan Special Trust) is subject to management by or under the supervision of General Motors Investment Management Corporation, a wholly owned subsidiary of General Motors.

     Prior to the contribution of the 173,163,187 shares of Class E Common Stock to the Hourly Plan Special Trust as described above, the Hourly Plan Trustee was appointed to have ongoing responsibility, as a fiduciary within the meaning of ERISA, to manage the shares of Class E Common Stock owned by the Hourly Plan Special Trust. The Hourly Plan Trustee has retained Wasserstein Perella & Co., Inc. (the "Financial Advisor") to serve as its investment advisor regarding the management and disposition of such shares of Class E Common Stock.

     The Hourly Plan Trustee and the Salaried Plan Trustee have responsibility to manage prudently the shares of Class E Common Stock held by the Hourly Plan Special Trust and the Salaried Plan Special Trust, respectively, in a manner consistent with maximizing the value of the applicable Special Trust's respective investment in Class E Common Stock and in accordance with each Trustee's determination of the extent to which the applicable Special Trust may prudently continue to hold such shares consistent with the diversification and related fiduciary requirements of ERISA. In accordance with the foregoing and, in the case of the Hourly Plan Special Trust, in a manner consistent with the limitations and terms of the Registration Rights Agreement, each Trustee has the authority and discretion to cause the Special Trust of which it is trustee to hold such shares or sell all or any portion thereof from time to time as it may deem appropriate, and to direct the voting of and the exercise of all other rights relating to such shares. The Hourly Plan Trustee and the Salaried Plan Trustee intend to manage the disposition of such shares in a manner consistent with maintaining an orderly market for the Class E Common Stock. The Department of Labor exemption obtained at the time of the contribution of the shares of Class E Common Stock to the Hourly Plan Special Trust as described above does not impose any time constraints on the Hourly Plan Special Trust for any dispositions of such shares. The compensation of the Hourly Plan Trustee and the Financial Advisor is not contingent in any way on the sale or continued holding of shares of Class E Common Stock by the Hourly Plan Special Trust.

     As of March 31, 1995, the Hourly Plan Special Trust had beneficial ownership of approximately 190.1 million shares of Class E Common Stock (which does not include approximately 309,000 shares of Class E Common Stock and approximately 278,000 shares of Class E Common Stock issuable upon conversion of shares of General Motors Series C Convertible Preference Stock held for the benefit of the Hourly Plan by investment managers other than the Hourly Plan Trustee), representing approximately 43% of the Class E Common Stock outstanding, and the Salaried Plan Special Trust had beneficial ownership of approximately 9.1 million shares of Class E Common Stock (which does not include approximately 240,000 shares of Class E Common Stock and approximately 200,000 shares of Class E Common Stock issuable upon conversion of shares of General Motors Series C Convertible Preference Stock held for the benefit of the Salaried Plan by investment managers other than the Salaried Plan Trustee), representing approximately 2% of the Class E Common Stock outstanding (in each case, based on the number of shares of Class E Common Stock outstanding as of March 31, 1995). Following the consummation of the Offerings, the Hourly Plan Special Trust will have beneficial ownership of approximately 155.1 million shares (or, if the Underwriters' over-allotment option is exercised in full, approximately 149.5 million shares) and the Salaried Plan Special Trust will have beneficial ownership of approximately 7.1 million shares, of Class E Common Stock. Such shares will represent approximately 35% (or, if the Underwriters' over-allotment option is exercised in full, 34%) and 2%, respectively, of the Class E Common Stock outstanding (in each case, based on the number of shares of Class E Common Stock outstanding as of March 31, 1995). In addition, the Hourly Plan and the Salaried Plan have beneficial ownership of other securities of General Motors from time to time.

     General Motors will not receive any of the proceeds of the sale of any of the shares of Class E Common Stock offered hereby. All of such proceeds will be for the account of the Selling Stockholders and for the benefit of employees and retirees and their beneficiaries participating in the Hourly Plan and the Salaried Plan, as appropriate.

               SELECTED FINANCIAL DATA OF GENERAL MOTORS AND EDS

     The following data have been derived from General Motors' and EDS' consolidated financial statements. Such data should be read in conjunction with the consolidated financial statements, the notes thereto and Management's Discussion and Analysis in the GM 1994 Form 10-K and the GM First Quarter 1995 Form 10-Q (which are incorporated herein by reference), including in each case the information with respect to EDS in Exhibit 99(a) thereto. With respect to EDS, see also "Management's Discussion and Analysis of Financial Condition and Results of Operations of EDS" and the consolidated financial statements of EDS included as Appendix A attached hereto. In the opinion of management, the unaudited consolidated financial statements of General Motors and EDS for the three months ended March 31, 1995 and 1994 include all adjustments (consisting only of normal recurring adjustments, except as described in the notes hereto) necessary to present fairly the financial information for such periods. Interim results are not necessarily indicative of the results which may be expected for any other interim period or for the full year. The GM financial data presenting GMAC on an equity basis are unaudited.

                                 GENERAL MOTORS
                                 (IN MILLIONS)

                                           AS OF AND FOR THE
                                          THREE MONTHS ENDED
                                               MARCH 31,                    AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                        -----------------------   --------------------------------------------------------------
                                           1995         1994       1994(A)        1993       1992(B)      1991(C)        1990
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
CONSOLIDATED GM OPERATIONS
OPERATING RESULTS
  Total net sales and revenues........  $ 43,285.0   $ 37,495.4   $154,951.2   $138,219.5   $132,242.2   $123,108.8   $124,705.1
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Costs and expenses..................    39,805.3     35,043.3    146,597.9    134,694.2    134,338.3    126,180.3    123,608.2
  Special provision for scheduled
    plant closings and other
    restructurings....................          --           --           --        950.0      1,237.0      2,820.8      3,314.0
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total costs and expenses......    39,805.3     35,043.3    146,597.9    135,644.2    135,575.3    129,001.1    126,922.2
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income (Loss) before cumulative
    effect of accounting changes......     2,154.0      1,611.8      5,658.7      2,465.8     (2,620.6)    (4,992.0)    (1,985.7)
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income (loss)...................  $  2,154.0   $    853.7   $  4,900.6   $  2,465.8   $(23,498.3)  $ (4,452.8)  $ (1,985.7)
                                        ==========   ==========   ==========   ==========   ==========   ==========   ==========
BALANCE SHEET DATA
  Cash and marketable securities......  $ 16,021.2   $ 15,466.0   $ 16,075.6   $ 17,962.7   $ 15,107.7   $ 10,192.4   $  7,821.4
  Total assets........................   205,559.6    191,727.6    198,598.7    188,200.9    190,196.0    184,074.6    180,236.5
  Notes and loans payable.............    76,300.9     70,268.9     73,730.2     70,441.2     82,592.3     94,022.1     95,633.5
  Stockholders' equity................    21,366.5      6,936.5     12,823.8      5,597.5      6,225.6     27,327.6     30,047.4
GM OPERATIONS WITH GMAC ON AN
  EQUITY BASIS
OPERATING RESULTS
  Total net sales and revenues........  $ 39,450.1   $ 34,280.7   $141,576.0   $125,252.7   $118,571.6   $109,156.9   $110,797.3
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Costs and expenses..................    36,523.6     32,147.4    134,815.3    122,812.1    121,420.0    112,719.3    110,893.3
  Special provision for scheduled
    plant closings and other
    restructurings....................          --           --           --        950.0      1,237.0      2,820.8      3,314.0
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total costs and expenses......    36,523.6     32,147.4    134,815.3    123,762.1    122,657.0    115,540.1    114,207.3
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income (Loss) before cumulative
    effect of accounting changes......     2,154.0      1,604.4      5,651.3      2,465.8     (2,903.2)    (4,660.5)    (1,985.7)
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income (loss)...................  $  2,154.0   $    853.7   $  4,900.6   $  2,465.8   $(23,498.3)  $ (4,452.8)  $ (1,985.7)
                                        ==========   ==========   ==========   ==========   ==========   ==========   ==========
BALANCE SHEET DATA
  Cash and marketable securities......  $ 10,270.5   $  9,546.6   $ 10,976.4   $ 10,485.0   $  7,960.8   $  4,419.4   $  4,606.5
  Total assets........................   130,730.3    123,976.9    126,334.9    120,980.5    121,356.2    104,797.5    102,878.8
  Long-term debt and capitalized
    leases............................     6,318.9      6,711.6      6,218.7      6,383.6      7,055.4      6,699.1      4,923.8
  Stockholders' equity................    21,366.5      6,936.5     12,823.8      5,597.5      6,225.6     27,327.6     30,047.4
  Cumulative Amount Available for
    Payment of Dividends(d)
      Class E Common Stock............  $ 10,152.3   $  3,398.6   $  3,752.1   $  3,243.8   $  2,546.4   $  1,753.0   $  1,449.0
      Class H Common Stock............     2,259.1      1,971.7      2,169.3      1,886.7      1,582.9      1,218.5      1,106.6
      $1 2/3 Par Value Common Stock...    10,494.5      5,757.7      9,013.8      4,870.0      3,487.7     23,264.1     26,801.2
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total.........................  $ 22,905.9   $ 11,128.0   $ 14,935.2   $ 10,000.5   $  7,617.0   $ 26,235.6   $ 29,356.8
                                        ==========   ==========   ==========   ==========   ==========   ==========   ==========

- -------------------------
(a) Effective January 1, 1994, GM adopted Statement of Financial Accounting Standards ("SFAS") No. 112. The effect of this change on 1994 results was an unfavorable cumulative effect on GMAC earnings of $7.4 million, an unfavorable cumulative effect on GM operations with GMAC on an equity basis of $750.7 million, and an unfavorable cumulative effect on consolidated GM operations of $758.1 million.

(b) Effective January 1, 1992, GM adopted SFAS No. 106. The effect of this change on 1992 earnings was an unfavorable cumulative effect on GMAC earnings of $282.6 million, an unfavorable cumulative effect on GM operations with GMAC on an equity basis of $20,555.1 million and an unfavorable cumulative effect on consolidated GM operations of $20,837.7 million. Additionally, effective January 1, 1992, Hughes changed its revenue recognition policy for certain commercial businesses. The effect of this change on 1992 results was an unfavorable adjustment of $40.0 million.

(c) Effective January 1, 1991, accounting procedures were changed to include in inventory general purpose spare parts previously charged directly to expense. The effect of this change on 1991 earnings was a favorable adjustment of $306.5 million. GM adopted SFAS No. 109, effective January 1, 1991. The effect of this change on 1991 results was a favorable cumulative effect on GMAC earnings of $331.5 million, an unfavorable cumulative effect on GM operations with GMAC on an equity basis of $98.8 million and a favorable cumulative effect on consolidated GM operations of $232.7 million.

(d) Amount of funds legally available as of such date for the payment of dividends on each class of GM common stock under the General Motors Certificate of Incorporation. See "Description of Capital Stock -- Common Stock -- Dividends."

     On April 25, 1995, General Motors commenced a tender offer to purchase for cash any and all of its (i) 44,300,000 outstanding depositary shares, each representing one-fourth of a share of its Series B 9 1/8% Preference Stock, at a purchase price of $27.50 per depositary share, (ii) 15,700,000 outstanding depositary shares, each representing one-fourth of a share of its Series D 7.92% Preference Stock, at a purchase price of $26.375 per depositary share, and (iii) 23,000,000 outstanding depositary shares, each representing one-fourth of a share of its Series G 9.12% Preference Stock, at a purchase price of $28.25 per depositary share. No offer has been made for General Motors' fourth series of Preference Stock, the Series C Convertible Preference Stock, shares of which are convertible into the Class E Common Stock. See "Description of Capital Stock."

                                      EDS
                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                              AS OF AND FOR THE
                                              THREE MONTHS ENDED
                                                  MARCH 31,                 AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                             --------------------    ---------------------------------------------------------
                                               1995        1994        1994         1993        1992        1991        1990
                                             --------    --------    ---------    --------    --------    --------    --------
OPERATING RESULTS
Revenues
  Systems and other contracts
      GM and affiliates..................... $  898.0    $  841.7    $ 3,547.2    $3,323.7    $3,348.5    $3,362.2    $3,234.2
      Outside customers.....................  1,878.3     1,375.5      6,412.9     5,183.6     4,806.7     3,666.3     2,787.5
  Interest and other income.................      8.7        22.1         92.3        54.5        63.7        70.5        87.1
                                             --------    --------    ---------    --------    --------    --------    --------
      Total revenues........................  2,785.0     2,239.3     10,052.4     8,561.8     8,218.9     7,099.0     6,108.8
Costs and expenses
  Cost of revenues..........................  2,176.1     1,710.6      7,529.4     6,390.6     6,205.8     5,415.1     4,639.0
  Selling, general, and administrative......    281.0       250.8      1,187.1     1,005.4       969.3       761.9       663.0
  Interest expense..........................     20.4         9.6         51.7        34.5        43.0        28.3        18.1
                                             --------    --------    ---------    --------    --------    --------    --------
      Total costs and expenses..............  2,477.5     1,971.0      8,768.2     7,430.5     7,218.1     6,205.3     5,320.1
                                             --------    --------    ---------    --------    --------    --------    --------
Income before income taxes..................    307.5       268.3      1,284.2     1,131.3     1,000.8       893.7       788.7
Provision for income taxes..................    110.7        96.6        462.3       407.3       365.3       330.7       291.8
Cumulative effect of accounting change(a)...       --          --           --          --          --       (15.5)         --
                                             --------    --------    ---------    --------    --------    --------    --------
Separate Consolidated Net Income............ $  196.8    $  171.7    $   821.9    $  724.0    $  635.5    $  547.5    $  496.9
                                             ========    ========    =========    ========    ========    ========    ========
Average number of shares of Class E Common
  Stock outstanding (Numerator).............    300.0       257.9        260.3       243.0       209.1       195.3       187.1
Class E Dividend Base (Denominator).........    482.4       481.2        481.7       480.6       479.3       478.1       478.6
Available Separate Consolidated Net
  Income.................................... $  122.4    $   92.1    $   444.4    $  367.2    $  278.4    $  223.6    $  194.4
Earnings attributable to Class E Common
  Stock on a per share basis................     0.42        0.36         1.71        1.51        1.33        1.14        1.04
Dividends per share of Class E Common
  Stock.....................................     0.13        0.12         0.48        0.40        0.36        0.32        0.28
BALANCE SHEET DATA
Cash and marketable securities.............. $  641.0    $  753.9    $   757.8    $  607.5    $  587.9    $  415.8    $  715.4
Current assets..............................  3,465.5     2,665.1      3,354.1     2,506.8     2,157.0     1,945.6     1,716.4
Property and equipment, net.................  2,881.2     2,153.5      2,756.6     2,114.7     1,720.7     1,551.6     1,197.1
Total assets(b).............................  9,158.0     7,289.6      8,786.5     6,942.1     6,123.5     5,703.2     4,565.3
Current liabilities.........................  2,832.2     2,138.3      2,873.2     2,160.4     1,903.1     2,396.7     1,653.9
Long-term debt..............................  1,198.4       710.4      1,021.0       522.8       561.1       281.9       285.1
Stockholder's equity(b)(c)..................  4,414.5     3,761.9      4,232.5     3,617.4     3,063.4     2,610.3     2,181.8

OTHER DATA
Depreciation and amortization............... $  231.0    $  156.9    $   741.3    $  607.9    $  603.2    $  524.4    $  495.7
Expenditures for property and equipment.....    263.8       156.3      1,120.9       799.4       639.0       673.2       514.8

- -------------------------
(a) Effective January 1, 1991, the Company adopted SFAS No. 109. The cumulative effect of this accounting change at January 1, 1991, was a charge of $15.5 million or $0.03 per share of Class E Common Stock. First quarter 1991 earnings were restated for the effect of the accounting change.
(b) Holders of Class E Common Stock have no direct rights in the equity or assets of EDS, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of EDS).
(c) General Motors' equity in its indirectly wholly owned subsidiary, EDS.

     The portion of EDS' earnings that is included in the amount available for the payment of dividends on Class E Common Stock (which amount is also used to calculate earnings per share of Class E Common Stock) is determined by a fraction, the numerator of which is a number equal to the weighted average number of shares of Class E Common Stock outstanding and the denominator of which was 482.4 million for the first quarter of 1995; provided, that such fraction shall never be greater than one. The amount so allocated is referred to in the General Motors Certificate of Incorporation as the "Available Separate Consolidated Net Income" of EDS. For purposes of determining the approximate earnings per share attributable to Class E Common Stock for financial reporting purposes, an investor may divide the quarterly EDS earnings allocated to Class E Common Stock (the "Available Separate Consolidated Net Income of EDS") by the weighted average number of shares of Class E Common Stock outstanding during such quarter, which is the numerator of the fraction described above. Approximately the same mathematical result may be obtained by dividing the quarterly EDS earnings used for computation of Available Separate Consolidated Net Income (i.e., net income) by the denominator of the fraction described above. The denominator is sometimes referred to herein as the "Class E Dividend Base." See "Class E Common Stock."

     The foregoing financial data for EDS should be read in conjunction with the consolidated financial statements (including the notes thereto) of EDS included as Appendix A attached hereto.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EDS

RESULTS OF OPERATIONS

  THREE MONTHS ENDED MARCH 31, 1995 AND 1994

     EDS signed new contracts with a total contract value of $2.6 billion during the quarter ended March 31, 1995, compared to $2.2 billion during the same period of 1994.

     Total revenues rose $545.7 million over the comparable quarter in the prior year to $2,785.0 million for the quarter ended March 31, 1995. Systems and other contracts revenues for the quarter ended March 31, 1995 included $898.0 million of revenues related to GM contracts.

     The growth of base business (non-GM) revenues during the first quarter of 1995, when compared to the corresponding period in 1994, was 36.6%. This growth results from several new contracts and improved performance of existing contracts.

     GM revenues increased 6.7% during the quarter ended March 31, 1995, when compared with the same period in 1994. The percentage of EDS' total revenues attributable to General Motors and its subsidiaries has decreased significantly since 1985. While it is anticipated that GM will continue to contribute a significant portion of total systems and other contracts revenues, the percentage of revenues from GM and its subsidiaries is expected to continue to decline as non-GM revenues continue to increase. In the first quarter of 1995, 32% of total revenues came from GM and its subsidiaries, compared with 38% for the first quarter of 1994.

     Cost of revenues as a percentage of systems and other contracts revenues was 78% for the first quarter of 1995, compared with 77% for the first quarter of 1994. Selling, general, and administrative expenses as a percentage of systems and other contracts revenues were 10% for the first quarter of 1995, compared with 11% for the first quarter of 1994.

     For the quarter ended March 31, 1995, EDS' separate consolidated net income increased 14.6% to $196.8 million, when compared to net income of $171.7 million for the same period in 1994. Earnings per share of Class E Common Stock increased from $0.36 to $0.42, or 16.7%, for the first quarter of 1995 when compared to the first quarter of 1994. EDS' effective tax rate remained at 36% for the quarter.

  THREE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

     General. EDS achieved record earnings in 1994, signing the largest base business global outsourcing contract in its history and achieving more than $10 billion in total revenues. The total value of contracts sold during the year also surpassed EDS' previous record year, 1993, continuing the trend of global business expansion.

     Total Revenues. 1994 was the first year in which more than a quarter of total systems and other contracts revenues were generated outside the United States. The total revenues of $10,052.4 million represented an increase of 17% over total revenues in 1993. The comparable amounts for 1993 and 1992 were 4% and 16%, respectively. The base (non-GM) portion of 1994 revenues grew 24% over 1993, to $6,505.2 million, while GM revenues grew 7% over the same period, to $3,547.2 million. The growth in base business compares with 8% in 1993 and 30% in 1992. GM revenues were relatively stable in 1993 and 1992.

     Total U.S. base systems and other contracts revenues for 1994 increased 15%, or $606.7 million over 1993, to $4,611.2 million. This compares with U.S. growth of 8% in 1993 and 23% in 1992. Base systems and other contracts revenues from outside the United States were $1,801.7 million, or 28% of base systems and other contracts revenues in 1994, compared with $1,179.1 million, or 23% in 1993. The increase in non-U.S. base revenues of $622.6 million was largely attributable to growth in European business. European base revenues increased $396.5 million, or 43%, in 1994 to $1,308.1 million, compared with $911.6 million in 1993 and $828.3 million in 1992. This increase was related to business in the United Kingdom and Germany. Other non-U.S. base revenues were up 85% over 1993, to $493.6 million, compared with $267.5 million in 1993 and $284.8 million in 1992. This growth was primarily due to business in Japan and New Zealand.

     Systems and Other Contracts Revenues. Systems and other contracts revenues for the year ended December 31, 1994, included $3,547.2 million of revenues related to GM contracts, compared with $3,323.7 million and $3,348.5 million in 1993 and 1992, respectively. It is anticipated that GM will continue to contribute a significant portion of systems and other contracts revenues. However, as base revenues have continued to increase, the percentage of revenues coming from GM and its subsidiaries continues to decline. In 1994, 35% of revenues came from GM and its subsidiaries; in 1993, GM revenues were 39% of the total, and in 1992 it was 41%. EDS expects this trend to continue as base revenues grow.

     Interest and Other Income. Interest and other income increased to $92.3 million in 1994, compared with $54.5 million in 1993 and $63.7 million in 1992. The increase in 1994 occurred as EDS realized higher earnings and gains created by a strong market for certain investments.

     Cost of Revenues. Cost of revenues as a percentage of systems and other contracts revenues was 76% in 1994, compared with 75% and 76% in 1993 and 1992, respectively.

     Selling, General, and Administrative Expenses. Selling, general, and administrative expenses remained constant at 12% of systems and other contracts revenues in 1994, 1993 and 1992.

     Interest Expense. Interest expense of $51.7 million increased 50% from 1993 due to an overall increase in the average outstanding borrowings and an increase in the average cost of borrowing. Interest expense of $34.5 million in 1993 represented a decrease of $8.5 million from 1992 due to an overall decline in the average outstanding borrowings and a decline in the average cost of borrowing.

     Pretax Margin. EDS achieved strong revenues growth of 17% in 1994 and a pretax margin of 12.8%. The 1993 pretax margin was 13.2% coupled with 4% revenues growth in that year. The 1992 pretax margin was 12.2%.

     Income Taxes. The effective income tax rate was 36.0% in 1994 and 1993, down from 36.5% in 1992.

     Net Income. EDS' separate consolidated net income increased 14% to $821.9 million in 1994, compared with $724.0 million in 1993 and $635.5 million in 1992. Return on stockholder's equity (General Motors' equity in its indirectly wholly owned subsidiary, EDS) was 21% in 1994, compared with 22% in 1993 and 1992. Return on assets remained constant at 11% for 1994, 1993 and 1992.

LIQUIDITY AND CAPITAL RESOURCES

     EDS' liquidity and capital structure changed during 1994 to reflect the steady growth in significant customer relationships established in recent years. Working capital increased from $346.4 million at December 31, 1993 to $480.9 million at December 31, 1994. Working capital was $633.3 million at March 31, 1995. The increase in 1995 was primarily related to increases in accounts receivable and prepaid and other assets, as well as decreases in accounts payable and accrued liabilities.

     The current ratio remained relatively constant at 1.2-to-1 at March 31, 1995, December 31, 1994, and December 31, 1993. The ratio of noncurrent debt-to-capital was 21% at March 31, 1995, 19% at December 31, 1994 and 13% at December 31, 1993, indicating EDS currently meets most of its capital needs internally. EDS' capital at March 31, 1995 consisted of $1,198.4 million in noncurrent notes payable and $4,414.5 million in stockholder's equity (General Motors' equity in its indirectly wholly owned subsidiary, EDS). Total debt was $1,456.6 million at March 31, 1995, which consisted entirely of notes payable. This compares with total debt of $1,224.4 million at December 31, 1994 and $695.5 million at December 31, 1993. The long-term debt in 1994 and 1993 also consisted entirely of notes payable. Debt, which consists largely of commercial paper, has increased primarily to manage working capital needs and due to the financing of non-U.S. acquisitions and the purchase of assets to support significant long-term contracts. At March 31, 1995, EDS had unused, uncommitted short-term lines of credit totaling $495.8 million and unused committed lines of credit of $1,800.0 million. The total debt-to-capital ratio (which includes current debt as a component of capital) was 24.8% at March 31, 1995, compared with 22.4% at December 31, 1994 and 16.1% at December 31, 1993.

     On April 4, 1995, Standard & Poor's Corporation ("S&P") raised its commercial paper rating of EDS to A-1 from A-2, second highest within the four investment grade ratings available from S&P for commercial paper, indicating a strong degree of safety regarding timely payments, and removed the rating from CreditWatch, where it was placed on February 6, 1995. A security rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

     EDS continues to maintain a strong cash position, holding cash and cash equivalents of $521.7 million at March 31, 1995. Cash flows from operations for the three months ended March 31, 1995, were $93.1 million, down $275.2 million from the same period for 1994 due primarily to changes in working capital items. For the year ended December 31, 1994, cash flows from operations were $1,490.8 million, up $95.8 million from 1993. Net cash used in investing activities was $373.9 million for the first quarter of 1995 compared to $291.9 million for the first quarter of 1994. Additionally, net cash used in investing activities was $1,485.6 million for the year ended December 31, 1994, compared with $1,049.7 million for 1993. These increases were primarily due to purchases of property and equipment, as well as increased participation in business combinations and other investments to support business growth. EDS made cash payments in connection with 1994 acquisitions of $186.6 million, acquiring assets with a fair value of $427.8 million, issuing debt of $94.9 million and assuming liabilities of $146.3 million. EDS made net additions to software and certain other intangibles of $96.7 million in 1994 and net additions to land held for development of $3 million. Net cash provided by financing activities was $191.2 million for the first quarter of 1995 compared to $97.4 million for the first quarter of 1994, an increase of $93.8 million due to the issuance of notes payable. For the year ended December 31, 1994, net cash provided by financing activities was $194.1 million compared with cash used in financing activities of $370.2 million in 1993.

     EDS paid cash dividends to GM totaling $62.6 million in the first quarter of 1995 and $231.1 million during the year ended December 31, 1994.

     EDS' capital expenditures for the calendar year 1995 are currently projected at approximately $1.2 billion to $1.5 billion. EDS intends to finance these investments through a combination of internally generated funds and outside sources.

     The competitive environment and changing market forces are increasing the capital intensity of EDS' business. Increasing amounts of capital will be required by EDS in order to make investments in acquisitions, joint ventures and strategic alliances in other parts of the information industry and in new product development. See "Business of EDS -- Competition." In addition, information technology customer contracts frequently now require front-end investments in computers and telecommunications equipment, software, and other property, plant and equipment. For these reasons, EDS' ability to continue to access the capital markets on an efficient basis will become increasingly important to EDS' ability to compete effectively.

PRIVATE PLACEMENT OF NOTES

     EDS expects to issue in the second quarter of 1995 up to $200,000,000 of its five-year notes and $300,000,000 of its ten-year notes in a private placement to investment banks for resale only to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The proceeds of such offering are expected to be used for general corporate purposes, including repayment of outstanding commercial paper borrowings and funding of acquisitions. Such notes have not been and will not be registered under the Securities Act or any other applicable securities laws and may not be offered, sold or otherwise transferred unless registered pursuant to, or exempt from registration under, the Securities Act and other applicable securities laws.

                                BUSINESS OF EDS

SERVICES

     EDS is a world leader in applying information technology, with over 30 years of experience in using advanced computer and communications technologies to meet the business needs of its clients. EDS offers its clients a continuum of services worldwide, including the management of computers, networks, information systems, information processing facilities, business operations and related personnel, providing to its clients advantages in cost-effectiveness, speed of implementation and state-of-the-art technology. In delivering this continuum of services, EDS generally performs one or more of five basic functions:

     - Management Consulting Services. EDS Management Consulting Services ("MCS") delivers business, industry and technology advisory and information services, including business process reengineering, strategic planning, change management, resource management and technology strategy and planning.

     - Creation of IT Systems -- Systems Development. EDS designs, develops and implements information systems or adds features that may increase the capabilities of existing systems.

     - Assembly of IT Platforms -- Systems Integration. EDS selects technologies and assembles integrated systems that may include software, hardware, telecommunications and systems support and maintenance.

     - Management of IT Operations -- Systems Management. EDS assumes and manages the operation of part or all of a client's IT operations, which may include equipment, personnel, information processing systems and communications networks.

     - Management of Business Operations -- Process Management. EDS manages an entire business function within the client's enterprise, which may include IT operations as well as other activities such as remittance processing, marketing, sales, customer service and training.

     EDS is able to leverage its extensive technical infrastructure and other numerous resources to offer IT services at clients' sites or through one of its 13 information processing centers worldwide. EDS' digital telecommunications network, EDSNET(R), is capable of worldwide transmission of clients' voice, digital and video data using the integrated fiber optic, microwave and satellite facilities of what EDS believes is one of the world's largest digital telecommunications networks, excluding government networks and common carriers. EDS constantly examines and tests computer hardware and software offered by suppliers worldwide as part of its efforts to assess and use in its operations, and offer to EDS' clients, the technological changes that continuously occur within the computer industry, including developments in distributed computing and client/server architecture. EDS has developed computer-aided software engineering ("CASE") tools to assist in generating new software to keep pace with rapidly evolving strategies involving hardware technologies and information processing theories and facilitate the rapid deployment of its products and services to the market.

BUSINESS AREAS

     EDS conducts its sales, marketing and service activities on a global basis through business units that focus either geographically or vertically along the lines of specified industries. By combining the skills of an industry-focused business unit with a geographic business unit, EDS is able to respond to a client's requirements with people who are knowledgeable about a specific industry and the client's business.

     Additionally, certain services provided by EDS to all clients are concentrated in specific service units. These service units, called Centers of Service, provide electronic transfer, microcomputer technology, computer assisted design, manufacturing and engineering ("CAD," "CAM" and "CAE") and other services to EDS' clients in coordination with the business units having primary responsibility for a particular client.

     The industry areas to which EDS provides IT services can be broadly categorized as follows:

     - Manufacturing -- EDS assists numerous manufacturing companies in their worldwide operations and in their implementations of global competitive strategies, providing them with advanced capabilities in information processing, information management and telecommunications. EDS offers manufacturing clients expertise in electronic data interchange, engineering information systems, integrated document processing, inventory control, materials handling, process control, synchronous manufacturing, artificial intelligence techniques and capabilities in CAD, CAM and CAE on an integrated basis.

     - Government -- EDS performs IT services for national, state and local governments in the U.S. and around the world. At the national level, EDS targets its services at both civil and defense organizations with complex, large scale information needs. Within state and local governments, key markets of EDS include health care, human services, transportation, public safety and administration and finance. EDS' core competency for managing complexity and its proven ability to leverage process performance improvement techniques and technologies from the private sector into the public sector has allowed EDS to expand its government presence worldwide.

     - Financial Services -- EDS offers a full range of IT services to the global financial services industry. The industry's expansion of products and services has led to an unprecedented dependence on IT and its integration with a financial institution's business processes and strategy. Through strategic alliances and acquisitions, EDS has positioned itself to support a wide range of industry segments, including commercial banks, consumer finance companies, investment banks, regional and community banks, credit unions, brokerage and securities firms, thrifts and mortgage lenders. EDS' services are augmented by a full range of industry-specific products and services, including data processing, automated teller machines ("ATMs"), debit and credit card services, voice and teller automation, item and remittance processing, cross-border funds transfer and currency exchange, consumer asset management, customer service technology, remote/home banking, and business-process improvement.

     - Communications -- EDS offers a full spectrum of IT services to the global communications market in addition to industry-specific technology platforms tailored to the information needs of each industry segment. These services include clearinghouse, roaming and billing services and systems for the wireless industry, information management and billing systems for the cable television industry, and operational support systems and billing systems for the telecommunications industry. EDS also offers multimedia-based services designed to satisfy the predicted demand of emerging full service network operators within the interactive multimedia segment.

     - Insurance -- EDS offers IT services to companies in the insurance industry, providing the management of information required in this highly regulated industry in a rapidly-changing, record-intensive environment. EDS' services go beyond traditional outsourcing and include solution sets to improve specific business areas, including sales and marketing, customer service and claims management.

     - Travel and Transportation -- EDS' travel and transportation group offers IT services to customers worldwide in the air transportation, freight, computer reservation system, vehicle rental, travel agency, cruise line and hospitality industries. EDS' IT services to these industries are designed to meet customer requirements for reducing operating costs, improving quality and increasing responsiveness to rapidly changing market conditions.

     - Energy -- EDS provides IT services on a global basis to companies in the petroleum, natural gas, chemical, pharmaceutical, mining and utility industries. EDS' services in the energy industry are intended to improve inventory control, reduce time to market, lower product cost, improve rate case approval, improve capacity planning and increase efficiency in regulatory and environmental compliance.

     In certain of these markets, EDS provides services, such as ATM and travel related services, directly to individual consumers.

     From time to time EDS has made acquisitions and entered into strategic alliances in an effort to obtain a competitive advantage or a new or expanded presence in targeted geographic or service markets. EDS believes that a convergence of information industries, including computing, communications and media/entertainment, is occurring and will continue. As a result, acquisitions, joint ventures and strategic alliances are expected to be increasingly important to EDS' ability to compete effectively. See "Competition."

REVENUES

     EDS receives fees for all aspects of its continuum of services. The fees are generally paid pursuant to predetermined rates set forth in contracts. Contracts with respect to non-General Motors business generally have terms of one to 10 years. A substantial majority of the services EDS provides for General Motors are covered by fixed-price, multi-year agreements. See "Services for General Motors."

     EDS' total revenues grew from $3.4 billion in 1985 (the first full year following General Motors' acquisition of EDS) to $10.05 billion in 1994. Although revenues attributable to General Motors have increased from 1985 to 1994, as a percentage of total revenues (including interest and other income), revenues attributable to General Motors have decreased from approximately 70% in 1985 to approximately 35% in 1994 as a result of the rapid revenue growth of EDS' base (non-General Motors) business. As a percentage of total revenues (including interest and other income), revenues attributable to EDS' base (non-General Motors) business have increased from approximately 30% in 1985 to approximately 65% in 1994.

     The following table sets forth the percentage of operating revenues for the year ended December 31, 1994 derived by EDS from the identified principal industry areas. Operating revenues equal total revenues less interest and other income.

                                                                      PERCENTAGE OF
                                                                   OPERATING REVENUES
                                                                   FOR THE FISCAL YEAR
                             INDUSTRY AREA                       ENDED DECEMBER 31, 1994
          ----------------------------------------------------   -----------------------
          Manufacturing.......................................              47%
          Government..........................................              15
          Financial Services..................................              13
          Communications......................................               7
          Insurance...........................................               5
          Travel and Transportation...........................               4
          Energy..............................................               4
          Other...............................................               5
                                                                           ---
            Total.............................................             100%
                                                                           ===

     Other than General Motors, no one client accounted for more than 5% of EDS' total revenues for 1994.

SERVICES FOR GENERAL MOTORS

     Approximately 35% of EDS' total revenues in 1994 was attributable to General Motors and its subsidiaries. EDS is responsible for substantially all of the worldwide data processing and telecommunications activities of General Motors and its subsidiaries, including integrated information systems for payroll, health and benefits, office automation, communications and plant automation functions. General Motors and EDS have entered into a master agreement providing a framework for the negotiation of service agreements, development agreements and other agreements between their respective organizations. Within this framework, General Motors, with certain exceptions, has committed to purchase substantially all of its data processing and telecommunications requirements through EDS. Contracts with respect to General Motors business may be terminated by either party in the event of a sale by General Motors of all or substantially all of the assets or stock of EDS, other than to an affiliate of General Motors. See "General Motors and EDS -- Relationship Between General Motors and EDS."

     The pricing policy between EDS and General Motors contemplates three alternative pricing methods. Under the first alternative, General Motors and EDS operating units negotiate and utilize fixed-price contracts where the scope of the work can be precisely defined. A substantial majority of the services that EDS provides for General Motors are covered by multi-year agreements of this type. The second alternative permits General Motors operating units to use a cost-plus method of pricing for EDS' services. Under the third alternative, commercially available products and services are provided to General Motors at uniform, competitive rates.

COMPETITION

     EDS experiences competition in the IT industry and in the broader information industry, which includes the computing, communications and media/entertainment industries. Today, EDS' principal competitors in the IT services industry include IBM, Andersen Consulting, Computer Sciences Corporation and AT&T.

     EDS has historically faced competition principally from other companies providing information technology systems and service, as well as from current or potential customers that choose to develop, utilize for themselves and offer to others their own business information systems or services. As the markets for IT services have grown and as the services demanded by customers have expanded and increased in complexity, EDS' competitors have expanded from niche-oriented, geographically-focused companies to include broader-based, global competitors.

     EDS believes that a long-term trend of convergence is occurring in the computing, communications and media/entertainment sectors of the information industry. As this trend continues, companies historically involved in the communications and media/entertainment sectors of the information industry, as well as companies principally involved in other portions of the IT industry, will increasingly seek to compete in the businesses in which EDS has traditionally operated. For example, AT&T now offers services that combine computing with communications. Similarly, EDS' strategy includes continuing to leverage its expertise into other parts of the information industry.

     The ability of EDS to remain competitive will depend in part upon its continued ability to finance and acquire the resources necessary to offer broad-based services and products on an efficient basis.

                 CLASS E COMMON STOCK PRICE RANGE AND DIVIDENDS

     The table below shows the range of reported per share sale prices on the New York Stock Exchange Composite Tape for the Class E Common Stock for the periods indicated, and the dividends paid per share on the Class E Common Stock in such periods. A recent per share closing sale price, as reported on the New York Stock Exchange, is set forth on the cover page of this Prospectus.

        CALENDAR YEAR                                     HIGH        LOW      DIVIDENDS PAID
        -------------                                    ------      ------    --------------
        1993
          First Quarter...............................   $35.88      $27.63        $ 0.10
          Second Quarter..............................    33.38       28.25          0.10
          Third Quarter...............................    32.50       26.00          0.10
          Fourth Quarter..............................    31.13       26.50          0.10

        1994
          First Quarter...............................   $36.88      $27.50        $ 0.12
          Second Quarter..............................    38.00       32.88          0.12
          Third Quarter...............................    38.50       33.00          0.12
          Fourth Quarter..............................    39.50       34.75          0.12

        1995
          First Quarter...............................   $41.38      $36.88        $ 0.13
          Second Quarter (through May 7, 1995)........    43.88       38.38            --

                              CLASS E COMMON STOCK

INTRODUCTION

     Class E Common Stock is one of three classes of General Motors common stock. See "Description of Capital Stock -- Common Stock." Holders of Class E Common Stock have no direct rights in the equity or assets of EDS, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of EDS). Class E Common Stock is designed to provide holders with financial returns based on the performance of EDS. The intent of this design objective is achieved through (i) allocations under the General Motors Certificate of Incorporation of the earnings of EDS between amounts available for the payment of dividends on Class E Common Stock and amounts available for the payment of dividends on General Motors' $1 2/3 Par Value Common Stock and
(ii) the announced current dividend practices and policies of the General Motors Board of Directors, all as more fully described herein. General Motors, not EDS, is the issuer of Class E Common Stock. The General Motors Board of Directors is, of course, free to change dividend practices and policies with respect to Class E Common Stock, or any other class of General Motors common stock, at any time. See "Description of Capital Stock -- Common Stock -- Dividends."

DIVIDEND POLICY

     Subject to the rights of the holders of General Motors Preferred Stock (if any) and General Motors Preference Stock, under the General Motors Certificate of Incorporation, dividends on Class E Common Stock may be declared and paid out of the assets of General Motors only to the extent of the sum of (i) the paid in surplus of General Motors attributable to the Class E Common Stock plus (ii) an allocated portion of the earnings, determined as described herein, of EDS earned after General Motors' acquisition of EDS. The portion of EDS' earnings that is included in the amount available for the payment of dividends on Class E Common Stock (which amount is also used to calculate earnings per share of Class E Common Stock) is determined by a fraction, the numerator of which is a number equal to the weighted average number of shares of Class E Common Stock outstanding and the denominator of which was 482.4 million for the first quarter of 1995; provided, that such fraction shall never be greater than one. The amount so allocated is referred to in the General Motors Certificate of Incorporation as the "Available Separate Consolidated Net Income" of EDS.

     For purposes of determining the approximate earnings per share attributable to Class E Common Stock for financial reporting purposes, an investor may divide the quarterly EDS earnings allocated to Class E Common Stock (the "Available Separate Consolidated Net Income of EDS") by the weighted average number of shares of Class E Common Stock outstanding during such quarter, which is the numerator of the fraction described above. Approximately the same mathematical result may be obtained by dividing the quarterly EDS earnings used for computation of Available Separate Consolidated Net Income (i.e., net income) by the denominator of the fraction described above. The denominator is sometimes referred to herein as the "Class E Dividend Base."

     Issuance of the shares of Class E Common Stock contributed to the Hourly Plan as described above increased the number of outstanding shares of Class E Common Stock by the number of shares so contributed, and thus increased the numerator of the fraction used in determining the Available Separate Consolidated Net Income of EDS. For the first quarter of 1995, the numerator of such fraction was 300.0 million, which is a weighted average giving effect to the contribution of 173,163,187 shares of Class E Common Stock to the Hourly Plan on March 13, 1995. On March 31, 1995, there were 438,515,650 shares of Class E Common Stock outstanding. While increasing the numerator of the fraction used in determining the Available Separate Consolidated Net Income of EDS, the contribution of shares of Class E Common Stock to the Hourly Plan had no effect on the denominator of such fraction. Thus, the issuance of the shares of Class E Common Stock contributed to the Hourly Plan was not dilutive of the earnings per share attributable to Class E Common Stock for financial reporting purposes, but rather reduced the portion of the earnings of EDS allocated to GM's $1 2/3 Par Value Common Stock. The sale of the shares hereunder by the Selling Stockholders will not increase the number of outstanding shares of Class E Common Stock and thus will have no effect on the numerator of such fraction. Such sale will also have no effect on the Class E Dividend Base and therefore there will be no effect on the fraction described above.

     General Motors' Series C Convertible Preferred Stock is convertible into shares of Class E Common Stock. The issuance of Series C Convertible Preference Stock was not, and any conversion thereof into shares of Class E Common Stock will not be, dilutive of earnings attributable to Class E Common Stock for financial reporting purposes, as such shares affect the numerator but not the denominator of the fraction used in determining Available Separate Consolidated Net Income of EDS.

     The denominator used in determining the Available Separate Consolidated Net Income of EDS is adjusted as deemed appropriate by the GM Board of Directors to reflect subdivisions or combinations of the Class E Common Stock and to reflect certain transfers of capital to or from EDS. The Board of Directors' discretion to make such adjustments is limited by criteria set forth in the General Motors Certificate of Incorporation. In this regard, the Board of Directors has generally caused the denominator to decrease as shares of Class E Common Stock are purchased by EDS and to increase as shares of Class E Common Stock are used, at EDS expense, for EDS employee benefit plans or acquisitions. See "Description of Capital Stock -- Common Stock -- Dividends."

     Dividend policy is one of the matters reviewed by the Capital Stock Committee of the General Motors Board of Directors. See "General Motors and EDS
- -- Relationship Between General Motors and EDS" and "Considerations Relating to Multi-Class Common Stock Capital Structure." The current dividend policy of the General Motors Board of Directors is to pay quarterly dividends on Class E
Common Stock, when, as and if declared by the Board of Directors, at an annual rate equal to approximately 30% of the Available Separate Consolidated Net
Income of EDS for the prior year. Under the current dividend policy, the quarterly dividend on the Class E Common Stock for 1994 was $0.12 per share. In February 1995, the Board of Directors increased the quarterly dividend on Class
E Common Stock from $0.12 per share to $0.13 per share.

     Under Delaware law and the General Motors Certificate of Incorporation, the General Motors Board of Directors is not required to declare dividends on any class of General Motors common stock, including Class E Common Stock. If and to the extent the General Motors Board of Directors chooses to declare dividends on any or all of the classes of its common stock, neither Delaware law nor the General Motors Certificate of Incorporation requires that there be any proportionate or other fixed relationship between the amount of dividends declared with respect to such different classes of common stock. The General Motors Board of Directors reserves the right to reconsider from time to time its practices and policies regarding dividends on all classes of GM common stock and to increase or decrease the dividends paid on GM common stocks on the basis of General Motors' consolidated financial position, including liquidity, and other factors, including, with regard to Class E Common Stock, the earnings and consolidated financial position of EDS. Under the current dividend practices and policies of the General Motors Board of Directors, dividends on Class E Common Stock are not materially affected by developments involving the performance (operations, liquidity or financial condition) of General Motors (excluding
EDS). See "Description of Capital Stock -- Common Stock -- Dividends." Information concerning General Motors and its consolidated financial performance, including Management's Discussion and Analysis, may be found in the documents incorporated herein by reference, including the GM 1994 Form 10-K and the GM First Quarter 1995 Form 10-Q. There is no fixed relationship, on a per share or aggregate basis, between the cash dividends that may be paid by General Motors to holders of Class E Common Stock and cash dividends or other amounts that may be paid by EDS to General Motors. However, it has been the practice of the Board of Directors of EDS to pay quarterly cash dividends on the outstanding EDS common stock in a per share amount equal to the quarterly dividends per share paid by General Motors on Class E Common Stock. The number of shares of common stock of EDS issued and outstanding, all of which shares are owned by General Motors through a wholly owned subsidiary, is adjusted from time to time so as to remain equal to the denominator of the fraction described above. EDS makes no payments on EDS common stock with respect to dividend payments by General Motors on shares of General Motors Series C Convertible Preference Stock (which are convertible pursuant to their terms into shares of Class E Common Stock). See "General Motors and EDS -- Relationship Between General Motors and EDS."

VOTING RIGHTS

     Under the General Motors Certificate of Incorporation, holders of Class E Common Stock may cast one-eighth of a vote per share on all matters submitted to General Motors stockholders for a vote, while holders of $1 2/3 Par Value Common Stock may cast one vote per share and holders of General Motors Class H Common Stock may cast one-half of a vote per share. Holders of all three classes of common stock vote together on all matters, except that separate class votes are required for certain amendments to the General Motors Certificate of Incorporation. See "Description of Capital Stock -- Common Stock -- Voting."

LIQUIDATION RIGHTS

     In the event of the liquidation, dissolution or winding up of the business of General Motors, whether voluntary or involuntary, the General Motors Certificate of Incorporation provides that, after the holders of General Motors Preferred Stock (if any) and Preference Stock receive the full preferential amounts to which they are entitled, holders of Class E Common Stock and the other two classes of General Motors common stock will receive the assets remaining for distribution to the General Motors stockholders on a per share basis in proportion to the respective per share liquidation units of such classes and will have no direct claim against any particular assets of General Motors or any of its subsidiaries. Subject to adjustment as described below, each share of Class E Common Stock, $1 2/3 Par Value Common Stock and Class H Common Stock would currently be entitled to liquidation units of approximately one-eighth (0.125), one (1.0) and one-half (0.50), respectively. Holders of Class E Common Stock have no direct rights in the equity or assets of EDS, but rather have rights in the equity and assets of General Motors (which include 100% of the stock of EDS). See "Description of Capital Stock -- Common Stock -- Liquidation Rights."

RECAPITALIZATION

     Under the General Motors Certificate of Incorporation, all outstanding shares of Class E Common Stock may be recapitalized as shares of $1 2/3 Par Value Common Stock (i) at any time, in the sole discretion of the General Motors Board of Directors, subject to certain conditions based on the amount of dividends paid on Class E Common Stock during the five full fiscal years prior to the proposed recapitalization, or (ii) automatically, if at any time General Motors disposes of substantially all of the business of EDS. In the event of such a recapitalization, each holder of Class E Common Stock would receive shares of $1 2/3 Par Value Common Stock having a market value, as of the valuation date provided for in the General Motors Certificate of Incorporation, equal to 120% of the market value of such holder's Class E Common Stock on such valuation date. Based on the dividends paid on Class E Common Stock in 1990 through 1994, the conditions described in clause (i) above would be satisfied during 1995. See "General Motors and EDS -- Relationship Between General Motors and EDS" and "Description of Capital Stock -- Common Stock -- Recapitalization by Exchange of Stock."

SUBDIVISION OR COMBINATION

     If General Motors subdivides (by stock split or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of the $1 2/3 Par Value Common Stock or the Class E Common Stock, the voting and liquidation rights of shares of Class E Common Stock relative to $1 2/3 Par Value Common Stock will be appropriately adjusted. In the event of the issuance of shares of Class E Common Stock as a dividend on shares of $1 2/3 Par Value Common Stock, the liquidation rights of Class E Common Stock would be adjusted so that the relative aggregate liquidation rights to each stockholder would not be changed as a result of such dividend.

CONSIDERATIONS RELATING TO MULTI-CLASS COMMON STOCK CAPITAL STRUCTURE

     Class E Common Stock is one of three classes of General Motors common stock. The General Motors Certificate of Incorporation restricts the power of the General Motors Board of Directors to declare and pay dividends on any one of the three classes of common stock to certain defined amounts which are attributable to each separate class of common stock and based on the legally available retained earnings of General

Motors. For dividend purposes, this restriction serves to preserve the interest in retained earnings of holders of each class of GM common stock in relation to the interests therein of holders of the other two classes. However, this restriction does not result in a physical segregation of the assets of General Motors, Hughes or EDS, nor does it result in the establishment of separate accounts or dividend or liquidation preferences with respect to such assets for the benefit of the holders of any of the three separate classes of General Motors common stock. Holders of Class E Common Stock and Class H Common Stock have no direct rights in the equity or assets of EDS or Hughes, but rather, together with holders of $1 2/3 Par Value Common Stock, have certain liquidation rights in the equity and assets of General Motors (which includes 100% of the stock of both EDS and Hughes).

     The existence of multiple classes of common stock with separate dividend rights as provided for in the General Motors Certificate of Incorporation can give rise to potential divergences among the interests of the holders of each of the separate classes of General Motors common stock with respect to various intercompany transactions and other matters. Because General Motors is incorporated under the Delaware General Corporation Law, the laws of Delaware govern the duties of the General Motors Board of Directors with respect to such divergences. Under Delaware law, the General Motors Board of Directors owes an equal fiduciary duty to all holders of General Motors common stock and must act with due care and on an informed basis in the best interest of General Motors and all such stockholders, regardless of class. In this regard, the General Motors Board of Directors, in the discharge of its fiduciary duties, takes care, principally through its Capital Stock Committee (comprised entirely of independent directors of General Motors), to oversee the policies, programs and practices of General Motors which may impact the potentially divergent interests of the three classes of General Motors common stock.

     The By-Laws of General Motors, in defining the role of the Capital Stock Committee, provide that such Committee shall oversee those matters in which the three classes of stockholders may have divergent interests, particularly as they relate to: (a) the business and financial relationships between General Motors or any of its units with EDS, General Motors or any of its units with Hughes, and between EDS and Hughes; (b) dividends in respect of, disclosures to stockholders and the public concerning, and transactions by GM or any of its subsidiaries in, shares of Class E Common Stock or Class H Common Stock; and (c) any matters arising in connection therewith, all to the extent the Committee may deem appropriate, and to recommend such changes in such policies, programs and practices as the Committee may deem appropriate. In performing this function, the Capital Stock Committee's role is not to make decisions concerning matters referred to its attention, but rather to oversee the process by which decisions concerning such matters are made. The Committee does this with a view towards, among other things, assuring a process of fair dealing among GM, EDS and Hughes as well as fair consideration of the interests of all GM stockholders in the resolution of such matters.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of General Motors, which may be issued upon resolution of the Board of Directors, consists of 6,000,000 shares of Preferred Stock, without par value, issuable in series; 100,000,000 shares of Preference Stock, $0.10 par value, issuable in series; 2,000,000,000 shares of $1 2/3 Par Value Common Stock; 1,000,000,000 shares of Class E Common Stock, $0.10 par value; and 600,000,000 shares of Class H Common Stock, $0.10 par value. The
$1 2/3 Par Value Common Stock, the Class E Common Stock and the Class H Common Stock are referred to collectively as the "Common Stock."

     On March 31, 1995, the following shares of capital stock of General Motors were outstanding: 11,075,000 shares of Series B 9 1/8% Preference Stock ("Series B Preference Shares"), represented by 44,300,000 Depositary Shares; 3,188,050 shares of Series C Convertible Preference Stock ("Series C Preference Shares"), represented by 31,880,498 Depositary Shares; 3,925,000 shares of Series D 7.92% Preference Stock ("Series D Preference Shares"), represented by 15,700,000 Depositary Shares; 5,750,000 shares of Series G 9.12% Preference Stock ("Series G Preference Shares"), represented by 23,000,000 Depositary Shares; 747,449,538 shares of $1 2/3 Par Value Common Stock; 438,515,650 shares of Class E Common Stock; and 95,093,416 shares of Class H Common Stock. In addition, 44,881,366 shares of Class E Common Stock have been reserved for issuance upon conversion of currently outstanding Series C Preference Shares. On April 25, 1995, General Motors commenced a tender offer for any and all of the outstanding Series B Preference Shares, Series D Preference Shares and Series G Preference Shares. See "Selected Financial Data of General Motors and EDS -- General Motors."

PREFERRED STOCK

     On May 1, 1993, General Motors exercised its option to redeem all outstanding shares of Preferred Stock -- $5.00 Series for $120.00 per share plus accrued dividends and to redeem all outstanding shares of Preferred Stock -- $3.75 Series for $100.00 per share plus accrued dividends. Consequently, there are currently no outstanding shares of Preferred Stock and the General Motors Board of Directors has no current intent to issue any Preferred Stock.

     The General Motors Certificate of Incorporation authorizes the Board of Directors to issue shares of Preferred Stock from time to time in distinctly designated series, and each series of Preferred Stock would rank equally and be identical in all respects to all other series except as to the dividend rate and redemption price. Preferred Stock would rank senior to Preference Stock and Common Stock with respect to payment of dividends and distributions in liquidation. If any shares of Preferred Stock were issued, no cash dividends could be paid on any class of Common Stock or any series of Preference Stock if current assets of General Motors in excess of its current liabilities were less than $75 per share of outstanding Preferred Stock.

     As noted above, the Board of Directors has no current intent to issue Preferred Stock, but if any shares were issued, they would not be entitled to vote except that (i) they would vote together with the holders of Common Stock on the disposition of General Motors' assets as an entirety; (ii) if General Motors has defaulted in paying dividends on Preferred Stock for six months, the holders of Preferred Stock, voting as a class, would be entitled to elect one-quarter of the directors; and (iii) certain mortgaging or pledging of, or the placing of certain liens upon, General Motors' property would require the approval of the holders of three-fourths of any outstanding Preferred Stock.

PREFERENCE STOCK

     Preference Stock would rank junior to Preferred Stock, if any were outstanding, and ranks senior to Common Stock with respect to payment of dividends and distributions in liquidation. Subject to these limitations, the Board of Directors may from time to time authorize the issuance of shares of Preference Stock in such series, and having such dividend and liquidation preferences, voting rights, redemption prices, conversion rights, and other terms and provisions as may be contained in the resolutions of the Board of Directors providing for their issuance.

     General Motors currently has outstanding four series of Preference Stock. Interests in each of such series of Preference Stock are held by the public in the form of depositary shares, each of which represents a fractional interest in one share of such Preference Stock. The fractional interest which a single depositary share represents in relation to outstanding shares of the corresponding series of Preference Stock is as follows: each Series B Depositary Share, $25.00 per share stated value, represents a one-fourth (1/4) interest in one Series B Preference Share, $100.00 per share stated value; each Series C Depositary Share, $50.00 per share stated value, represents a one-tenth (1/10) interest in one Series C Preference Share, $500.00 per share stated value; each Series D Depositary Share, $25.00 per share stated value, represents a one-fourth (1/4) interest in one Series D Preference Share, $100.00 per share stated value; and each Series G Depositary Share, $25.00 per share stated value, represents a one-fourth (1/4) interest in one Series G Preference Share, $100.00 per share stated value. The following discussion of each outstanding series of Preference Stock is based on shares of Preference Stock rather than the corresponding depositary shares.

     SERIES B 9 1/8% PREFERENCE STOCK

     Dividends. Subject to the rights of the holders of Preferred Stock, if any were outstanding, dividends will be paid on the outstanding Series B Preference Shares when, as and if declared by the Board of Directors out of General Motors' assets legally available therefor. Dividends may be subject to restrictions contained in any future debt agreements of General Motors and to limitations contained in future series or classes of Preferred Stock or Preference Stock.

     Holders of Series B Preference Shares will be entitled to receive cumulative cash dividends, at the annual rate of 9 1/8% of the per share stated value (equivalent to $9.125 per annum per Series B Preference Share), payable quarterly for each of the quarters ending March, June, September and December of each year, payable in arrears on the first day that is not a legal holiday of each succeeding May, August, November and February, respectively. Each such dividend will be paid to holders of record on each record date, which shall be not less than 10 nor more than 50 days preceding the payment date, as fixed by the Board of Directors. Dividends on the Series B Preference Shares, whether or not declared, will be cumulative from the date of original issue of the Series B Preference Shares. The amount of dividends payable for any period shorter than a full quarterly dividend period will be determined on the basis of a 360-day year consisting of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

     Preferential dividends will accrue whether or not General Motors has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends accumulate to the extent they are not paid on the dividend payment date following the calendar quarter for which they accrue. Accumulated preferential dividends will not bear interest. Dividends will not be paid on any class of Common Stock or other stock ranking junior to the Series B Preference Shares (other than a dividend payable in shares of any class of Common Stock) and General Motors will not redeem, repurchase or otherwise acquire any shares of Common Stock or other stock ranking junior to the Series B Preference Shares (other than a redemption or purchase of shares of Common Stock made in connection with employee incentive or benefit plans of General Motors or its subsidiaries), unless the full preferential dividends accumulated on all outstanding Series B Preference Shares have been paid. Dividends will not be declared on any series of Preference Stock for any prior dividend payment period unless there shall have been declared on all outstanding shares of Preference Stock ranking on a parity with such series, in respect of all dividend payment periods of such parity stock terminating with or before such prior dividend payment period, like proportionate dividends determined ratably in proportion to the respective preferential dividends accumulated to date on such series and the dividends accumulated on all such outstanding parity Preference Stock.

     Conversion. The Series B Preference Shares are not convertible into shares of any other class of capital stock of General Motors.

     Redemption. The Series B Preference Shares may not be redeemed prior to January 1, 1999. On or after January 1, 1999, General Motors may, at its option, on not less than 35 nor more than 60 days' notice, redeem the Series B Preference Shares, as a whole or in part, at any time or from time to time, for cash in an amount equal to $100 per Series B Preference Share, plus an amount equal to all dividends accrued and unpaid thereon to the date fixed for redemption. If less than all outstanding Series B Preference Shares are to be redeemed, shares to be redeemed will be selected by General Motors by lot or pro rata or by any other method determined by General Motors in its sole discretion to be equitable. Holders of Series B Preference Shares have no right to require redemption of such shares.

     Liquidation Preference. In the event of the liquidation, dissolution or winding up of the business of General Motors, whether voluntary or involuntary, the holders of Series B Preference Shares will be entitled to the liquidation preference described below, after the holders of Preferred Stock, if any were outstanding, receive the full preferential amounts to which they are entitled and before any distribution to holders of Common Stock. The holders of the Series B Preference Shares will be entitled to receive for each share $100 plus an amount equal to all dividends accrued and unpaid thereon to the date of final distribution to such holders (subject to the right of the holders of record of any Series B Preference Share on a record date for payment of dividends thereon to receive a dividend payable on the date of final distribution), but such holders shall not be entitled to any further payment. If there are insufficient assets to permit full payment to holders of the Series B Preference Shares and the holders of any other series of Preference Stock which is on parity with the Series B Preference Shares as to liquidation rights, then the holders of the Series B Preference Shares and such other shares shall be paid ratably in proportion to the full distributable amounts to which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

     Voting. The Series B Preference Shares do not entitle holders thereof to voting rights, except (i) with respect to any amendment or alteration of any provision of the General Motors Certificate of Incorporation which would adversely affect the powers, preferences or special rights of the Series B Preference Shares, which requires the prior approval of the holders of at least two-thirds of the outstanding Series B Preference Shares, and (ii) in the event General Motors fails to pay accumulated preferential dividends on the Series B Preference Shares in full for any six quarterly dividend payment periods, whether or not consecutive, and all such dividends remain unpaid (a "Preferential Dividend Default"), or as required by law. In the event of a Preferential Dividend Default, the number of directors of General Motors will be increased by two and the holders of the outstanding Series B Preference Shares, voting together as a class with all other series of Preference Stock ranking junior to or on a parity with the Series B Preference Shares and then entitled to vote on the election of such directors, will be entitled to elect such two additional directors until the full dividends accumulated on all outstanding Series B Preference Shares have been paid.

     SERIES C CONVERTIBLE PREFERENCE STOCK

     Dividends. Subject to the rights of the holders of Preferred Stock, if any were outstanding, dividends will be paid on the outstanding Series C Preference Shares when, as and if declared by the Board of Directors out of General Motors' assets legally available therefor. Dividends may be subject to restrictions contained in any future debt agreements of General Motors and to limitations contained in future series or classes of Preferred Stock or Preference Stock.

     Holders of Series C Preference Shares will be entitled to receive cumulative cash dividends from the date of original issue, accruing at the annual rate of $32.50 per share, and no more, payable quarterly for each of the quarters ending March, June, September and December of each year, payable in arrears on the first day that is not a legal holiday of each succeeding May, August, November and February, respectively. Each such dividend will be paid to holders of record on each record date, which shall be not less than 10 nor more than 50 days preceding the payment date, as fixed by the Board of Directors. Dividends on the Series C Preference Shares, whether or not declared, will be cumulative from the date of original issuance thereof. The amount of dividends payable for any period shorter than a full quarterly dividend period will be determined on the basis of a 360-day year consisting of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

     Preferential dividends will accrue whether or not General Motors has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends accumulate to the extent they are not paid on the dividend payment date following the calendar quarter for which they accrue. Accumulated preferential dividends will not bear interest. Dividends will not be paid on any class of Common Stock or other stock ranking junior to the Series C Preference Shares (other than a dividend payable in shares of any class of Common Stock) and General Motors will not redeem, repurchase or otherwise acquire any shares of Common Stock or other stock ranking junior to the Series C Preference Shares (other than a redemption or purchase of shares of Common Stock made in connection with employee incentive or benefit plans of General Motors or its subsidiaries), unless the full preferential dividends accumulated on all outstanding Series C Preference Shares have been paid. Dividends will not be declared on any series of Preference Stock for any prior dividend payment period unless there shall have been declared on all outstanding shares of Preference Stock ranking on a parity with such series, in respect of all dividend payment periods of such parity stock terminating with or before such prior dividend payment period, like proportionate dividends determined ratably in proportion to the respective preferential dividends accumulated to date on such series and the dividends accumulated on all such outstanding parity Preference Stock.

     Conversion. The Series C Preference Shares are convertible at any time at the option of the holders thereof into shares of Class E Common Stock at a conversion price of $35.52 per share of Class E Common Stock (equivalent to a conversion rate of 14.078 shares of Class E Common Stock for each Series C Preference Share), subject to adjustment as described below. For purposes of such conversion, each Series C Preference Share will be valued at $500.00. Notwithstanding the foregoing, if Series C Preference Shares are called for redemption by General Motors as provided below, holders of those shares will not have the right to convert such shares into Class E Common Stock after the close of business on the effective date of such call for redemption. In order to prevent dilution of conversion rights, the conversion price will be adjusted in the event of (i) a dividend in shares of Class E Common Stock paid with respect to the Class E Common Stock, (ii) the subdivision or combination of the outstanding shares of Class E Common Stock, (iii) the issuance to holders of Class E Common Stock of certain rights or warrants to purchase Class E Common Stock at below market prices, or (iv) the conversion or exchange of all outstanding shares of Class E Common Stock for any securities of General Motors by a recapitalization or otherwise.

     Redemption. At any time on or after February 19, 1996, General Motors may at its option call for redemption, on not less than 15 nor more than 60 days' notice, any or all of the outstanding Series C Preference Shares at the call price set forth in the following paragraph, plus any accumulated and unpaid preferential dividends.

     The call price per Series C Preference Share shall be as follows, if the effective date of the redemption occurs during the 12-month period beginning February 19 of the years indicated, plus in each case accrued and unpaid dividends on such shares to and including the effective date: 1996 -- $519.50; 1997 -- $516.25; 1998 -- $513.00; 1999 -- $509.75; 2000 -- $506.50; 2001 --
$503.25; 2002 and thereafter -- $500.00. General Motors may pay the call price in cash, in shares of $1 2/3 Par Value Common Stock, or in a specified combination thereof.

     If fewer than all outstanding Series C Preference Shares are called by General Motors, the shares to be so called shall be selected by lot or pro rata or by any other method determined by General Motors in its sole discretion to be equitable. Holders of Series C Preference Shares have no right to require redemption of such shares.

     Liquidation Preference. In the event of the liquidation, dissolution or winding up of the business of General Motors, whether voluntary or involuntary, after the holders of Preferred Stock, if any were outstanding, receive the full preferential amounts to which they are entitled and before any distribution to holders of Common Stock, the holders of Series C Preference Shares, together with holders of all other currently outstanding shares of Preference Stock, will be entitled to the respective liquidation preferences described below.

     The holders of Series C Preference Shares shall be entitled to receive for each share $500.00 plus an amount equal to all dividends accrued and unpaid thereon to the date of final distribution to such holders, and no more. If there are insufficient assets to permit full payment to holders of the Series C Preference Shares and the holders of any other series of Preference Stock which is on parity with the Series C Preference Shares as to liquidation rights, then the holders of the Series C Preference Shares and such other shares shall be paid ratably in proportion to the full distributable amounts to which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

     Voting. The Series C Preference Shares do not entitle holders thereof to voting rights, except (i) with respect to any amendment or alteration of any provision of the General Motors Certificate of Incorporation which would adversely affect the powers, preferences or special rights of the Series C Preference Shares, which requires the prior approval of the holders of at least two-thirds of the outstanding shares of such series, and (ii) in the event General Motors fails to pay preferential dividends on the Series C Preference Shares in full for any six quarterly dividend payment periods, whether or not consecutive, and all such dividends remain unpaid (a "Preferential Dividend Default"), or as required by law. In the event of a Preferential Dividend Default, the number of directors of General Motors will be increased by two and the holders of the outstanding Series C Preference Shares, voting together as a class with all other series of Preference Stock then entitled to vote on the election of directors, will be entitled to elect such two additional directors until the full dividends accumulated on all outstanding Series C Preference Shares are paid.

     SERIES D 7.92% PREFERENCE STOCK

     Dividends. Subject to the rights of the holders of Preferred Stock, if any were outstanding, dividends will be paid on the outstanding Series D Preference Shares when, as and if declared by the Board of Directors out of General Motors' assets legally available therefor. Dividends may be subject to restrictions contained in any future debt agreements of General Motors and to limitations contained in future series or classes of Preferred Stock or Preference Stock.

     Holders of Series D Preference Shares will be entitled to receive cumulative cash dividends, at the annual rate of 7.92% of the per share stated value (equivalent to $7.92 per annum per Series D Preference Share), payable quarterly for each of the quarters ending March, June, September and December of each year, payable in arrears on the first day that is not a legal holiday of each succeeding May, August, November and February, respectively. Each such dividend will be paid to holders of record on each record date, which shall be not less than 10 nor more than 50 days preceding the payment date, as fixed by the Board of Directors. Dividends on the Series D Preference Shares, whether or not declared, will be cumulative from the date of original issue of the Series D Preference Shares. The amount of dividends payable for any period shorter than a full quarterly dividend period will be determined on the basis of a 360-day year consisting of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

     Preferential dividends will accrue whether or not General Motors has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Dividends accumulate to the extent they are not paid on the dividend payment date following the calendar quarter for which they accrue. Accumulated preferential dividends will not bear interest. Dividends will not be paid on any class of Common Stock or other stock ranking junior to the Series D Preference Shares (other than a dividend payable in shares of any class of Common Stock) and General Motors will not redeem, repurchase or otherwise acquire any shares of Common Stock or other stock ranking junior to the Series D Preference Shares (other than a redemption or purchase of shares of Common Stock made in connection with employee incentive or benefit plans of General Motors or its subsidiaries), unless the full preferential dividends accumulated on all outstanding Series D Preference Shares have been paid. Dividends will not be declared on any series of Preference Stock for any prior dividend payment period unless there shall have been declared on all outstanding shares of Preference Stock ranking on a parity with such series, in respect of all dividend payment periods of such parity stock terminating with or before such prior dividend payment period, like proportionate dividends determined ratably in proportion to the respective preferential dividends accumulated to date on such series and the dividends accumulated on all such outstanding parity Preference Stock.

     Conversion. The Series D Preference Shares are not convertible into shares of any other class of capital stock of General Motors.

     Redemption. The Series D Preference Shares may not be redeemed prior to August 1, 1999. On or after August 1, 1999, General Motors may, at its option, on not less than 35 nor more than 60 days' notice, redeem the Series D Preference Shares, as a whole or in part, at any time or from time to time, for cash in an amount equal to $100 per Series D Preference Share, plus an amount equal to all dividends accrued and unpaid thereon to the date fixed for redemption. If less than all outstanding Series D Preference Shares are to be redeemed, shares to be redeemed will be selected by General Motors by lot or pro rata or by any other method determined by General Motors in its sole discretion to be equitable. Holders of Series D Preference Shares have no right to require redemption of such shares.

     Liquidation Preference. In the event of the liquidation, dissolution or winding up of the business of General Motors, whether voluntary or involuntary, the holders of Series D Preference Shares will be entitled to the liquidation preference described below, after the holders of Preferred Stock, if any were outstanding, receive the full preferential amounts to which they are entitled and before any distribution to holders of Common Stock. The holders of the Series D Preference Shares will be entitled to receive for each share $100 plus an amount equal to all dividends accrued and unpaid thereon to the date of final distribution to such holders (subject to the right of the holders of record of any Series D Preference Shares on a record date for payment of dividends thereon to receive a dividend payable on the date of final distribution), but such holders shall not be entitled to any further payment. If there are insufficient assets to permit full payment to holders of the Series D Preference Shares and the holders of any other series of Preference Stock which is on parity with the Series D Preference Shares as to liquidation rights, then the holders of the Series D Preference Shares and such other shares shall be paid ratably in proportion to the full distributable amounts to which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

     Voting. The Series D Preference Shares do not entitle holders thereof to voting rights, except (i) with respect to any amendment or alteration of any provision of the General Motors Certificate of Incorporation which would adversely affect the powers, preferences or special rights of the Series D Preference Shares, which requires the prior approval of the holders of at least two-thirds of the outstanding Series D Preference Shares, and (ii) in the event General Motors fails to pay accumulated preferential dividends on the Series D Preference Shares in full for any six quarterly dividend payment periods, whether or not consecutive, and all such dividends remain unpaid (a "Preferential Dividend Default"), or as required by law. In the event of a Preferential Dividend Default, the number of directors of General Motors will be increased by two and the holders of the outstanding Series D Preference Shares, voting together as a class with all other series of Preference Stock ranking junior to or on a parity with the Series D Preference Shares and then entitled to vote on the election of such directors, will be entitled to elect such two additional directors until the full dividends accumulated on all outstanding Series D Preference Shares have been paid.

     SERIES G 9.12% PREFERENCE STOCK

     Dividends. Subject to the rights of the holders of Preferred Stock, if any were outstanding, dividends will be paid on the outstanding Series G Preference Shares when, as and if declared by the Board of Directors out of General Motors' assets legally available therefor. Dividends may be subject to restrictions contained in any future debt agreements of General Motors and to limitations contained in future series or classes of Preferred Stock or Preference Stock.

     Holders of Series G Preference Shares will be entitled to receive cumulative cash dividends, at the annual rate of 9.12% of the per share stated value (equivalent to $9.12 per annum per Series G Preference Share), payable quarterly for each of the quarters ending March, June, September and December of each year, payable in arrears on the first day that is not a legal holiday of each succeeding May, August, November and February, respectively. Each such dividend will be paid to holders of record on each record date, which shall be not less than 10 nor more than 50 days preceding the payment date, as fixed by the Board of Directors. Dividends on the Series G Preference Shares, whether or not declared, will be cumulative from the date of original issue of the Series G Preference Shares. The amount of dividends payable for any period shorter than a full quarterly dividend period will be determined on the basis of a 360-day year consisting of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

     Preferential dividends will accrue whether or not General Motors has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared.

Dividends accumulate to the extent they are not paid on the dividend payment date following the calendar quarter for which they accrue. Accumulated preferential dividends will not bear interest. Dividends will not be paid on any class of Common Stock or other stock ranking junior to the Series G Preference Shares (other than a dividend payable in shares of any class of Common Stock) and General Motors will not redeem, repurchase or otherwise acquire any shares of Common Stock or other stock ranking junior to the Series G Preference Shares (other than a redemption or purchase of shares of Common Stock made in connection with employee incentive or benefit plans of General Motors or its subsidiaries), unless the full preferential dividends accumulated on all outstanding Series G Preference Shares have been paid. Dividends will not be declared on any series of Preference Stock for any prior dividend payment period unless there shall have been declared on all outstanding shares of Preference Stock ranking on a parity with such series, in respect of all dividend payment periods of such parity stock terminating with or before such prior dividend payment period, like proportionate dividends determined ratably in proportion to the respective preferential dividends accumulated to date on such series and the dividends accumulated on all such outstanding parity Preference Stock.

     Conversion. The Series G Preference Shares are not convertible into shares of any other class of capital stock of General Motors.

     Redemption. The Series G Preference Shares may not be redeemed prior to January 1, 2001. On or after January 1, 2001, General Motors may, at its option, on not less than 35 nor more than 60 days' notice, redeem the Series G Preference Shares, as a whole or in part, at any time or from time to time, for cash in an amount equal to $100 per Series G Preference Share, plus an amount equal to all dividends accrued and unpaid thereon to the date fixed for redemption. If less than all outstanding Series G Preference Shares are to be redeemed, shares to be redeemed will be selected by General Motors by lot or pro rata or by any other method determined by General Motors in its sole discretion to be equitable. Holders of Series G Preference Shares have no right to require redemption of such shares.

     Liquidation Preference. In the event of the liquidation, dissolution or winding up of the business of General Motors, whether voluntary or involuntary, the holders of Series G Preference Shares will be entitled to the liquidation preference described below, after the holders of Preferred Stock, if any were outstanding, receive the full preferential amounts to which they are entitled and before any distribution to holders of Common Stock. The holders of the Series G Preference Shares will be entitled to receive for each share $100 plus an amount equal to all dividends accrued and unpaid thereon to the date of final distribution to such holders (subject to the right of the holders of record of any Series G Preference Share on a record date for payment of dividends thereon to receive a dividend payable on the date of final distribution), but such holders shall not be entitled to any further payment. If there are insufficient assets to permit full payment to holders of the Series G Preference Shares and the holders of any other series of Preference Stock which is on parity with the Series G Preference Shares as to liquidation rights, then the holders of the Series G Preference Shares and such other shares shall be paid ratably in proportion to the full distributable amounts to which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

     Voting. The Series G Preference Shares do not entitle holders thereof to voting rights, except (i) with respect to any amendment or alteration of any provision of the General Motors Certificate of Incorporation which would adversely affect the powers, preferences or special rights of the Series G Preference Shares, which requires the prior approval of the holders of at least two-thirds of the outstanding Series G Preference Shares, and (ii) in the event General Motors fails to pay accumulated preferential dividends on the Series G Preference Shares in full for any six quarterly dividend payment periods, whether or not consecutive, and all such dividends remain unpaid (a "Preferential Dividend Default"), or as required by law. In the event of a Preferential Dividend Default, the number of directors of General Motors will be increased by two and the holders of the outstanding Series G Preference Shares, voting together as a class with all other series of Preference Stock ranking junior to or on a parity with the Series G Preference Shares and then entitled to vote on the election of such directors, will be entitled to elect such two additional directors until the full dividends accumulated on all outstanding Series G Preference Shares have been paid.

COMMON STOCK

     General Motors has three classes of common stock: 1 2/3 Par Value Common Stock, Class E Common Stock and Class H Common Stock.

     Dividends. Subject to the rights of the holders of Preferred Stock, if any were outstanding, and Preference Stock, dividends may be paid in cash or otherwise, when, as and if declared by the Board of Directors, on the $1 2/3 Par Value Common Stock, the Class E Common Stock and the Class H Common Stock out of the assets of General Motors legally available therefor as provided below.

     Dividends on the $1 2/3 Par Value Common Stock may be declared and paid only to the extent of the assets of General Motors legally available therefor, reduced by the amount available for dividends on the Class E Common Stock and the Class H Common Stock. Dividends paid on the $1 2/3 Par Value Common Stock and adjustments to surplus arising from the repurchase of shares of $1 2/3 Par Value Common Stock or other appropriate circumstances will be charged to the amount available for payment of dividends on $1 2/3 Par Value Common Stock.

     General Motors' policy is to distribute dividends on the $1 2/3 Par Value Common Stock based on the outlook and indicated capital needs of General Motors' business. At the May 1, 1995 meeting of the General Motors Board of Directors, the quarterly dividend on the $1 2/3 Par Value Common Stock was raised from $0.20 per share to $0.30 per share. On November 2, 1992, the General Motors Board of Directors had reduced the quarterly dividend from $0.40 per share to $0.20 per share of $1 2/3 Par Value Common Stock, and on February 4, 1991, the Board of Directors had reduced the quarterly dividend to $0.40 per share from $0.75 per share.

     Dividends on Class E Common Stock may be declared and paid out of assets of General Motors legally available therefor only to the extent of the sum of (i) the paid in surplus of General Motors attributable to Class E Common Stock plus
(ii) the Available Separate Consolidated Net Income of EDS earned after GM's acquisition of EDS. The Available Separate Consolidated Net Income of EDS for each quarterly accounting period is equal to (x) the separate consolidated net income of EDS for that period, determined in accordance with generally accepted accounting principles (without giving effect to any adjustment which would result from accounting for the acquisition of EDS using the purchase method) multiplied by (y) a fraction, the numerator of which is a number equal to the weighted average number of shares of the Class E Common Stock outstanding during that period and the denominator of which was 482.4 million for the first quarter of 1995; provided that such fraction shall never be greater than one. The denominator shall be adjusted from time to time as deemed appropriate by the Board of Directors (i) to reflect subdivisions and combinations of the Class E Common Stock and stock dividends payable in shares of Class E Common Stock to holders of Class E Common Stock, (ii) to reflect the fair market value of contributions of cash or property by General Motors or its subsidiaries to EDS or its subsidiaries and to reflect such contributions or contributions of General Motors capital stock by General Motors to, or for the benefit of, employees of EDS or its subsidiaries in connection with employee benefit plans or arrangements and (iii) to reflect payments by EDS to General Motors of amounts applied to the repurchase by General Motors of shares of Class E Common Stock and purchases by EDS of shares of Class E Common Stock. The Board of Directors has determined the denominator will be automatically adjusted at the end of each quarter to reflect on a weighted-average basis the number of shares of Class E Common Stock acquired or sold by EDS during such quarter. For all purposes, determination of the Available Separate Consolidated Net Income of EDS will be in the sole discretion of the Board of Directors, subject to criteria set forth in the General Motors Certificate of Incorporation.

     Under the current dividend policy as adopted by the General Motors Board of Directors, the annual per share dividends on the Class E Common Stock, when, as and if declared by the Board of Directors in its sole discretion, will equal approximately 30% of the Available Separate Consolidated Net Income of EDS for the preceding year. Under the current dividend policy, the quarterly dividend on the Class E Common Stock for 1994 was $0.12 per share. In February 1995, the Board of Directors increased the quarterly dividend on Class E Common Stock from $0.12 per share to $0.13 per share. Although such dividend policy is subject to change in the sole discretion of the General Motors Board of Directors, it has no present intention of doing so. However, it reserves the right to reconsider this policy from time to time and to increase or decrease the dividends paid on the Class E Common Stock in light of the earnings and financial position of EDS, General Motors' consolidated financial position, including liquidity, and other factors. The Capital Stock Committee of the Board of Directors is responsible for reviewing any dividend policy which may have differing effects on holders of the three classes of General Motors common stock.

     The number of shares of common stock of EDS issued and outstanding, all of which shares are owned by General Motors through a wholly owned subsidiary, is adjusted from time to time so as to remain equal to the denominator of the fraction described above. It is the policy of the Board of Directors of EDS to pay quarterly dividends on such shares in a per share amount equal to the dividends per share paid by General Motors with respect to the Class E Common Stock. EDS makes no payments to General Motors or the holder of EDS common stock with respect to dividend payments by General Motors on the Series C Preference Shares.

     Dividends on Class H Common Stock may be declared and paid out of assets of General Motors legally available therefor only to the extent of the sum of (i) the paid in surplus of General Motors attributable to Class H Common Stock plus
(ii) the Available Separate Consolidated Net Income of Hughes earned after December 31, 1985, the date that General Motors acquired Hughes Aircraft Company ("HAC"). The Available Separate Consolidated Net Income of Hughes for each quarterly accounting period is equal to (x) the separate consolidated net income of Hughes for that period, determined in accordance with generally accepted accounting principles (without giving effect to any adjustment which would result from accounting for GM's acquisition of HAC using the purchase method) multiplied by (y) a fraction, the numerator of which is a number equal to the weighted average number of shares of Class H Common Stock outstanding during that period and the denominator of which was 399.9 million for the first quarter of 1995; provided that such fraction shall never be greater than one. The denominator shall be adjusted from time to time as deemed appropriate by the General Motors Board of Directors under circumstances that are generally similar to those which would give rise to an adjustment of the denominator for the Class E Common Stock, as described above. For all purposes, determination of the Available Separate Consolidated Net Income of Hughes will be in the sole discretion of the General Motors Board of Directors, subject to criteria set forth in GM's Certificate of Incorporation.

     Under the current dividend policy as adopted by the General Motors Board of Directors, the annual per share dividends on the Class H Common Stock, when, as and if declared by the Board of Directors in its sole discretion, will equal approximately 35% of the Available Separate Consolidated Net Income of Hughes for the preceding year. The dividends paid on the Class H Common Stock during 1994, 1993 and 1992 exceeded an annual rate based on 35% of the Available Separate Consolidated Net Income of Hughes for the preceding year (excluding the impact of a $749.4 million after-tax special Hughes restructuring charge recorded in 1992). The quarterly dividend on the Class H Common Stock for 1994 was $0.20 per share and for 1993 and 1992 was $0.18 per share. In February 1995, the Board of Directors increased the quarterly dividend on Class H Common Stock from $0.20 per share to $0.23 per share (which is based on an annual rate of approximately 35% of the Available Separate Consolidated Net Income of Hughes for 1994). Although such dividend policy is subject to change in the sole discretion of the Board of Directors, it has no present intention of doing so. However, it reserves the right to reconsider this policy from time to time and to increase or decrease the dividends paid on the Class H Common Stock in light of the earnings and consolidated financial position of Hughes, General Motors' consolidated financial position, including liquidity, and other factors. The Capital Stock Committee of the Board of Directors is responsible for reviewing any dividend policy which may have differing effects on holders of the three classes of General Motors common stock.

     The number of shares of common stock of Hughes issued and outstanding as of December 31, 1994 was 1,000, all of which are owned by General Motors. It is the policy of the Board of Directors of Hughes to pay quarterly dividends to General Motors on such shares in an aggregate amount equal to the dividend per share paid by General Motors with respect to the Class H Common Stock multiplied by the denominator used to determine the Available Separate Consolidated Net Income of Hughes.

     Subject to the foregoing, the Board of Directors may declare dividends payable exclusively to the holders of $1 2/3 Par Value Common Stock, payable exclusively to the holders of Class E Common Stock, payable exclusively to the holders of Class H Common Stock, or payable to the holders of any two or more of such classes in equal or unequal amounts, notwithstanding the respective amounts of surplus available for payment of dividends on each class, the respective voting and liquidation rights of each class, the amount of any prior dividends declared on each class, or any other factor.

     Voting. Under the General Motors Certificate of Incorporation and subject to adjustment as described below, holders of $1 2/3 Par Value Common Stock may cast one vote per share on all matters submitted to General Motors' stockholders for a vote, holders of Class E Common Stock may cast one-eighth of a vote per share on all such matters, and holders of Class H Common Stock may cast one-half of a vote per share on all such matters. Holders of $1 2/3 Par Value Common Stock, Class E Common Stock and Class H Common Stock will vote together as a single class on all matters, except that (i) any amendment to the Certificate of Incorporation which adversely affects the rights, powers or privileges of any class must also be approved by the holders of that class voting separately as a class; (ii) any increase in the number of authorized shares of Class E Common Stock must be approved by both (A) the holders of a majority of $1 2/3 Par Value Common Stock, Class E Common Stock and Class H Common Stock voting together as a single class and (B) the holders of a majority of Class E Common Stock voting separately as a class; and (iii) any increase in the number of authorized shares of Class H Common Stock must be approved by both (A) the holders of a majority of $1 2/3 Par Value Common Stock, Class E Common Stock and Class H Common Stock voting together as a single class and (B) the holders of a majority of Class H Common Stock voting separately as a class.

     Recapitalization by Exchange of Stock. The Board of Directors, in its sole discretion, may recapitalize General Motors by exchanging all of the outstanding shares of Class E Common Stock for shares of $1 2/3 Par Value Common Stock at the Exchange Rate (as defined below). However, the Board of Directors may effect such an exchange only if, during each of the five full fiscal years preceding the exchange, the aggregate cash dividends on the Class E Common Stock have been no less than the product of the Payout Ratio (as defined below) for such year multiplied by the Available Separate Consolidated Net Income of EDS for the prior fiscal year. If General Motors sells, transfers, assigns or otherwise disposes of the business of EDS substantially as an entirety to a person, entity or group of which General Motors is not a majority owner, all of the outstanding shares of Class E Common Stock will automatically be exchanged for shares of $1 2/3 Par Value Common Stock at the Exchange Rate. See "General Motors and
EDS -- Relationship Between General Motors and EDS."

     At any time after December 31, 1995, the Board of Directors, in its sole discretion, may recapitalize General Motors by exchanging all of the outstanding shares of Class H Common Stock for shares of $1 2/3 Par Value Common Stock at the Exchange Rate. However, the Board of Directors may effect such an exchange only if, during each of the five full fiscal years preceding the exchange, the aggregate cash dividends on the Class H Common Stock have been no less than the product of the Payout Ratio for such year multiplied by the Available Separate Consolidated Net Income of Hughes for the prior fiscal year. If General Motors sells, transfers, assigns or otherwise disposes of substantially all of the business of HAC, its subsidiaries and successors or of substantially all of the other business of Hughes to a person, entity or group of which General Motors is not a majority owner, all of the outstanding shares of Class H Common Stock will automatically be exchanged for shares of $1 2/3 Par Value Common Stock at the Exchange Rate.

     The "Payout Ratio" equals the lesser of (A) 0.25 or (B) the quotient of (x) the total cash dividends paid on $1 2/3 Par Value Common Stock for such fiscal year, divided by (y) the net income of General Motors for such fiscal year, minus the Available Separate Consolidated Net Income of EDS for such fiscal year and the Available Separate Consolidated Net Income of Hughes for such fiscal year.

     The "Exchange Rate" per share of Class E Common Stock and Class H Common Stock will equal 120% of the ratio of (i) the average market price per share of Class E Common Stock or of Class H Common Stock, respectively, on a specified valuation date to (ii) the average market price per share of $1 2/3 Par Value Common Stock on such date.

     No fractional shares of $1 2/3 Par Value Common Stock will be issued in any such exchange. In lieu thereof, a holder of shares of Class E Common Stock or Class H Common Stock, as the case may be, will receive cash equal to the product of (A) the fraction of a share of $1 2/3 Par Value Common Stock to which the holder would otherwise have been entitled, multiplied by (B) the average market price per share of $1 2/3 Par Value Common Stock on such valuation date.

     Liquidation Rights. In the event of the liquidation, dissolution or winding up of the business of General Motors, whether voluntary or involuntary, after the holders of Preferred Stock, if any were outstanding, and Preference Stock receive the full preferential amounts to which they are entitled, holders of the $1 2/3 Par Value Common Stock, Class E Common Stock and Class H Common Stock will receive the assets remaining for distribution to the General Motors stockholders on a per share basis in proportion to the respective per share liquidation units of such classes. Subject to adjustment as described below, each share of $1 2/3 Par Value Common Stock, Class E Common Stock and Class H Common Stock would currently be entitled to liquidation units of approximately one (1.0), one-eighth (0.125) and one-half (0.50), respectively. Holders of Class E Common Stock and Class H Common Stock have no direct rights in the equity or assets of EDS or Hughes, respectively, but rather, together with holders of $1 2/3 Par Value Common Stock, have certain liquidation rights in the equity and assets of General Motors (which includes 100% of the stock of both EDS and Hughes).

     Subdivision or Combination. If General Motors subdivides (by stock split or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of the $1 2/3 Par Value Common Stock, the Class E Common Stock or the Class H Common Stock, the voting and liquidation rights of shares of Class E Common Stock and Class H Common Stock relative to $1 2/3 Par Value Common Stock will be appropriately adjusted.

     In the event of the issuance of shares of Class E Common Stock or Class H Common Stock as a dividend on shares of $1 2/3 Par Value Common Stock, the liquidation rights of the applicable class of Common Stock would be adjusted so that the relative aggregate liquidation rights of each stockholder would not be changed as a result of such dividend.

                       CERTAIN UNITED STATES FEDERAL TAX
                      CONSIDERATIONS FOR NON-U.S. HOLDERS

     This is a general discussion of certain U.S. federal income and estate tax consequences of the purchase, ownership and disposition of Class E Common Stock by a "Non-U.S. Holder." A "Non-U.S. Holder" is a person or entity that, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership, or a nonresident fiduciary of a foreign estate or trust.

     This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative interpretations as of the date hereof, all of which may be changed either retroactively or prospectively. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances (including the direct or indirect ownership of more than 5% of the outstanding Class E Common Stock) and does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     The following summary does not constitute, and should not be considered as, legal or tax advice to prospective investors. Prospective holders should consult their tax advisers about the particular tax consequences to them of holding and disposing of Class E Common Stock.

DIVIDENDS

     Subject to the discussion below, dividends paid to a Non-U.S. Holder of Class E Common Stock generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, General Motors ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent actual knowledge that such presumption is not warranted. However, under proposed U.S. Treasury regulations which have not yet been put into effect, to claim the benefits of a tax treaty, a Non-U.S. Holder of Class E Common Stock would be required to file certain forms accompanied by a statement from a competent authority of the treaty country.

     Dividends paid to a holder with an address within the United States generally will not be subject to withholding tax, unless General Motors has actual knowledge that the holder is a Non-U.S. Holder. Absent such actual knowledge, dividends paid to a holder with a U.S. address may be subject to backup withholding if the holder is not an exempt recipient as defined in
Section 6049(b)(4) of the Code (which includes corporations) and fails to provide a correct tax identification number and other information to General Motors.

     Upon the filing of an Internal Revenue Service Form 4224 with General Motors, there is no withholding tax on dividends that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends are subject to regular U.S. income tax in the same manner as if the Non-U.S. Holder were a U.S. resident. Effectively connected dividends received by a non-U.S. corporation may be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of its effectively connected earnings and profits, subject to certain adjustments.

     Generally, General Motors must report to the U.S. Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the U.S. Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence.

GAIN ON DISPOSITION

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of Class E Common Stock unless (i) the gain is effectively connected with a trade or business of such holder in the United States or (ii) in the case of certain Non-U.S. Holders who are nonresident alien individuals and hold Class E Common Stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of the disposition.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     If the proceeds of a disposition of Class E Common Stock are paid over by or through a U.S. office of a broker, the payment is subject to information reporting and to backup withholding unless the disposing holder certifies as to his name, address, and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States if (A) the payment is made through an office outside the United States of a broker that is either (i) a U.S. person, (ii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) a "controlled foreign corporation" for U.S. federal income tax purposes and (B) the broker fails to maintain documentary evidence that the holder is a Non-U.S. Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the U.S. Internal Revenue Service.

FEDERAL ESTATE TAX

     An individual Non-U.S. Holder who is treated as the owner of or has made certain lifetime transfers of an interest in Class E Common Stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING

     The U.S. Underwriters named below, acting through their U.S. Representatives, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Lehman Brothers Inc., CS First Boston Corporation, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc (the "U.S. Representatives"), have severally agreed, subject to the terms and conditions of the U.S. Purchase Agreement with General Motors and the Selling Stockholders (the "U.S. Purchase Agreement"), to purchase from the Selling Stockholders, the aggregate number of shares of Class E Common Stock set forth below opposite their respective names.

                                                                          NUMBER OF U.S. SHARES OF
                           U.S. UNDERWRITER                                 CLASS E COMMON STOCK
- -----------------------------------------------------------------------   ------------------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated..............................................
Goldman, Sachs & Co. ..................................................
Lehman Brothers Inc....................................................
CS First Boston Corporation............................................
Morgan Stanley & Co. Incorporated......................................
Salomon Brothers Inc...................................................

                                                                                 ----------
       Total...........................................................          27,000,000
                                                                                 ==========

     This offering is part of a worldwide offering that consists of the U.S. Offering, the International Offering and the Asian Offering (collectively, the "Offerings"). Merrill Lynch & Co. and Goldman, Sachs & Co. are acting as Joint Global Coordinators for the Offerings.

     In the U.S. Purchase Agreement, the U.S. Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Class E Common Stock being sold pursuant to such Agreement if any of the shares of Class E Common Stock being sold pursuant to such Agreement are purchased. Under certain circumstances under such Agreement, the commitments of non-defaulting U.S. Underwriters may be increased.

     The U.S. Representatives of the U.S. Underwriters have advised General Motors and the Selling Stockholders that they propose initially to offer the shares to the public at the Price to Public set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per share. The U.S. Underwriters may allow, and such dealers may reallow, a discount not in excess of $ per share on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     General Motors and the Selling Stockholders have also entered into an International Purchase Agreement (the "International Purchase Agreement") with certain underwriters (the "International Underwriters") for whom Merrill Lynch International Limited, Goldman Sachs International, Lehman Brothers International (Europe), CS First Boston Limited, Morgan Stanley & Co. International Limited and Salomon Brothers International Limited are acting as representatives (the "International Representatives") providing for a concurrent International Offering. General Motors and the Selling Stockholders have also entered into an Asian Purchase Agreement (the "Asian Purchase Agreement") with certain underwriters (the "Asian Underwriters") for whom Merrill Lynch International Limited, Goldman Sachs (Asia) L.L.C. and Lehman Brothers Securities Asia Limited are acting as representatives (the "Asian Representatives") providing for the concurrent Asian Offering. The U.S. Underwriters, the International Underwriters and the Asian Underwriters are collectively referred to as the "Underwriters" and the U.S. Representatives, the International Representatives and the Asian Representatives are collectively referred to as the "Representatives". The

International Underwriters have agreed, subject to the terms and condition set forth in the International Purchase Agreement, to purchase all of the shares of Class E Common Stock being offered in the International Offering if any are purchased and the Asian Underwriters have agreed, subject to the terms and conditions set forth in the Asian Purchase Agreement, to purchase all of the shares of Class E Common Stock being offered in the Asian Offering if any are purchased. The closing of each of the Offerings is a condition to the closing of each of the U.S. Offering, the International Offering and the Asian Offering.

     The Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Under the terms of the Intersyndicate Agreement, the Underwriters in each geographic area have agreed not to offer to sell any shares of Class E Common Stock in any other geographic area until the completion of the distribution of the shares of Class E Common Stock in all of the Offerings. Pursuant to the Intersyndicate Agreement, each of the U.S. Underwriters has agreed or will agree that, as part of the distribution of the U.S. shares of Class E Common Stock, subject to certain exceptions, (i) it is not purchasing any shares of Class E Common Stock for the account of anyone other than a U.S. Person (as defined below) or Canadian Person (as defined below) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Class E Common Stock or distribute any prospectus relating to the shares of Class E Common Stock to any person outside the United States or Canada or to anyone other than a U.S. Person or Canadian Person, or to any dealer who does not so agree. Each of the International Underwriters and the Asian Underwriters has agreed or will agree that, as part of the distribution of the International shares of Class E Common Stock and Asian shares of Class E Common Stock, respectively, subject to certain exceptions, (i) it is not purchasing any shares of Class E Common Stock for the account of any U.S. Person or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Class E Common Stock or distribute any prospectus relating to the shares of Class E Common Stock in the United States or Canada or to any U.S. Person or Canadian Person or to any dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the U.S. Underwriters, the International Underwriters and the Asian Underwriters pursuant to the Intersyndicate Agreement. As used in this section, "United States" means the United States of America, its territories, possessions and other areas subject to its jurisdiction; "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction; "Asia" means all countries in Asia, the Middle East, Australia and New Zealand, and "U.S. Person" and "Canadian Person" mean (i) a citizen or resident of the United States or Canada, respectively, (ii) a corporation, partnership, trust or other entity created or organized in or under the laws of the United States or Canada, respectively (other than a foreign branch of such an entity), or (iii) an estate or trust, the income of which is subject to United States federal income taxation or Canadian federal income taxation, respectively, regardless of its source of income, and includes any United States or Canadian branch of a person not included in any of clauses (i), (ii) and
(iii) of this sentence.

     The Hourly Plan Special Trust has granted the Underwriters an option, exercisable for 30 days after the date hereof, to purchase up to an additional 5,550,000 shares of Class E Common Stock at the Price to Public less the Underwriting Discount for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Class E Common Stock to be purchased by it shown opposite their respective names in the table under "Underwriting" in the relevant Prospectus is of the 37,000,000 shares of Class E Common Stock initially offered by the Underwriters hereunder.

     General Motors and (to the extent permitted under applicable law) the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities including liabilities under the Securities Act.

     General Motors has agreed not to offer, sell or otherwise dispose of any shares of Class E Common Stock or any securities convertible into or exchangeable or exercisable for Class E Common Stock from the date of this Prospectus until December 31, 1995, without the prior written consent of Merrill Lynch & Co. and Goldman, Sachs & Co. on behalf of the Representatives, provided that General Motors may issue and deliver such securities under specified exceptions in connection with (i) the conversion, exercise or exchange of outstanding options or other securities pursuant to their terms, (ii) any previously disclosed acquisition or other business combination and (iii) employee benefit plans.

     The Selling Stockholders have agreed not to offer, sell or otherwise dispose of any shares of Class E Common Stock or any securities convertible into or exchangeable or exercisable for Class E Common Stock (other than transfers to or for the benefit of employee benefit plans of GM or any of its affiliates, including EDS) from the date of this Prospectus, in the case of the Hourly Plan Special Trust, until December 31, 1995 and, in the case of the Salaried Plan Special Trust, until 90 days after the date of this Prospectus, in each case, without the prior written consent of Merrill Lynch & Co. and Goldman, Sachs & Co. on behalf of the Representatives.

                                 LEGAL MATTERS

     The legality of the shares of Class E Common Stock offered hereby will be passed upon for General Motors by Warren G. Andersen, Attorney, Legal Staff of General Motors. Certain matters relating to federal income tax considerations will be passed on by Anton H. Zidansek, Assistant General Tax Counsel, Tax Staff of General Motors. Mr. Andersen is the beneficial owner of shares, including shares subject to options, of $1 2/3 Par Value Common Stock, Class E Common Stock and Class H Common Stock. Mr. Zidansek is the beneficial owner of shares, including shares subject to options, of $1 2/3 Par Value Common Stock and Class E Common Stock. Certain legal matters related to this offering will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York. Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of the General Motors Board of Directors and has acted as counsel for General Motors and its subsidiaries in various matters.

                                    EXPERTS

     The consolidated financial statements and the financial statement schedule included in the General Motors 1994 Form 10-K, incorporated by reference herein, have been audited by Deloitte & Touche LLP (as to financial statements and the financial statement schedule of General Motors and as to financial statements of Hughes) and KPMG Peat Marwick LLP (as to financial statements of EDS), independent auditors, as stated in their respective reports appearing therein, and have been so incorporated in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements of EDS as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, included herein in Appendix A, have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report appearing therein, and have been so included in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                                   APPENDIX A

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Electronic Data Systems Corporation:

     We have audited the accompanying consolidated balance sheets of Electronic Data Systems Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Electronic Data Systems Corporation and subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                            /s/ KPMG PEAT MARWICK LLP

Dallas, Texas
January 25, 1995

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                  THREE MONTHS
                                                ENDED MARCH 31,           YEARS ENDED DECEMBER 31,
                                              --------------------    ---------------------------------
                                                1995        1994        1994         1993        1992
                                              --------    --------    ---------    --------    --------
                                                  (UNAUDITED)
Revenues
  Systems and other contracts
     GM and affiliates......................  $  898.0    $  841.7    $ 3,547.2    $3,323.7    $3,348.5
     Outside customers......................   1,878.3     1,375.5      6,412.9     5,183.6     4,806.7
  Interest and other income.................       8.7        22.1         92.3        54.5        63.7
                                              --------    --------    ---------    --------    --------
       Total revenues.......................   2,785.0     2,239.3     10,052.4     8,561.8     8,218.9
                                              --------    --------    ---------    --------    --------
Costs and expenses
  Cost of revenues..........................   2,176.1     1,710.6      7,529.4     6,390.6     6,205.8
  Selling, general, and administrative......     281.0       250.8      1,187.1     1,005.4       969.3
  Interest (Note 9).........................      20.4         9.6         51.7        34.5        43.0
                                              --------    --------    ---------    --------    --------
       Total costs and expenses.............   2,477.5     1,971.0      8,768.2     7,430.5     7,218.1
                                              --------    --------    ---------    --------    --------
Income before income taxes..................     307.5       268.3      1,284.2     1,131.3     1,000.8
Provision for income taxes (Note 11)........     110.7        96.6        462.3       407.3       365.3
                                              --------    --------    ---------    --------    --------
Separate Consolidated Net Income............  $  196.8    $  171.7    $   821.9    $  724.0    $  635.5
                                              ========    ========    =========    ========    ========
Available Separate Consolidated Net Income
Average number of shares of GM Class E
  common stock outstanding (Note 1)
  (Numerator)...............................     300.0       257.9        260.3       243.0       209.1
Class E dividend base (Denominator).........     482.4       481.2        481.7       480.6       479.3
Available Separate Consolidated Net
  Income....................................  $  122.4    $   92.1    $   444.4    $  367.2    $  278.4
                                              ========    ========    =========    ========    ========
Earnings Attributable to GM Class E Common
  Stock on a Per Share Basis (Note 1).......  $   0.42    $   0.36    $    1.71    $   1.51    $   1.33
                                              ========    ========    =========    ========    ========

See accompanying notes to consolidated financial statements.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN MILLIONS)

                                                                                  DECEMBER 31,
                                                                  MARCH 31,    -------------------
                                                                    1995         1994       1993
                                                                 -----------   --------   --------
                                                                 (UNAUDITED)
ASSETS

Current assets
  Cash and cash equivalents....................................    $ 521.7     $  608.2   $  383.4
  Marketable securities (Note 3)...............................      119.3        149.6      224.1
  Accounts receivable..........................................    2,114.1      2,082.1    1,412.5
  Accounts receivable from GM and affiliates...................      192.4         65.4      112.6
  Inventories..................................................      140.3        137.8      130.7
  Prepaids and other...........................................      377.7        311.0      243.5
                                                                  --------     --------   --------
     Total current assets......................................    3,465.5      3,354.1    2,506.8
                                                                  --------     --------   --------
Property and equipment, at cost less accumulated depreciation
  (Note 4)
  Land.........................................................      126.8        125.3      121.6
  Buildings and facilities.....................................      536.7        559.2      532.0
  Computer equipment...........................................    1,993.9      1,871.0    1,275.5
  Other equipment and furniture................................      223.8        201.1      185.6
                                                                  --------     --------   --------
     Total property and equipment, net.........................    2,881.2      2,756.6    2,114.7
                                                                  --------     --------   --------
Operating and other assets
  Land held for development, at cost (Note 5)..................       98.3         97.4       94.4
  Investment in leases and other (Note 6)......................    1,435.9      1,308.8    1,159.9
  Software, goodwill, and other intangibles, net (Notes 7 and
     19).......................................................    1,277.1      1,269.6    1,066.3
                                                                  --------     --------   --------
     Total operating and other assets..........................    2,811.3      2,675.8    2,320.6
                                                                  --------     --------   --------
Total Assets...................................................   $9,158.0     $8,786.5   $6,942.1
                                                                  ========     ========   ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Accounts payable.............................................    $ 501.3     $  571.1   $  359.8
  Accrued liabilities (Note 8).................................    1,351.3      1,451.0      996.0
  Deferred revenue.............................................      619.8        536.7      429.7
  Income taxes (Note 11).......................................      101.6        111.0      202.2
  Notes payable (Note 9).......................................      258.2        203.4      172.7
                                                                  --------     --------   --------
     Total current liabilities.................................    2,832.2      2,873.2    2,160.4
                                                                  --------     --------   --------
Deferred income taxes (Note 11)................................      712.9        659.8      641.5
                                                                  --------     --------   --------
Notes payable (Note 9).........................................    1,198.4      1,021.0      522.8
                                                                  --------     --------   --------
Commitments and contingent liabilities (Notes 17 and 18)
Stockholder's equity (Notes 10 and 12)
  Common stock, without par value; authorized 1,000.0 shares.
     Issued and outstanding 482.4 shares at March 31, 1995, and
     481.7 and 480.9 shares at December 31, 1994 and 1993,
     respectively. ............................................      506.4        455.1      421.2
  Retained earnings............................................    3,908.1      3,777.4    3,196.2
                                                                  --------     --------   --------
     Total stockholder's equity................................    4,414.5      4,232.5    3,617.4
                                                                  --------     --------   --------
Total Liabilities and Stockholder's Equity.....................   $9,158.0     $8,786.5   $6,942.1
                                                                  ========     ========   ========

See accompanying notes to consolidated financial statements.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                      THREE MONTHS ENDED
                                                          MARCH 31,              YEARS ENDED DECEMBER 31,
                                                      ------------------    ----------------------------------
                                                       1995       1994        1994         1993         1992
                                                      -------    -------    ---------    ---------    --------
                                                         (UNAUDITED)
Cash Flows from Operating Activities
  Net income.......................................   $ 196.8    $ 171.7    $   821.9    $   724.0    $  635.5
                                                      -------    -------    ---------    ---------    --------
  Adjustments to reconcile net income to net cash
    provided by operating activities (net of
    effects of acquired companies)
    Depreciation and amortization..................     231.0      156.9        741.3        607.9       603.2
    Accretion of discount related to commercial
       paper.......................................      14.6        3.8         30.9         13.4         8.3
    (Increase) decrease in accounts receivable.....     (45.1)      21.9       (585.0)      (199.8)       18.6
    (Increase) decrease in accounts receivable from
       GM and affiliates...........................    (123.1)      25.5         51.1        (56.0)        2.3
    (Increase) decrease in inventories.............       0.2      (18.5)        (1.9)       (15.5)      (22.3)
    Increase in prepaids and other.................     (65.3)     (33.2)       (57.0)       (26.8)      (29.8)
    Increase (decrease) in accounts payable and
       accrued liabilities.........................    (230.6)       5.6        482.9         22.0      (181.4)
    Increase (decrease) in deferred revenue........      68.0      (11.5)        79.1        137.1         1.6
    Increase (decrease) in income taxes............      (9.5)      10.5        (94.4)       138.9       (98.2)
    Increase in deferred income taxes..............      56.1       35.6         21.9         49.8       198.0
                                                      -------    -------    ---------    ---------    --------
       Total adjustments...........................    (103.7)     196.6        668.9        671.0       500.3
                                                      -------    -------    ---------    ---------    --------
  Net cash provided by operating activities........      93.1      368.3      1,490.8      1,395.0     1,135.8
                                                      -------    -------    ---------    ---------    --------
Cash Flows from Investing Activities
  Payments for purchase of available-for-sale
    securities.....................................     (10.8)     (38.6)      (248.9)      (305.7)     (291.2)
  Proceeds from sale of available-for-sale
    securities.....................................      64.0       70.3        370.0        247.4       277.9
  Payments related to land held for development....      (0.9)      (1.4)        (3.0)        (6.2)      (16.6)
  Payments for investment in leases and certain
    other assets...................................    (144.1)    (257.2)      (518.0)      (293.5)     (456.7)
  Proceeds from investment in leases and certain
    other assets...................................      27.6       96.8        318.5        348.8       406.7
  Payments for purchase of software and certain
    other intangibles..............................      (5.0)      (4.8)       (96.7)      (119.0)      (64.5)
  Payments for purchase of property and
    equipment......................................    (263.8)    (156.3)    (1,120.9)      (799.4)     (639.0)
  Payments related to acquisitions, net of cash
    acquired.......................................     (40.9)      (0.7)      (186.6)      (122.1)      (30.2)
                                                      -------    -------    ---------    ---------    --------
  Net cash used in investing activities............    (373.9)    (291.9)    (1,485.6)    (1,049.7)     (813.6)
                                                      -------    -------    ---------    ---------    --------
Cash Flows from Financing Activities
  Net increase (decrease) in current notes payable
    with maturities less than 90 days..............      48.8      (43.6)      (102.9)       (99.0)     (239.4)
  Payments on notes payable........................     (62.6)     (31.8)      (197.2)      (220.5)     (800.2)
  Proceeds from notes payable......................     216.3      205.7        690.3         91.5     1,032.5
  Proceeds from (payments on) advances from GM.....        --       (0.3)         1.1         (5.4)      (16.0)
  Proceeds from issuance of common stock...........      51.3       25.1         33.9         55.3        42.5
  Cash dividends paid to GM........................     (62.6)     (57.7)      (231.1)      (192.1)     (172.4)
                                                      -------    -------    ---------    ---------    --------
  Net cash provided by (used in) financing
    activities.....................................     191.2       97.4        194.1       (370.2)     (153.0)
                                                      -------    -------    ---------    ---------    --------
Effect of Exchange Rate Changes on Cash and Cash
  Equivalents......................................       3.1        2.5         25.5        (13.6)       (7.9)
                                                      -------    -------    ---------    ---------    --------
Net Increase (Decrease) in Cash and Cash
  Equivalents......................................     (86.5)     176.3        224.8        (38.5)      161.3
Cash and Cash Equivalents at Beginning of Period...     608.2      383.4        383.4        421.9       260.6
                                                      -------    -------    ---------    ---------    --------
Cash and Cash Equivalents at End of Period.........   $ 521.7    $ 559.7    $   608.2    $   383.4    $  421.9
                                                      =======    =======    =========    =========    ========

See accompanying notes to consolidated financial statements.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992
           AND THREE MONTHS ENDED MARCH 31, 1995 AND 1994 (UNAUDITED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL INFORMATION

     In the opinion of management, the unaudited interim consolidated financial statements as of March 31, 1995 and for the three months ended March 31, 1995 and 1994, reflect all adjustments, consisting of only normal recurring items (with the exception of the accounting change in 1994 to adopt Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities), which are necessary for a fair presentation of the results for the interim periods presented. The results for interim periods are not necessarily indicative of results which may be expected for any other interim period or for the full year.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Electronic Data Systems Corporation and all majority-owned subsidiaries. As used herein, the terms "EDS" and "the Company" refer to Electronic Data Systems Corporation and its consolidated subsidiaries. EDS is a wholly owned subsidiary of General Motors Corporation (GM). The Company's investments in companies in which it has the ability to exercise significant influence over operating and financial policies are accounted for under the equity method, with the remaining investments carried at cost.

     Earnings Attributable to GM Class E Common Stock on a Per Share Basis have been determined based on the relative amounts available for the payment of dividends to holders of GM Class E common stock. Holders of GM Class E common stock have no direct rights in the equity or assets of EDS, but rather have rights in the equity and assets of GM (which includes 100% of the stock of EDS). Dividends on the GM Class E common stock are declared out of the Available Separate Consolidated Net Income of EDS earned since the acquisition of EDS by GM. The Available Separate Consolidated Net Income of EDS is determined quarterly and is equal to the separate consolidated net income of EDS, excluding the effects of purchase accounting adjustments arising from the acquisition of EDS, multiplied by a fraction, the numerator of which is a number equal to the weighted average number of shares of GM Class E common stock outstanding during the period and the denominator of which was 482.4 million and 481.2 million for the first quarter of 1995 and 1994, respectively. For the fourth quarter of 1994, the denominator was 481.7 million. Comparable denominators for the fourth quarters of 1993 and 1992 were 480.6 million and 479.3 million, respectively.

     On March 13, 1995, GM contributed approximately 173 million shares of GM Class E common stock to its hourly pension plan. This contribution increased the weighted average shares outstanding during the three months ended March 31, 1995.

     GM Series C depositary shares represent ownership of one-tenth of a share of GM Series C convertible preference stock. GM Series C depositary shares and GM Series C preference stocks are convertible into GM Class E common stock and are common stock equivalents for purposes of computing Earnings Attributable to GM Class E Common Stock on a Per Share Basis. On November 2, 1992, GM Series E-II and E-III preference stocks, previously held by the GM pension plans, were converted to GM Class E common stock. In 1993 and 1992, GM Series E-1 preference stock was converted to GM Class E common stock, or redeemed by GM. The issuances and conversions of such preference stocks have no dilutive effect on the GM Class E common stock, because to the extent that shares of GM Class E common stock deemed to be outstanding would increase, such increased shares would increase the numerator of the fraction used to determine Available Separate Consolidated Net Income, but would have no effect on the denominator.

     The denominator used in determining the Available Separate Consolidated Net Income of EDS is adjusted as deemed appropriate by the GM Board of Directors to reflect subdivisions or combinations of the GM Class E common stock and to reflect certain transfers of capital to or from EDS. The Board's discretion

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

to make such adjustments is limited by criteria set forth in GM's Certificate of Incorporation. In 1994 and 1988, EDS initiated programs to repurchase 9.5 million and 11.0 million shares, respectively, of GM Class E common stock in order to meet certain future requirements of the Company's employee benefit plans. The GM Board has generally caused the denominator used in calculating the Available Separate Consolidated Net Income of EDS to decrease as shares are purchased and to increase as shares are used for the employee benefit plans.

     The current GM Board policy is that the cash dividends on the GM Class E common stock, when, as, and if declared by the GM Board in its sole discretion, will equal approximately 30% of the Available Separate Consolidated Net Income of EDS for the prior year.

CASH AND CASH EQUIVALENTS

     The carrying amount approximates fair value because of the short maturity of these instruments.

DEBT AND MARKETABLE EQUITY SECURITIES

     Marketable securities at December 31, 1994 consist of securities issued by the U.S. Treasury, states, and political subdivisions, as well as mortgage-backed debt, corporate debt and corporate equity securities. The Company adopted the provisions of Statement of Financial Accounting Standards
(SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, effective January 1, 1994. Pursuant to SFAS No. 115, the provisions of the Statement were not applied retroactively. The change had no material cumulative effect on the Company's financial position or results of operations. Prior to the adoption of SFAS No. 115, equity and debt securities were carried at the lower of aggregate cost or market and on an amortized cost basis, respectively. Under SFAS No. 115, the Company classifies all of its debt and marketable equity securities as available-for-sale. Management determines the appropriate classification of all securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Noncurrent available-for-sale securities are reported within the balance sheet classification Investment in Leases and Other. The Company's available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of stockholder's equity until realized. A decline in the market value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

INVENTORY VALUATION

     Inventories are stated principally at the lower of cost or market using the first-in, first-out method.

PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost. Depreciation of property and equipment is calculated using the straight-line method over the lesser of the asset's estimated useful life, the life of the related customer contract, or the term of the lease in the case of leasehold improvements. The ranges of estimated useful lives are as follows:

                                                                     YEARS
                                                                     -----
                    Buildings.....................................   20-40
                    Facilities....................................    5-20
                    Computer equipment............................    3-7
                    Other equipment and furniture.................    3-15

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

SOFTWARE, GOODWILL, AND OTHER INTANGIBLES

     Software purchased by the Company and utilized in designing, installing, and operating business information and communications systems is capitalized and amortized on a straight-line basis over a five- to eight-year period. Costs of developing and maintaining software systems are incurred primarily in connection with customer contracts and are generally expensed as incurred. Software development costs that meet the capitalization and recoverability requirements of SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, are capitalized and generally amortized on a straight-line basis over three years. Such amounts were not significant.

     Goodwill, which represents the excess of the purchase price over the fair value of identifiable net assets acquired, is amortized on a straight-line basis over the expected period of benefit, five to 40 years. The Company assesses the recoverability of this intangible asset by determining whether its balance can be recovered over its remaining life. The amount of goodwill impairment, if any, is measured based on the expected undiscounted cash flows of the acquired operation.

     Other intangibles are amortized on a straight-line basis over the anticipated period of benefit, which is generally five to 10 years.

REVENUE RECOGNITION

     The Company provides services under level-of-effort and fixed-price contracts, with the length of the Company's contracts ranging up to ten years. For level-of-effort types of contracts, revenue is earned based on the agreed-upon billing amounts as services are provided to the customer. For certain fixed-price contracts, revenue is recognized on the percentage-of-completion method. Revenue earned is based on the percentage that incurred costs to date bear to total estimated costs after giving effect to the most recent estimates of total cost. Deferred revenue of $536.7 million and $429.7 million at December 31, 1994 and 1993, respectively, represents billings in excess of costs and related profits on certain contracts. Included in accounts receivable are unbilled receivables of $448.5 million and $314.9 million at December 31, 1994 and 1993, respectively. Such unbilled receivables for certain contracts in progress represent costs and related profits in excess of billings, and such amounts were not billable at the balance sheet date. These billings on fixed-price contracts will be made in the future in accordance with contractual agreements. Of the unbilled receivables at December 31, 1994, billings to such customers amounting to $194.6 million are expected to be collected in 1996 and thereafter.

CURRENCY TRANSLATION

     Assets and liabilities of non-U.S. subsidiaries whose functional currency is not the U.S. dollar are translated at current exchange rates. Revenue and expense accounts are translated using an average rate for the period. Translation gains and losses are not included in determining net income but are reflected as a separate component of stockholder's equity. Nonfunctional currency transaction gains (losses) are included in determining net income and were $4.5 million, ($3.7) million, and ($1.5) million, net of income taxes, for the years ended December 31, 1994, 1993, and 1992, respectively.

INCOME TAXES

     The Company provides for deferred taxes under the asset and liability method of SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered. The Company is included in the consolidated Federal tax returns filed by GM. Current Federal

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

income taxes are calculated on a separate return basis and remitted to GM. The deferral method is used to account for investment tax credits.

STATEMENT OF CASH FLOWS

     The Company uses the indirect method to present cash flows from operating activities and considers certificates of deposit, as well as the following items with original maturities of three months or less, to be cash equivalents: commercial paper, repurchase agreements, and money market funds. (See Note 20.)

FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, Disclosures about the Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. All of the Company's financial instruments, including foreign exchange-forward contracts disclosed at Note 15, are presented in the Consolidated Balance Sheets at their fair values at December 31, 1994, with the exception of the following (in millions):

                                                                             DECEMBER 31, 1994
                                                                            --------------------
                                                                            CARRYING      FAIR
                                                                             AMOUNT      VALUE
                                                                            --------    --------
Financial Assets (Note 6)
  Investments in joint ventures and partnerships.........................   $  149.6    $  172.0
  Long-term securities...................................................      201.2       192.6
  Noncurrent notes receivable............................................      158.1       154.4
Financial liabilities
  Notes payable (Note 9).................................................    1,224.4     1,230.3

     Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company's customer base and their dispersion across different industry and geographic areas.

DERIVATIVES

     Derivative financial instruments are used by the Company in the management of its interest rate and foreign currency exposures. Net payments or receipts under the Company's interest rate swap agreements are recorded as adjustments to interest expense. Foreign exchange-forward contracts are recorded in the Company's Consolidated Balance Sheets at fair value as of the reporting date. Realized and unrealized changes in fair value are recognized in income, as other income, in the period in which the changes occur.

NEW ACCOUNTING STANDARDS

     The Financial Accounting Standards Board (FASB) has issued SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures, which will become effective for fiscal years beginning in 1995. The effect of this Statement, if implemented currently, would not be material.

NOTE 2. NATIONAL HERITAGE INSURANCE COMPANY

     National Heritage Insurance Company (NHIC), a wholly owned subsidiary of EDS, acts as underwriter for claims benefit payments for the Medicaid welfare program contract for the state of Texas. The state of Indiana awarded EDS a fiscal agent contract for the Medicaid welfare program effective July 1, 1994, which was previously underwritten by NHIC.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     The contracts provide that payments from the states be deposited in trust accounts that are not included in the consolidated financial statements. Of such payments received for the years ended December 31, 1994, 1993, and 1992, $4,188.7 million, $4,453.4 million, and $3,664.1 million, respectively, were designated for the payment of benefit claims or to be returned to the states. At December 31, 1994 and 1993, $983.5 million and $1,316.3 million, respectively, of such designated funds at amortized cost remained in the trust accounts. Approximate market values of these invested funds at December 31, 1994 and 1993 were $975.2 million and $1,315.3 million, respectively. These investments primarily consist of corporate and government bonds. NHIC intends to hold these investments until their full face value can be realized. Gains and losses from the sale of these investments held in trust accounts are combined with gains and losses from the Company's other investments.

NOTE 3. DEBT AND MARKETABLE EQUITY SECURITIES

     Following is a summary of available-for-sale securities as of December 31, 1994 (in millions):

                                                                         GROSS         GROSS
                                                          AMORTIZED    UNREALIZED    UNREALIZED     FAIR
                                                            COST         GAINS         LOSSES      VALUE
                                                          ---------    ----------    ----------    ------
Current:
  U.S. government and agency obligations...............    $  31.9        $ --          $0.6       $ 31.3
  Other debt securities................................       94.9         0.2           4.7         90.4
                                                           -------        ----          ----       ------
     Total debt securities.............................      126.8         0.2           5.3        121.7
  Equity securities....................................       29.2          --           1.3         27.9
                                                           -------        ----          ----       ------
Total current available-for-sale securities............    $ 156.0        $0.2          $6.6       $149.6
                                                           =======        ====          ====       ======
Non-Current (Note 6)
  Other debt securities................................    $   0.6        $ --          $ --       $  0.6
  Equity securities....................................       60.5          --           2.4         58.1
                                                           -------        ----          ----       ------
     Total noncurrent available-for-sale securities....    $  61.1        $ --          $2.4       $ 58.7
                                                           =======        ====          ====       ======

     The amortized cost and estimated fair value of debt and marketable equity securities at December 31, 1994, by contractual maturity, are shown below (in millions). Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to repay obligations without prepayment penalties.

                                                                        DECEMBER 31, 1994
                                                                       -------------------
                                                                       AMORTIZED     FAIR
                                                                         COST       VALUE
                                                                       ---------    ------
                                                                          (IN MILLIONS)
        Debt securities
          Due in one year or less...................................    $  41.6     $ 41.1
          Due after one year through five years.....................       51.8       50.8
          Due after five years through 10 years.....................        7.1        7.0
          Due after 10 years........................................       13.5       13.3
          Mortgage-backed securities................................       13.4       10.1
                                                                        -------     ------
             Total debt securities..................................      127.4      122.3
        Equity securities...........................................       89.7       86.0
                                                                        -------     ------
             Total available-for-sale securities....................    $ 217.1     $208.3
                                                                        =======     ======

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     Proceeds from sales of available-for-sale securities (excluding gains, losses, amortization of related discount or premium, effects of foreign currency translation, and acquisitions) were $370.0 million. Without these adjustments, proceeds from sales of available-for-sale securities during 1994 were $387.6 million. Gross gains of $17.4 million and gross losses of ($4.1) million were realized during 1994 on sales of available-for-sale securities. Realized gains and losses in 1993 and 1992 were not significant. Specific identification was used to determine cost in computing realized gain or loss.

NOTE 4. PROPERTY AND EQUIPMENT

                                                                             ACCUMULATED
                                                                   COST      DEPRECIATION      NET
                                                                 --------    ------------    --------
                                                                            (IN MILLIONS)
DECEMBER 31, 1994
Land..........................................................   $  125.3      $     --      $  125.3
Buildings and facilities......................................      878.7         319.5         559.2
Computer equipment............................................    3,967.6       2,096.6       1,871.0
Other equipment and furniture.................................      465.9         264.8         201.1
                                                                 --------      --------      --------
     Total....................................................   $5,437.5      $2,680.9      $2,756.6
                                                                 ========      ========      ========
DECEMBER 31, 1993
Land..........................................................   $  121.6      $     --      $  121.6
Buildings and facilities......................................      815.1         283.1         532.0
Computer equipment............................................    3,158.6       1,883.1       1,275.5
Other equipment and furniture.................................      425.1         239.5         185.6
                                                                 --------      --------      --------
     Total....................................................   $4,520.4      $2,405.7      $2,114.7
                                                                 ========      ========      ========

NOTE 5. LAND HELD FOR DEVELOPMENT

     Land held for development at December 31, 1994 consists of approximately 2,222 acres located throughout the Dallas metropolitan area. Approximately 1,590 acres of land, site of a commercial real estate development, are located in Plano, Texas.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 6. INVESTMENT IN LEASES AND OTHER

                                                                                DECEMBER 31,
                                                                            --------------------
                                                                              1994        1993
                                                                            --------    --------
                                                                               (IN MILLIONS)
Lease contracts receivable (net of principal and interest on nonrecourse
  debt)..................................................................   $  384.5    $  396.8
Estimated residual values of leased assets (not guaranteed)..............      339.0       337.7
Unearned income, including deferred investment tax credits...............     (260.6)     (271.3)
                                                                            --------    --------
  Investment in leveraged leases (excluding deferred taxes of $284.7 and
     $307.4 at December 31, 1994 and 1993, respectively).................      462.9       463.2
Investment in securities, joint ventures, and partnerships...............      357.2       249.9
Investment in direct financing leases, net of unearned income............      153.8       158.6
Noncurrent notes receivable..............................................      158.1       118.1
GM Class E common stock held for benefit plans...........................       54.7        62.4
Investment in tax benefit transfers......................................       38.6        40.9
Other....................................................................       83.5        66.8
                                                                            --------    --------
     Total...............................................................   $1,308.8    $1,159.9
                                                                            ========    ========

     The fair values of certain long-term investments are estimated based on quoted market prices for these or similar investments. For other investments, a variety of methods are used to estimate fair value, including external valuations and discounted cash flows. At December 31, 1994, the fair values of investments in joint ventures and partnerships (accounted for using the cost method), long-term securities, and noncurrent notes receivable were estimated to be $172.0 million, $192.6 million, and $154.4 million, respectively, with carrying amounts of $149.6 million, $201.2 million, and $158.1 million, respectively. At December 31, 1993, the fair values of investments in joint ventures and partnerships (accounted for using the cost method), long-term securities, and noncurrent notes receivable were estimated to be $275.0 million, $152.8 million, and $114.9 million, respectively, with carrying amounts of $241.1 million, $128.5 million, and $118.1 million, respectively. Long-term securities include GM Class E common stock and other securities. The carrying value of the GM Class E common stock, which was less than the market value, was utilized to estimate the investment's fair value shown above because the stock will be used to satisfy future benefit plan obligations.

     Financing leases that are financed with nonrecourse borrowings at lease inception are accounted for as leveraged leases. Such borrowings are secured by substantially all of the lessor's rights under the lease plus the residual value of the asset. For Federal income tax purposes, the Company receives the investment tax credit (if available) at lease inception and has the benefit of tax deductions for depreciation on the leased asset and for interest on the nonrecourse debt. A portion of the Company's leveraged lease portfolio is concentrated within the airline industry. The Company historically has not experienced credit losses from these transactions, and the portfolio is diversified among unrelated lessees.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 7. SOFTWARE, GOODWILL, AND OTHER INTANGIBLES

                                                                             ACCUMULATED
                                                                   COST      AMORTIZATION      NET
                                                                 --------    ------------    --------
                                                                            (IN MILLIONS)
DECEMBER 31, 1994
Software......................................................   $  876.0       $462.1       $  413.9
Goodwill......................................................      833.9         80.4          753.5
Other intangibles.............................................      312.8        210.6          102.2
                                                                 --------       ------       --------
     Total....................................................   $2,022.7       $753.1       $1,269.6
                                                                 ========       ======       ========
DECEMBER 31, 1993
Software......................................................   $  791.5       $374.2       $  417.3
Goodwill......................................................      595.8         58.4          537.4
Other intangibles.............................................      235.2        123.6          111.6
                                                                 --------       ------       --------
     Total....................................................   $1,622.5       $556.2       $1,066.3
                                                                 ========       ======       ========

NOTE 8. ACCRUED LIABILITIES

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1994         1993
                                                                           --------      ------
                                                                              (IN MILLIONS)
Contract related........................................................   $  880.9      $368.6
Payroll related.........................................................      196.4       286.8
Operating expenses......................................................      196.1       205.2
Property, sales, and franchise taxes....................................      100.1        82.5
Claims settlement (Note 2)..............................................       21.3        30.1
Other...................................................................       56.2        22.8
                                                                           --------      ------
     Total..............................................................   $1,451.0      $996.0
                                                                           ========      ======

NOTE 9. NOTES PAYABLE

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1994         1993
                                                                           --------      ------
                                                                              (IN MILLIONS)
Commercial paper, 5.5% to 6.3%..........................................   $  933.0      $398.6
Lines of credit, variable rate 6.5% to 10.3%, due 1995..................       48.7       135.7
Notes, variable rate 5.7% to 12.5%, due 1995 to 2006....................       91.2        85.1
Notes, fixed rate 2.8% to 12.95%, due 1995 to 2003......................      151.5        76.1
                                                                           --------      ------
     Total..............................................................    1,224.4       695.5
     Less current maturities classified as notes payable................      203.4       172.7
                                                                           --------      ------
     Noncurrent notes payable...........................................   $1,021.0      $522.8
                                                                           ========      ======

     Commercial paper is classified as noncurrent debt as it is intended to be maintained on a long-term basis with ongoing credit availability provided by the Company's revolving, committed lines of credit. During 1994, the Company revised its agreement with a syndicate of banks, which increased to $1,800.0 million its committed lines of credit, of which $900.0 million expires in 1995 with the option to convert any outstanding amounts under these lines into term loans that mature in 1997. The remaining $900.0 million expires in 1999.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

Upon expiration of the commitment periods, the lenders and EDS have the option to extend the commitment. In addition, as of December 31, 1994, the Company had available another $15.5 million in committed lines of credit, of which $2.2 million remained unused. The Company also had available $529.9 million in uncommitted short-term lines of credit, of which $494.5 million remained unused at December 31, 1994. These lines of credit do not require material commitment fees, compensating balances, or collateral. Under the terms of the $1,800.0 million agreement, the Company is required to maintain a consolidated net worth of $2,631.8 million, increasing quarterly by 50 percent of the Company's consolidated net income after June 30, 1994.

     Notes payable relate to land held for development, property and equipment, acquisitions, and other items. These notes are generally unsecured, with certain notes secured by assets of a majority-owned subsidiary.

     At December 31, 1994, the Company had no interest rate swap agreements outstanding. At December 31, 1993, the Company had interest rate swap agreements outstanding that effectively converted the variable interest rates on an aggregate notional amount of $54.4 million to fixed interest rates ranging from 5.3% to 8.1%. At December 31, 1993, the estimated fair value of such contracts was ($0.8) million.

     Maturities of notes payable for years subsequent to December 31, 1994 are as follows (in millions):

                    1995.........................................   $203.4
                    1996.........................................     43.3
                    1997.........................................    940.4
                    1998.........................................      5.4
                    1999.........................................     13.3
                    Thereafter...................................     18.6

     For the years ended December 31, 1994, 1993, and 1992, interest costs of $1.2 million, $5.4 million, and $18.1 million, respectively, were capitalized, which, if charged to expense, would have resulted in reductions in net income of $0.7 million, $3.5 million, and $11.9 million, respectively.

     The fair value of notes payable is estimated based on the current rates offered to the Company for the same remaining maturities. At December 31, 1994 and 1993, the estimated fair value was $1,230.3 million and $703.5 million, respectively.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 10. STOCKHOLDER'S EQUITY

                                                      COMMON STOCK      CURRENCY    MARKET
                                                    ----------------     TRANS.     VALUE     RETAINED    STOCKHOLDER'S
     (IN MILLIONS EXCEPT PER SHARE AMOUNTS)         SHARES    AMOUNT    ADJUST.     ADJUST.   EARNINGS       EQUITY
- -------------------------------------------------   ------    ------    --------    ------    --------    -------------
Balance at December 31, 1991.....................    478.0    $323.4     $ (0.2)    $  --     $2,287.1      $ 2,610.3
  Separate consolidated net income...............       --        --         --        --        635.5          635.5
  Cash dividends declared -- $0.36 per share            --        --         --        --       (172.4)        (172.4)
  Stock option and award transactions............      1.3      42.5         --        --           --           42.5
  Currency translation adjustment................       --        --      (52.5)       --           --          (52.5)
                                                     -----    ------     ------     ------    --------      ---------
Balance at December 31, 1992.....................    479.3     365.9      (52.7)       --      2,750.2        3,063.4
  Separate consolidated net income...............       --        --         --        --        724.0          724.0
  Cash dividends declared -- $0.40 per share.....       --        --         --        --       (192.1)        (192.1)
  Stock option and award transactions............      1.6      55.3         --        --           --           55.3
  Currency translation adjustment................       --        --      (33.2)       --           --          (33.2)
                                                     -----    ------     ------     ------    --------      ---------
Balance at December 31, 1993.....................    480.9     421.2      (85.9)       --      3,282.1        3,617.4
  Separate consolidated net income...............       --        --         --        --        821.9          821.9
  Cash dividends declared -- $0.48 per share.....       --        --         --        --       (231.1)        (231.1)
  Stock option and award transactions............      0.8      33.9         --        --           --           33.9
  Currency translation adjustment................       --        --       (3.0)       --           --           (3.0)
  Unrealized loss on securities, net (Note 3)....       --        --         --      (6.6 )         --           (6.6)
                                                     -----    ------     ------     ------    --------      ---------
Balance at December 31, 1994.....................    481.7    $455.1     $(88.9)    $(6.6 )   $3,872.9      $ 4,232.5
                                                     =====    ======     ======     ======    ========      =========

     As the sole stockholder of EDS, GM is able to cause EDS to pay cash dividends and make advances to or otherwise enter into transactions with GM as GM deems desirable and appropriate. GM reserves the right to cause EDS to pay cash dividends to GM in such amounts as GM determines are desirable under the then prevailing facts and circumstances. Such amounts may be the same as, greater than, or less than the cash dividends paid by GM on its Class E common stock. There is no fixed relationship, on a per share or aggregate basis, between the cash dividends that may be paid by GM to holders of its Class E common stock and the cash dividends or other amounts that may be paid by EDS to GM.

NOTE 11. INCOME TAXES

     The current and deferred income tax liabilities (assets) are summarized as follows:

                                                                          DECEMBER 31,
                                                                        ----------------
                                                                         1994      1993
                                                                        ------    ------
                                                                         (IN MILLIONS)
        Current payable..............................................   $ 49.3    $ 66.3
        Current deferred.............................................     61.7     135.9
                                                                        ------    ------
             Total income taxes -- current...........................    111.0     202.2
        Noncurrent deferred..........................................    659.8     641.5
                                                                        ------    ------
             Total current and noncurrent income taxes...............   $770.8    $843.7
                                                                        ======    ======

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     The provision for income tax expense is summarized as follows:

                                                                U.S.                  U.S.
                         YEAR ENDED                            FEDERAL    NON-U.S.    STATE    TOTAL
- ------------------------------------------------------------   -------    --------    -----    ------
                                                                           (IN MILLIONS)
DECEMBER 31, 1994
Current.....................................................   $ 279.0     $167.9     $32.6    $479.5
Deferred....................................................      15.8      (33.0)       --     (17.2)
                                                               -------     ------     -----    ------
     Total..................................................   $ 294.8     $134.9     $32.6    $462.3
                                                               =======     ======     =====    ======
DECEMBER 31, 1993
Current.....................................................   $ 130.1     $ 77.8     $17.0    $224.9
Deferred....................................................     161.0       21.4        --     182.4
                                                               -------     ------     -----    ------
     Total..................................................   $ 291.1     $ 99.2     $17.0    $407.3
                                                               =======     ======     =====    ======
DECEMBER 31, 1992
Current.....................................................   $ 113.9     $ 97.3     $21.0    $232.2
Deferred....................................................     145.0      (11.9)       --     133.1
                                                               -------     ------     -----    ------
     Total..................................................   $ 258.9     $ 85.4     $21.0    $365.3
                                                               =======     ======     =====    ======

     Income before income taxes included the following components:

                                                                YEARS ENDED DECEMBER 31,
                                                            --------------------------------
                                                              1994        1993        1992
                                                            --------    --------    --------
                                                                     (IN MILLIONS)
        U.S. income......................................   $  963.5    $  886.1    $  781.9
        Non-U.S. income..................................      320.7       245.2       218.9
                                                            --------    --------    --------
             Total.......................................   $1,284.2    $1,131.3    $1,000.8
                                                            ========    ========    ========

     A reconciliation of income tax expense using the statutory Federal income tax rate of 35.0% for 1994 and 1993 and 34.0% for 1992 to the actual income tax expense follows:

                                                                      YEARS ENDED DECEMBER 31,
                                                                  --------------------------------
                                                                    1994        1993        1992
                                                                  --------    --------    --------
                                                                           (IN MILLIONS)
Income before income taxes.....................................   $1,284.2    $1,131.3    $1,000.8
                                                                   =======     =======     =======
Statutory Federal income tax...................................   $  449.5    $  395.9    $  340.3
Non-U.S. taxes, net of credit..................................       18.9        13.4        10.3
U.S. State income tax, net.....................................       21.2        11.1        13.8
Investment tax credit -- leveraged leases......................       (3.1)       (4.4)       (2.8)
Research and experimentation credits...........................      (11.3)       (8.8)       (5.2)
Other..........................................................      (12.9)        0.1         8.9
                                                                  --------    --------    --------
     Total.....................................................   $  462.3    $  407.3    $  365.3
                                                                   =======     =======     =======
Effective income tax rate......................................       36.0%       36.0%       36.5%

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     The tax effects of temporary differences and carryforwards, which result in a significant portion of the deferred tax assets and liabilities, are as follows:

                                                             DECEMBER 31, 1994         DECEMBER 31, 1993
                                                           ----------------------    ---------------------
                                                           ASSETS     LIABILITIES    ASSETS    LIABILITIES
                                                           -------    -----------    ------    -----------
                                                                            (IN MILLIONS)
Basis differences attributable to leasing activities....   $   2.5     $    504.8    $  6.4     $    515.3
Adjustments necessary to convert accruals to a tax
  basis.................................................     111.9          215.1      76.8          200.1
Employee benefit plans..................................      32.0           25.9      17.5           27.0
Accumulated tax depreciation/amortization versus
  accumulated financial statement
  depreciation/amortization.............................      18.7          211.2      26.1          186.0
Effect on deferred taxes of carryforwards...............     102.9             --     110.0             --
Other...................................................     232.1          153.5     126.0          119.5
                                                           -------     ----------    ------     ----------
     Subtotal...........................................     500.1        1,110.5     362.8        1,047.9
     Less valuation allowance...........................    (111.1)            --     (92.3)            --
                                                           -------     ----------    ------     ----------
     Total deferred taxes...............................   $ 389.0     $  1,110.5    $270.5     $  1,047.9
                                                           =======     ==========    ======     ==========

     The net changes in the total valuation allowance for the years ended December 31, 1994 and 1993 were increases of $18.8 million and $43.7 million, respectively. Certain of the Company's foreign subsidiaries have net operating loss carryforwards which expire over an indefinite period. A majority of such carryforwards are included in the valuation allowance.

NOTE 12. STOCK PURCHASE AND INCENTIVE PLANS

     The 1984 Electronic Data Systems Corporation Employee Stock Purchase Plan (Purchase Plan) enables EDS employees to purchase up to 80.0 million shares of GM Class E common stock at 85% of the quoted market price through payroll deductions of up to 10% of their compensation. Shares of GM Class E common stock purchased under the Purchase Plan may not be sold or transferred within two years of the date of purchase unless they are first offered to GM or EDS at the lesser of the original purchase price or the fair market value on the date of sale. The number of shares available for future sale under the Purchase Plan was
59.5 million shares at December 31, 1994.

     The 1984 Electronic Data Systems Corporation Stock Incentive Plan (1984
Plan) covers up to 160.0 million shares of GM Class E common stock. The 1984 Plan, which was scheduled to expire on October 17, 1994, was amended to change the expiration date to October 17, 2004, thus extending the term for an additional 10 years. During the 20-year life of the 1984 Plan, shares and rights or options to acquire shares, which may be subject to restrictions, may be granted or sold. The maximum number of shares for which additional shares, rights, or options may be granted or sold under the provisions of the 1984 Plan was 99.6 million shares at December 31, 1994.

     The EDS Incentive and Compensation Committee (the Committee) has granted the right to purchase a total of 27.6 million shares of GM Class E common stock, at prices of $0.0125 and $0.025 per share, to key employees under the provisions of the 1984 Plan. These shares will vest over various periods up to 10 years from the date of grant. The difference between the quoted market price as of the date of grant and the purchase price of shares granted is charged to operations over the vesting period. Expense for these awards amounted to $13.3 million, $16.3 million, and $14.9 million for the years ended December 31, 1994, 1993, and 1992, respectively.

     As of December 31, 1989, the Company had purchased 11.0 million shares of GM Class E common stock to be distributed to key employees under the provisions of the 1984 Plan. In 1994, 1991, and 1988, the

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

Committee approved restricted stock unit grants. The 1994 grant, totaling 9.5 million shares of GM Class E common stock, will be distributed to key employees under the provisions of the 1984 Plan. The right to receive shares is a restricted stock unit. All units granted are generally scheduled to vest over a period of 10 years. The 1994 units are scheduled to vest beginning March 1995. The 1991 grant began vesting in March 1992, while the 1988 grant began vesting in March 1989. The quoted market price as of the date of grant is charged to operations over the vesting period.

     The Company has a bonus plan under which awards are granted to key executives and employees. Bonus expense amounted to $86.6 million, $49.8 million, and $44.6 million for the years ended December 31, 1994, 1993, and 1992, respectively. Included in bonus expense is $48.7 million, $17.5 million, and $15.5 million relating to the restricted stock unit grants for the years ended December 31, 1994, 1993, and 1992, respectively.

NOTE 13. DEFERRED COMPENSATION PLAN

     The EDS Deferred Compensation Plan (Plan) provides a long-term savings program for participants. The Plan allows eligible employees to contribute a percentage of their compensation to a savings program and to defer income taxes until the time of distribution.

NOTE 14. SEGMENT INFORMATION

INDUSTRY SEGMENTS

     The Company's business involves operations in principally one industry segment: designing, installing, and operating business information and communications systems. Revenues from GM contributed approximately 36%, 39%, and 41% of gross revenues for the years ended December 31, 1994, 1993, and 1992, respectively.

GEOGRAPHIC SEGMENTS

     The following presents information about the Company's operations in different geographic areas:

As of and for the Year Ended December 31, 1994

                                                             U.S.       EUROPE     OTHER      TOTAL
                                                           --------    --------    ------    --------
                                                                         (IN MILLIONS)
Systems and other contracts revenue
  GM and affiliates.....................................   $2,764.4    $  523.4    $259.4    $3,547.2
  Outside customers.....................................    4,611.2     1,308.1     493.6     6,412.9
                                                           --------    --------    ------    --------
Total systems and other contracts revenue...............   $7,375.6    $1,831.5    $753.0    $9,960.1
                                                           ========    ========    ======    ========
Operating income........................................   $1,008.6    $  168.3    $ 66.7    $1,243.6
                                                           ========    ========    ======    ========
Identifiable assets.....................................   $6,618.0    $1,573.8    $594.7    $8,786.5
                                                           ========    ========    ======    ========

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

As of and for the Year Ended December 31, 1993

                                                             U.S.       EUROPE     OTHER      TOTAL
                                                           --------    --------    ------    --------
                                                                         (IN MILLIONS)
Systems and other contracts revenue
  GM and affiliates.....................................   $2,574.5    $  511.2    $238.0    $3,323.7
  Outside customers.....................................    4,004.5       911.6     267.5     5,183.6
                                                           --------    --------    ------    --------
Total systems and other contracts revenue...............   $6,579.0    $1,422.8    $505.5    $8,507.3
                                                           ========    ========    ======    ========
Operating income........................................   $  906.5    $  148.7    $ 56.1    $1,111.3
                                                           ========    ========    ======    ========
Identifiable assets.....................................   $5,350.6    $1,185.9    $405.6    $6,942.1
                                                           ========    ========    ======    ========

As of and for the Year Ended December 31, 1992

                                                             U.S.       EUROPE     OTHER      TOTAL
                                                           --------    --------    ------    --------
                                                                         (IN MILLIONS)
Systems and other contracts revenue
  GM and affiliates.....................................   $2,562.9    $  546.5    $239.1    $3,348.5
  Outside customers.....................................    3,693.6       828.3     284.8     4,806.7
                                                           --------    --------    ------    --------
Total systems and other contracts revenue...............   $6,256.5    $1,374.8    $523.9    $8,155.2
                                                           ========    ========    ======    ========
Operating income........................................   $  773.3    $  131.3    $ 75.5    $  980.1
                                                           ========    ========    ======    ========
Identifiable assets.....................................   $4,750.3    $1,008.7    $364.5    $6,123.5
                                                           ========    ========    ======    ========

NOTE 15. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

     The Company operates on a global basis, receiving revenues and incurring expenses in many different countries. As a result of these activities, the Company has exposure to market risks arising from changes in interest rates and foreign exchange rates. Derivative financial instruments are used by the Company for the purpose of hedging against these risks, to which the Company is exposed in the normal course of business, by creating offsetting market exposures. The Company's use of such instruments in relation to such risks is explained below. The Company does not hold or issue financial instruments for trading purposes.

     The notional amounts of derivatives contracts are summarized below as part of the description of the instruments utilized. The notional amounts do not represent the amounts exchanged by the parties, and thus are not a measure of the exposure of the Company through its use of derivatives. The amounts exchanged by the parties are normally based upon the notional amounts and the other terms of the derivatives. The Company is not a party to leveraged derivatives.

INTEREST RISK MANAGEMENT

     The Company has historically entered into interest rate swap agreements in order to reduce the impact of changes in interest rates upon its floating-rate debt. As of December 31, 1994, all such contracts had matured and the Company had no outstanding interest rate swap agreements.

FOREIGN EXCHANGE RISK MANAGEMENT

     The Company uses derivative financial instruments, particularly foreign exchange-forward contracts, to hedge transactions denominated in different currencies on a continuing basis. The purpose of the Company's hedging activities is to reduce the levels of risk to which it is exposed resulting from exchange-rate movements. At December 31, 1994 and 1993, the Company had forward exchange contracts maturing in the following year to purchase various foreign currencies in the amount of $289.0 million and $276.9 million,

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

respectively, and to sell $766.5 million and $286.0 million, respectively. The estimated fair value of forward exchange contracts is based on quoted market prices. At December 31, 1994, the estimated fair value of outstanding contracts in a gain position was $3.3 million and the estimated fair value of outstanding contracts in a loss position was ($4.2) million. At December 31, 1993, the estimated fair value of outstanding contracts in a gain position was $2.7 million and the estimated fair value of outstanding contracts in a loss position was ($3.3) million. The Company recognizes realized and unrealized gains and losses on foreign exchange contracts by marking to market all outstanding forward exchange contracts.

     The Company is exposed to credit risk in the event of nonperformance by counterparties to foreign exchange contracts, but because the Company deals only with major commercial banks with high quality credit, the Company does not anticipate nonperformance by any of these counterparties.

NOTE 16. RETIREMENT PLANS

     The Company has pension plans (the Plans) covering substantially all of its employees, the majority of which are noncontributory. In general, employees become fully vested upon attaining five years of service, and benefits are based on years of service and earnings. The actuarial cost method currently used is the projected unit credit cost method. The Company's U.S. funding policy is to contribute amounts that fall within the range of deductible contributions for Federal income tax purposes.

     The weighted average assumptions used for the Plans are as follows:

                                                                         YEARS ENDED DECEMBER 31,
                                                                         ------------------------
                                                                         1994      1993      1992
                                                                         ----      ----      ----
Discount rate........................................................     8.9%     7.7 %     9.1 %
Rate of increase in compensation levels..............................     5.7%     5.9 %     5.3 %
Long-term rate of return on assets...................................    10.0%     9.8 %     9.7 %

     Net pension cost consisted of the following components:

                                                                       YEARS ENDED DECEMBER 31,
                                                                      ---------------------------
                                                                       1994      1993       1992
                                                                      ------    -------    ------
                                                                             (IN MILLIONS)
Service cost of the current period.................................   $ 96.1    $  72.6    $ 67.8
Interest cost on projected benefit obligation......................     82.3       69.8      62.0
Actual return on assets............................................    (22.3)    (121.3)    (19.3)
Net amortization and deferral......................................    (37.9)      75.2     (24.1)
                                                                      ------    -------    ------
Net pension cost...................................................   $118.2    $  96.3    $ 86.4
                                                                      ======    =======    ======

     At December 31, 1994 and 1993, the Plans' assets consisted principally of marketable securities. Accrued and/or prepaid pension cost is included in Accrued Liabilities and Prepaids and Other in the Company's Consolidated Balance Sheets.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     The following is a reconciliation of the funded status of the Plans (in millions):

                                                             DECEMBER 31, 1994       DECEMBER 31, 1993
                                                            --------------------    --------------------
                                                             ASSETS      ACCUM.      ASSETS      ACCUM.
                                                             EXCEED     BENEFITS     EXCEED     BENEFITS
                                                             ACCUM.      EXCEED      ACCUM.      EXCEED
                                                            BENEFITS     ASSETS     BENEFITS     ASSETS
                                                            --------    --------    --------    --------
Plans' assets at fair value..............................    $ 918.3    $     --    $  671.0    $    6.1
                                                             =======    ========    ========    ========
Actuarial present value of benefit obligation
  Vested benefits........................................    $ 485.9    $   56.1    $  472.6    $   50.8
  Nonvested benefits.....................................       57.6        11.2        69.1        17.9
                                                             -------    --------    --------    --------
Accumulated benefit obligation...........................      543.5        67.3       541.7        68.7
Effect of projected future salary increases..............      326.4        25.5       368.6        44.1
                                                             -------    --------    --------    --------
Projected benefit obligation (PBO).......................    $ 869.9    $   92.8    $  910.3    $  112.8
                                                             =======    ========    ========    ========
Excess (deficiency) of Plans' assets over PBO............    $  48.4    $  (92.8)   $ (239.3)   $ (106.7)
Unrecognized net (gain) loss.............................      (28.3)      (35.3)      150.9        (5.8)
Unrecognized net (asset) obligation at date of
  adoption...............................................       (9.6)       23.4        (6.8)       26.5
Unrecognized prior service cost..........................       12.8        (1.0)       32.8         0.9
Additional minimum liability.............................         --          --          --        (3.7)
                                                             -------    --------    --------    --------
Net prepaid (accrued) pension cost.......................    $  23.3    $ (105.7)   $  (62.4)   $  (88.8)
                                                             =======    ========    ========    ========

NOTE 17. COMMITMENTS AND RENTAL EXPENSE

     Commitments for rental payments under noncancellable operating leases for each of the next five years ending December 31 and thereafter for computer equipment, software, and facilities are as follows (in millions):

               1995...................................................   $339.1
               1996...................................................    233.5
               1997...................................................    175.7
               1998...................................................    131.1
               1999...................................................    114.7
               Thereafter.............................................    720.1

     Total rentals under cancellable and noncancellable leases, principally computer equipment and software, included in costs and charged to expenses were $524.3 million, $564.9 million, and $614.6 million for the years ended December 31, 1994, 1993, and 1992, respectively.

NOTE 18. CONTINGENT LIABILITIES

     There are various claims and pending actions against the Company arising in the ordinary course of the conduct of its business. Certain of these actions seek damages in significant amounts. The amount of liability on these claims and actions at December 31, 1994 was not determinable, but in the opinion of management, the ultimate liability, if any, will not have a material adverse effect on the Company's consolidated operations or financial position.

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 19. ACQUISITIONS

     The Company made various acquisitions during the years ended December 31, 1994 and 1993, none of which had a material effect on the Company's financial position or results of operations. In conjunction with those acquisitions, assets were acquired and liabilities were assumed as follows:

                                                                         YEARS ENDED
                                                                         DECEMBER 31,
                                                                      ------------------
                                                                       1994        1993
                                                                      ------      ------
                                                                        (IN MILLIONS)
        Fair value of assets acquired..............................   $427.8      $319.8
        Less: Cash paid for stock and assets, net of cash
          acquired.................................................    186.6       122.1
             Debt issued for stocks and assets.....................     94.9        91.2
                                                                      ------      ------
          Liabilities assumed......................................   $146.3      $106.5
                                                                      ======      ======

NOTE 20. SUPPLEMENTARY FINANCIAL INFORMATION

     The following summarizes certain costs charged to expense for the years indicated:

                                                                  YEARS ENDED DECEMBER 31,
                                                                 --------------------------
                                                                  1994      1993      1992
                                                                 ------    ------    ------
                                                                       (IN MILLIONS)
        Depreciation of property and equipment................   $577.5    $465.6    $457.9
                                                                 ======    ======    ======
        Amortization..........................................   $163.8    $142.3    $145.3
                                                                 ======    ======    ======

     Supplemental cash flow information is presented below:

                                                                  YEARS ENDED DECEMBER 31,
                                                                 --------------------------
                                                                  1994      1993      1992
                                                                 ------    ------    ------
                                                                       (IN MILLIONS)
        Cash paid for
          Income taxes, net of refunds........................   $465.6    $183.8    $252.6
                                                                 ======    ======    ======
          Interest, net of amount capitalized.................   $ 49.7    $ 40.2    $ 46.8
                                                                 ======    ======    ======

              ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONCLUDED

NOTE 21. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                          FIRST       SECOND      THIRD       FOURTH
                                                         QUARTER     QUARTER     QUARTER     QUARTER
                                                         --------    --------    --------    --------
                                                            (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
YEAR ENDED DECEMBER 31, 1994
Revenues..............................................   $2,239.3    $2,334.0    $2,564.9    $2,914.2
Gross profit from operations..........................      506.6       584.1       602.1       737.9
Income before income taxes............................      268.3       308.2       338.1       369.6
Separate Consolidated Net Income......................      171.7       197.3       216.4       236.5
Available Separate Consolidated Net Income............   $   92.1    $  106.5    $  117.3    $  128.5
Earnings Attributable to GM Class E Common Stock on a
  Per Share Basis.....................................   $   0.36    $   0.41    $   0.45    $   0.49
Stock price range of GM Class E Common Stock
  High................................................   $  36.88    $  38.00    $  38.50    $  39.50
  Low.................................................   $  27.50    $  32.88    $  33.00    $  34.75
YEAR ENDED DECEMBER 31, 1993
Revenues..............................................   $2,073.2    $2,090.5    $2,084.3    $2,313.8
Gross profit from operations..........................      490.1       501.3       525.0       600.3
Income before income taxes............................      236.6       278.2       299.4       317.1
Separate Consolidated Net Income......................      151.4       178.1       191.6       202.9
Available Separate Consolidated Net Income............   $   74.1    $   87.7    $   98.4    $  107.0
Earnings Attributable to GM Class E Common Stock on a
  Per Share Basis.....................................   $   0.32    $   0.37    $   0.40    $   0.42
Stock price range of GM Class E Common Stock
  High................................................   $  35.88    $  33.38    $  32.50    $  31.13
  Low.................................................   $  27.63    $  28.25    $  26.00    $  26.50

             ------------------------------------------------------
             ------------------------------------------------------
     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME OR ANY SALE MADE HEREUNDER DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         -----
              PROSPECTUS

Available Information.................       2
Incorporation of Certain Documents by
  Reference...........................       2
Prospectus Summary....................       3
The Offerings.........................       3
General Motors and EDS................       4
Background of the Offerings...........       6
Selling Stockholders..................       6
Selected Financial Data of General
  Motors and EDS......................       8
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of EDS................      11
Business of EDS.......................      14
Class E Common Stock Price Range and
  Dividends...........................      18
Class E Common Stock..................      19
Description of Capital Stock..........      23
Certain United States Federal Tax
  Considerations for Non-U.S.
  Holders.............................      33
Underwriting..........................      35
Legal Matters.........................      37
Experts...............................      37
Appendix A: EDS Consolidated Financial
  Statements..........................     A-1

             ------------------------------------------------------
             ------------------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------
                                 GENERAL MOTORS
                                  CORPORATION

                               37,000,000 SHARES

                              CLASS E COMMON STOCK


                          ---------------------------
                                   PROSPECTUS
                          ---------------------------


                              MERRILL LYNCH & CO.
                              GOLDMAN, SACHS & CO.
                                LEHMAN BROTHERS
                                CS FIRST BOSTON
                              MORGAN STANLEY & CO.
                                 INCORPORATED

                              SALOMON BROTHERS INC



                                          , 1995

             ------------------------------------------------------
             ------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

               ALTERNATE FRONT COVER FOR INTERNATIONAL PROSPECTUS

                             SUBJECT TO COMPLETION
                    PRELIMINARY PROSPECTUS DATED MAY 8, 1995
PROSPECTUS

                           GENERAL MOTORS CORPORATION

                               37,000,000 SHARES
                              CLASS E COMMON STOCK
                            ------------------------
    This Prospectus covers the resale of 37,000,000 shares of Class E Common Stock, par value $0.10 per share ("Class E Common Stock"), of General Motors Corporation, a Delaware corporation (together with its subsidiaries, "General Motors," "GM" or the "Corporation"), by the General Motors Special Hourly Employees Pension Trust (the "Hourly Plan Special Trust") under the General Motors Hourly-Rate Employees Pension Plan (the "Hourly Plan") and a special trust (the "Salaried Plan Special Trust") under the General Motors Retirement Plan for Salaried Employees (the "Salaried Plan"). Each such trust is sometimes referred to herein as a "Selling Stockholder" and, collectively, as the "Selling Stockholders". See "Selling Stockholders." Of the 37,000,000 shares of Class E Common Stock offered hereby, 27,000,000 are being offered in the United States and Canada by the U.S. Underwriters, 7,000,000 are being offered internationally outside the United States and Canada excluding Asia by the International Underwriters, and 3,000,000 are being offered in Asia by the Asian Underwriters. See "Underwriting." Class E Common Stock is one of three classes of General Motors common stock. Under the General Motors Restated Certificate of Incorporation, as amended, dividends on Class E Common Stock may be declared and paid out of the assets of General Motors only to the extent of the sum of (i) the paid in surplus attributable to the Class E Common Stock plus (ii) an allocated portion of the earnings, determined as described herein, of General Motors' indirectly wholly owned subsidiary, Electronic Data Systems Corporation (together with its subsidiaries, "EDS"). General Motors, not EDS, is the issuer of Class E Common Stock. For a description of dividend, voting and liquidation rights and recapitalization provisions with respect to the Class E Common Stock, see "Class E Common Stock" and "Description of Capital Stock -- Common Stock."

    General Motors will not receive any of the proceeds from the sale of the shares offered hereby. See "Selling Stockholders" and "Underwriting." The Class E Common Stock is listed in the United States on the New York Stock Exchange under the symbol GME. The closing sale price of the Class E Common Stock on the New York Stock Exchange on May 5, 1995 was $42.50 per share.

    United States Trust Company of New York is the trustee for the Hourly Plan Special Trust (the "Hourly Plan Trustee") and Bankers Trust Company is the trustee for the Salaried Plan Special Trust (the "Salaried Plan Trustee").
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
   COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

====================================================================================================
                                                                                     PROCEEDS TO
                                                  PRICE TO        UNDERWRITING         SELLING
                                                   PUBLIC         DISCOUNTS(1)     STOCKHOLDERS(2)
- ----------------------------------------------------------------------------------------------------
Per Share....................................         $                $                  $
- ----------------------------------------------------------------------------------------------------
Total(3).....................................         $                $                  $
====================================================================================================

(1) General Motors and, to the extent permitted by applicable law, the Selling Stockholders, have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the offerings, estimated to be $1,230,000, payable by General Motors.

(3) The Hourly Plan Special Trust has granted the U.S. Underwriters, International Underwriters and Asian Underwriters an option, exercisable within 30 days after the date hereof, to purchase up to an aggregate of 5,550,000 additional shares of Class E Common Stock at the Price to Public less Underwriting Discount for the purpose of covering overallotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and Proceeds to Selling Stockholders will be
    $         , $         and $         , respectively.
                            ------------------------

               Advisor to United States Trust Company of New York

                           WASSERSTEIN PERELLA & CO.
                            ------------------------
    The shares of Class E Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the certificates for the shares of Class E Common Stock will be
made on or about            , 1995, in New York, New York.

                            ------------------------

MERRILL LYNCH INTERNATIONAL    GOLDMAN SACHS INTERNATIONAL      LEHMAN BROTHERS
LIMITED

CS FIRST BOSTON     MORGAN STANLEY & CO.     SALOMON BROTHERS INTERNATIONAL
                    INTERNATIONAL                        LIMITED

                            ------------------------
                           JOINT GLOBAL COORDINATORS

       MERRILL LYNCH & CO.                           GOLDMAN, SACHS & CO.
                            ------------------------
                 The date of this Prospectus is        , 1995.

                  ALTERNATE PAGES FOR INTERNATIONAL PROSPECTUS

                                  UNDERWRITING

     The International Underwriters named below, acting through their International Representatives, Merrill Lynch International Limited, Goldman Sachs International, Lehman Brothers International (Europe), CS First Boston Limited, Morgan Stanley & Co. International Limited and Salomon Brothers International Limited (the "International Representatives"), have severally agreed, subject to the terms and conditions of the International Purchase Agreement with General Motors and the Selling Stockholders (the "International Purchase Agreement"), to purchase from the Selling Stockholders, the aggregate number of shares of Class E Common Stock set forth below opposite their respective names.

                                                                    NUMBER OF INTERNATIONAL SHARES OF
                    INTERNATIONAL UNDERWRITER                             CLASS E COMMON STOCK
                    -------------------------                       ---------------------------------
Merrill Lynch International Limited..............................
Goldman Sachs International .....................................
Lehman Brothers International (Europe)...........................
CS First Boston Limited..........................................
Morgan Stanley & Co. International Limited.......................
Salomon Brothers International Limited...........................

                                                                                ---------
       Total.....................................................               7,000,000
                                                                                =========

     This offering is part of a worldwide offering that consists of the U.S. Offering, the International Offering and the Asian Offering (collectively, the "Offerings"). Merrill Lynch & Co. and Goldman, Sachs & Co. are acting as Joint Global Coordinators for the offerings.

     In the International Purchase Agreement, the International Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Class E Common Stock being sold pursuant to such Agreement if any of the shares of Class E Common Stock being sold pursuant to such Agreement are purchased. Under certain circumstances under such Agreement, the commitments of non-defaulting International Underwriters may be increased.

     The International Representatives of the International Underwriters have advised General Motors and the Selling Stockholders that they propose initially to offer the shares to the public at the Price to Public set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per share. The International Underwriters may allow, and such dealers may reallow, a discount not in excess of $ per share on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     General Motors and the Selling Stockholders have also entered into a U.S. Purchase Agreement (the "U.S. Purchase Agreement") with certain underwriters (the "U.S. Underwriters") for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Lehman Brothers Inc., CS First Boston Corporation, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc are acting as representatives (the "U.S. Representatives") providing for a concurrent U.S. Offering. General Motors and the Selling Stockholders have also entered into an Asian Purchase Agreement (the "Asian Purchase Agreement") with certain underwriters (the "Asian Underwriters") for whom Merrill Lynch International Limited, Goldman Sachs (Asia) L.L.C. and Lehman Brothers Securities Asia Limited are acting as representatives (the "Asian Representatives") providing for the concurrent Asian Offering. The U.S. Underwriters, the International Underwriters and the Asian Underwriters are collectively referred to as the "Underwriters," and the U.S.

Representatives, the International Representatives and the Asian Representatives are collectively referred to as the "Representatives." The International Underwriters have agreed, subject to the terms and condition set forth in the International Purchase Agreement, to purchase all of the shares of Class E Common Stock being offered in the International Offering if any are purchased and the Asian Underwriters have agreed, subject to the terms and conditions set forth in the Asian Purchase Agreement, to purchase all of the shares of Class E Common Stock being offered in the Asian Offering if any are purchased. The closing of each of the Offerings is a condition to the closing of each of the U.S. Offering, the International Offering and the Asian Offering.

     The Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Under the terms of the Intersyndicate Agreement, the Underwriters in each geographic area have agreed not to offer to sell any shares of Class E Common stock in any other geographic area until the completion of the distribution of the shares of Class E Common Stock in all of the Offerings. Pursuant to the Intersyndicate Agreement, each of the U.S. Underwriters has agreed or will agree that, as part of the distribution of the U.S. shares of Class E Common Stock, subject to certain exceptions, (i) it is not purchasing any shares of Class E Common Stock for the account of anyone other than a U.S. Person (as defined below) or Canadian Person (as defined below) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Class E Common Stock or distribute any prospectus relating to the shares of Class E Common Stock to any person outside the United States or Canada or to anyone other than a U.S. Person or Canadian Person, or to any dealer who does not so agree. Each of the International Underwriters and the Asian Underwriters has agreed or will agree that, as part of the distribution of the International shares of Class E Common Stock and Asian shares of Class E Common Stock, respectively, subject to certain exceptions, (i) it is not purchasing any shares of Class E Common Stock for the account of any U.S. Person or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Class E Common Stock or distribute any prospectus relating to the shares of Class E Common Stock in the United States or Canada or to any U.S. Person or Canadian Person or to any dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the U.S. Underwriters, the International Underwriters and the Asian Underwriters pursuant to the Intersyndicate Agreement. As used in this section, "United States" means the United States of America, its territories, possessions and other areas subject to its jurisdiction; "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction; "Asia" means all countries in Asia, the Middle East, Australia and New Zealand, and "U.S. Person" and "Canadian Person" mean (i) a citizen or resident of the United States or Canada, respectively, (ii) a corporation, partnership, trust or other entity created or organized in or under the laws of the United States or Canada, respectively (other than a foreign branch of such an entity), or (iii) an estate or trust, the income of which is subject to United States federal income taxation or Canadian federal income taxation, respectively, regardless of its source of income, and includes any United States or Canadian branch of a person not included in any of clauses (i), (ii) and
(iii) of this sentence.

     Each International Underwriter and Asian Underwriter represents and agrees in the Intersyndicate Agreement that (i) it has not offered or sold and will not offer or sell any shares of Class E Common Stock in the United Kingdom by means of any document (other than in circumstances which do not constitute an offer to the public within the meaning of the Companies Act 1985); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of Class E Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the shares of Class E Common Stock to any person of a kind described in Article 9(3) of the Financial Services Act 1988, or to any person to whom the document may otherwise lawfully be issued or passed.

     Each International Underwriter and Asian Underwriter has agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the shares of Class E Common Stock in Japan or to residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan except pursuant to an exemption from the registration requirements of the Securities and Exchange Law available thereunder and in compliance with the other relevant laws of Japan.

     In addition, each International Underwriter and Asian Underwriter has agreed that (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any shares of Class E Common Stock other than to persons whose ordinary business it is to buy or sell shares or debentures whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong and (ii) it has not issued and will not issue any invitation or advertisement relating to the shares of Class E Common Stock in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class E Common Stock intended to be disposed of to persons outside Hong Kong or to be disposed of in Hong Kong only to persons whose business involves the acquisition, disposal, or holding of securities, whether as principal or agent.

     The Hourly Plan Special Trust has granted the Underwriters an option, exercisable for 30 days after the date hereof, to purchase up to an additional 5,550,000 shares of Class E Common Stock at the Price to Public less the Underwriting Discount for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Class E Common Stock to be purchased by it shown opposite their respective names in the table under "Underwriting" in the relevant Prospectus is of the 37,000,000 shares of Class E Common Stock initially offered by the Underwriters hereunder.

     General Motors and (to the extent permitted under applicable law) the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities including liabilities under the Securities Act.

     General Motors has agreed not to offer, sell or otherwise dispose of any shares of Class E Common Stock or any securities convertible into or exchangeable or exercisable for Class E Common Stock from the date of this Prospectus until December 31, 1995, without the prior written consent of Merrill Lynch & Co. and Goldman, Sachs & Co. on behalf of the Representatives, provided that General Motors may issue and deliver such securities under specified exceptions in connection with (i) the conversion, exercise or exchange of outstanding options or other securities pursuant to their terms, (ii) any previously disclosed acquisition or other business combination and (iii) employee benefit plans.

     The Selling Stockholders have agreed not to offer, sell or otherwise dispose of any shares of Class E Common Stock or any securities convertible into or exchangeable or exercisable for Class E Common Stock (other than transfers to or for the benefit of employee benefit plans of GM or any of its affiliates, including EDS) from the date of this Prospectus, in the case of the Hourly Plan Special Trust, until December 31, 1995 and, in the case of the Salaried Plan Special Trust, until 90 days after the date of this Prospectus, in each case, without the prior written consent of Merrill Lynch & Co. and Goldman, Sachs & Co. on behalf of the Representatives.

     Any prospective purchaser of shares of Class E Common Stock offered hereby that is an employee benefit plan subject to Title I of ERISA or Section 4975 of the Code should purchase such shares pursuant to the U.S. Offering unless, upon the advice of counsel, it concludes that such plan is permitted to purchase such shares in the International Offering or Asian Offering, as the case may be. Accordingly, all such plans are advised to consult with counsel before purchasing shares of Class E Common Stock outside the United States and Canada.

               ALTERNATE BACK COVER FOR INTERNATIONAL PROSPECTUS

             ------------------------------------------------------
             ------------------------------------------------------
     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME OR ANY SALE MADE HEREUNDER DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         -----
               PROSPECTUS

Available Information.................       2
Incorporation of Certain Documents by
  Reference...........................       2
Prospectus Summary....................       3
The Offerings.........................       3
General Motors and EDS................       4
Background of the Offerings...........       6
Selling Stockholders..................       6
Selected Financial Data of General
  Motors and EDS......................       8
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of EDS................      11
Business of EDS.......................      14
Class E Common Stock Price Range and
  Dividends...........................      18
Class E Common Stock..................      19
Description of Capital Stock..........      23
Certain United States Federal Tax
  Considerations for Non-U.S.
  Holders.............................      33
Underwriting..........................      35
Legal Matters.........................      37
Experts...............................      37
Appendix A: EDS Consolidated Financial
  Statements..........................     A-1

             ------------------------------------------------------
             ------------------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------
                                 GENERAL MOTORS
                                  CORPORATION

                               37,000,000 SHARES

                              CLASS E COMMON STOCK


                          ---------------------------
                                   PROSPECTUS
                          ---------------------------


                         MERRILL LYNCH INTERNATIONAL
                                   LIMITED

                         GOLDMAN SACHS INTERNATIONAL
                               LEHMAN BROTHERS
                               CS FIRST BOSTON

                             MORGAN STANLEY & CO.
                                INTERNATIONAL

                        SALOMON BROTHERS INTERNATIONAL
                                   LIMITED



                                          , 1995

             ------------------------------------------------------
             ------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   ALTERNATE FRONT COVER FOR ASIAN PROSPECTUS

                             SUBJECT TO COMPLETION
                    PRELIMINARY PROSPECTUS DATED MAY 8, 1995
PROSPECTUS

                           GENERAL MOTORS CORPORATION

                               37,000,000 SHARES
                              CLASS E COMMON STOCK
                            ------------------------
    This Prospectus covers the resale of 37,000,000 shares of Class E Common Stock, par value $0.10 per share ("Class E Common Stock"), of General Motors Corporation, a Delaware corporation (together with its subsidiaries, "General Motors," "GM" or the "Corporation"), by the General Motors Special Hourly Employees Pension Trust (the "Hourly Plan Special Trust") under the General Motors Hourly-Rate Employees Pension Plan (the "Hourly Plan") and a special trust (the "Salaried Plan Special Trust") under the General Motors Retirement Plan for Salaried Employees (the "Salaried Plan"). Each such trust is sometimes referred to herein as a "Selling Stockholder" and, collectively, as the "Selling Stockholders". See "Selling Stockholders." Of the 37,000,000 shares of Class E Common Stock offered hereby, 27,000,000 are being offered in the United States and Canada by the U.S. Underwriters, 7,000,000 are being offered internationally outside the United States and Canada excluding Asia by the International Underwriters, and 3,000,000 are being offered in Asia by the Asian Underwriters. See "Underwriting." Class E Common Stock is one of three classes of General Motors common stock. Under the General Motors Restated Certificate of Incorporation, as amended, dividends on Class E Common Stock may be declared and paid out of the assets of General Motors only to the extent of the sum of (i) the paid in surplus attributable to the Class E Common Stock plus (ii) an allocated portion of the earnings, determined as described herein, of General Motors' indirectly wholly owned subsidiary, Electronic Data Systems Corporation (together with its subsidiaries, "EDS"). General Motors, not EDS, is the issuer of Class E Common Stock. For a description of dividend, voting and liquidation rights and recapitalization provisions with respect to the Class E Common Stock, see "Class E Common Stock" and "Description of Capital Stock -- Common Stock."

    General Motors will not receive any of the proceeds from the sale of the shares offered hereby. See "Selling Stockholders" and "Underwriting." The Class E Common Stock is listed in the United States on the New York Stock Exchange under the symbol GME. The closing sale price of the Class E Common Stock on the New York Stock Exchange on May 5, 1995 was $42.50 per share.

    United States Trust Company of New York is the trustee for the Hourly Plan Special Trust (the "Hourly Plan Trustee") and Bankers Trust Company is the trustee for the Salaried Plan Special Trust (the "Salaried Plan Trustee").
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
   COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===================================================================================================
                                                                                    PROCEEDS TO
                                               PRICE TO         UNDERWRITING          SELLING
                                                PUBLIC          DISCOUNTS(1)      STOCKHOLDERS(2)
- ---------------------------------------------------------------------------------------------------
Per Share.................................          $                 $                  $
- ---------------------------------------------------------------------------------------------------
Total(3)..................................          $                 $                  $
===================================================================================================

(1) General Motors and, to the extent permitted by applicable law, the Selling Stockholders, have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the offerings, estimated to be $1,230,000, payable by General Motors.

(3) The Hourly Plan Special Trust has granted the U.S. Underwriters, International Underwriters and Asian Underwriters an option, exercisable within 30 days after the date hereof, to purchase up to an aggregate of 5,550,000 additional shares of Class E Common Stock at the Price to Public less Underwriting Discount for the purpose of covering overallotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and Proceeds to Selling Stockholders will be
    $         , $         and $         , respectively.
                            ------------------------

               Advisor to United States Trust Company of New York

                           WASSERSTEIN PERELLA & CO.
                            ------------------------
    The shares of Class E Common Stock are offered by the several Underwriters,

        subject to prior sale, when, as and if issued to and accepted by them, and subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the certificates for the shares of Class E Common Stock will be made
on or about             , 1995, in New York, New York.

                            ------------------------

      MERRILL LYNCH              GOLDMAN SACHS                   LEHMAN BROTHERS
INTERNATIONAL LIMITED            (ASIA) L.L.C.
                            ------------------------

                           JOINT GLOBAL COORDINATORS

      MERRILL LYNCH & CO.                             GOLDMAN, SACHS & CO.
                            ------------------------

                 The date of this Prospectus is        , 1995.

                      ALTERNATE PAGES FOR ASIAN PROSPECTUS

                                  UNDERWRITING

     The Asian Underwriters named below, acting through their Asian Representatives, Merrill Lynch International Limited, Goldman Sachs (Asia) L.L.C. and Lehman Brothers Securities Asia Limited (the "Asian Representatives"), have severally agreed, subject to the terms and conditions of the Asian Purchase Agreement with General Motors and the Selling Stockholders (the "Asian Purchase Agreement"), to purchase from the Selling Stockholders, the aggregate number of shares of Class E Common Stock set forth below opposite their respective names.

                                                                           NUMBER OF ASIAN SHARES
                                                                                     OF
                           ASIAN UNDERWRITER                                CLASS E COMMON STOCK
- -----------------------------------------------------------------------   ------------------------
Merrill Lynch International Limited....................................
Goldman Sachs (Asia) L.L.C. ...........................................
Lehman Brothers Securities Asia Limited................................

                                                                                  ---------
       Total...........................................................           3,000,000
                                                                                  =========

     This offering is part of a worldwide offering that consists of the U.S. Offering, the International Offering and the Asian Offering (collectively, the "Offerings"). Merrill Lynch & Co. and Goldman, Sachs & Co. are acting as Joint Global Coordinators for the offerings.

     In the Asian Purchase Agreement, the Asian Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Class E Common Stock being sold pursuant to such Agreement if any of the shares of Class E Common Stock being sold pursuant to such Agreement are purchased. Under certain circumstances under such Agreement, the commitments of non-defaulting Asian Underwriters may be increased.

     The Asian Representatives of the Asian Underwriters have advised General Motors and the Selling Stockholders that they propose initially to offer the shares to the public at the Price to Public set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per share. The Asian Underwriters may allow, and such dealers may reallow, a discount not in excess of $ per share on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     General Motors and the Selling Stockholders have also entered into a U.S. Purchase Agreement (the "U.S. Purchase Agreement") with certain underwriters (the "U.S. Underwriters") for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Lehman Brothers Inc., CS First Boston Corporation, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc are acting as representatives (the "U.S. Representatives"). General Motors and the Selling Stockholders have also entered into an International Purchase Agreement (the "International Purchase Agreement") with certain underwriters (the "International Underwriters") for whom Merrill Lynch International Limited, Goldman Sachs International, Lehman Brothers International (Europe), CS First Boston Limited, Morgan Stanley & Co. International Limited and Salomon Brothers International Limited are acting as representatives (the "International Representatives") providing for a concurrent International Offering. The U.S. Underwriters, the International Underwriters and the Asian Underwriters are collectively referred to as the "Underwriters," and the U.S. Representatives, the International Representatives and the Asian Representatives are collectively referred to as the "Representatives." The U.S. Underwriters have agreed, subject to the terms and condition set forth in the U.S. Purchase Agreement, to purchase all of the shares of Class E Common Stock being offered in the U.S. Offering if any are purchased and the International Underwriters have agreed, subject to the terms and conditions set forth in the International Purchase Agreement, to purchase all of the shares of Class E Common Stock being offered in the International Offering if any are purchased. The closing of each of the Offerings is a condition to the closing of each of the U.S. Offering, the International Offering and the Asian Offering.

     The Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Under the terms of the Intersyndicate Agreement, the Underwriters in each geographic area have agreed not to offer to sell any shares of Class E Common stock in any other geographic area until the completion of the distribution of the shares of Class E Common Stock in all of the Offerings. Pursuant to the Intersyndicate Agreement, each of the U.S. Underwriters has agreed or will agree that, as part of the distribution of the U.S. shares of Class E Common Stock, subject to certain exceptions, (i) it is not purchasing any shares of Class E Common Stock for the account of anyone other than a U.S. Person (as defined below) or Canadian Person (as defined below) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Class E Common Stock or distribute any prospectus relating to the shares of Class E Common Stock to any person outside the United States or Canada or to anyone other than a U.S. Person or Canadian Person, or to any dealer who does not so agree. Each of the International Underwriters and the Asian Underwriters has agreed or will agree that, as part of the distribution of the International shares of Class E Common Stock and Asian shares of Class E Common Stock, respectively, subject to certain exceptions, (i) it is not purchasing any shares of Class E Common Stock for the account of any U.S. Person or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Class E Common Stock or distribute any prospectus relating to the shares of Class E Common Stock in the United States or Canada or to any U.S. Person or Canadian Person or to any dealer who does not so agree. The foregoing limitations do not apply to stabilization transactions or to transactions between the U.S. Underwriters, the International Underwriters and the Asian Underwriters pursuant to the Intersyndicate Agreement. As used in this section, "United States" means the United States of America, its territories, possessions and other areas subject to its jurisdiction; "Canada" means Canada, its provinces, territories, possessions and other areas subject to its jurisdiction; "Asia" means all countries in Asia, the Middle East, Australia and New Zealand, and "U.S. Person" and "Canadian Person" mean (i) a citizen or resident of the United States or Canada, respectively, (ii) a corporation, partnership, trust or other entity created or organized in or under the laws of the United States or Canada, respectively (other than a foreign branch of such an entity), or (iii) an estate or trust, the income of which is subject to United States federal income taxation or Canadian federal income taxation, respectively, regardless of its source of income, and includes any United States or Canadian branch of a person not included in any of clauses (i), (ii) and
(iii) of this sentence.

     Each International Underwriter and Asian Underwriter represents and agrees in the Intersyndicate Agreement that (i) it has not offered or sold and will not offer or sell any shares of Class E Common Stock in the United Kingdom by means of any document (other than in circumstances which do not constitute an offer to the public within the meaning of the Companies Act 1985); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of Class E Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the shares of Class E Common Stock to any person of a kind described in Article 9(3) of the Financial Services Act 1988, or to any person to whom the document may otherwise lawfully be issued or passed.

     Each International Underwriter and Asian Underwriter has agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the shares of Class E Common Stock in Japan or to residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan except pursuant to an exemption from the registration requirements of the Securities and Exchange Law available thereunder and in compliance with the other relevant laws of Japan.

     In addition, each International Underwriter and Asian Underwriter has agreed that (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any shares of Class E Common Stock other than to persons whose ordinary business it is to buy or sell shares or debentures whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong and (ii) it has not issued and will not issue any invitation or advertisement relating to the shares of Class E Common Stock in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class E Common Stock intended to be disposed of to persons outside Hong Kong or to be disposed of in Hong Kong only to persons whose business involves the acquisition, disposal, or holding of securities, whether as principal or agent.

     The Hourly Plan Special Trust has granted the Underwriters an option, exercisable for 30 days after the date hereof, to purchase up to an additional 5,550,000 shares of Class E Common Stock at the Price to Public less the Underwriting Discount for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Class E Common Stock to be purchased by it shown opposite their respective names in the table under "Underwriting" in the relevant Prospectus is of the 37,000,000 shares of Class E Common Stock initially offered by the Underwriters hereunder.

     General Motors and (to the extent permitted under applicable law) the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities including liabilities under the Securities Act.

     General Motors has agreed not to offer, sell or otherwise dispose of any shares of Class E Common Stock or any securities convertible into or exchangeable or exercisable for Class E Common Stock from the date of this Prospectus until December 31, 1995, without the prior written consent of Merrill Lynch & Co. and Goldman, Sachs & Co. on behalf of the Representatives, provided that General Motors may issue and deliver such securities under specified exceptions in connection with (i) the conversion, exercise or exchange of outstanding options or other securities pursuant to their terms, (ii) any previously disclosed acquisition or other business combination and (iii) employee benefit plans.

     The Selling Stockholders have agreed not to offer, sell or otherwise dispose of any shares of Class E Common Stock or any securities convertible into or exchangeable or exercisable for Class E Common Stock (other than transfers to or for the benefit of employee benefit plans of GM or any of its affiliates, including EDS) from the date of this Prospectus, in the case of the Hourly Plan Special Trust, until December 31, 1995 and, in the case of the Salaried Plan Special Trust, until 90 days after the date of this Prospectus, in each case, without the prior written consent of Merrill Lynch & Co. and Goldman, Sachs & Co. on behalf of the Representatives.

     Any prospective purchaser of shares of Class E Common Stock offered hereby that is an employee benefit plan subject to Title I of ERISA or Section 4975 of the Code should purchase such shares pursuant to the U.S. Offering unless, upon the advice of counsel, it concludes that such plan is permitted to purchase such shares in the International Offering or Asian Offering, as the case may be. Accordingly, all such plans are advised to consult with counsel before purchasing shares of Class E Common Stock outside the United States and Canada.

                   ALTERNATE BACK COVER FOR ASIAN PROSPECTUS

             ------------------------------------------------------
             ------------------------------------------------------
     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME OR ANY SALE MADE HEREUNDER DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         -----
                 PROSPECTUS

Available Information.................       2
Incorporation of Certain Documents by
  Reference...........................       2
Prospectus Summary....................       3
The Offerings.........................       3
General Motors and EDS................       4
Background of the Offerings...........       6
Selling Stockholders..................       6
Selected Financial Data of General
  Motors and EDS......................       8
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of EDS................      11
Business of EDS.......................      14
Class E Common Stock Price Range and
  Dividends...........................      18
Class E Common Stock..................      19
Description of Capital Stock..........      23
Certain United States Federal Tax
  Considerations for Non-U.S.
  Holders.............................      33
Underwriting..........................      35
Legal Matters.........................      37
Experts...............................      37
Appendix A: EDS Consolidated Financial
  Statements..........................     A-1

             ------------------------------------------------------
             ------------------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------
                                 GENERAL MOTORS
                                  CORPORATION

                               37,000,000 SHARES

                              CLASS E COMMON STOCK


                          ---------------------------
                                   PROSPECTUS
                          ---------------------------


                                 MERRILL LYNCH
                             INTERNATIONAL LIMITED
                          GOLDMAN SACHS (ASIA) L.L.C.
                                LEHMAN BROTHERS



                                          , 1995

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     General Motors is paying the expenses of the Offerings. The amounts set forth below, except for the Securities and Exchange Commission registration fee, are estimated:

     Securities and Exchange Commission registration fee....................   $  635,503
     Legal fees.............................................................      160,000
     Printing and engraving expenses........................................      350,000
     Auditors' fees.........................................................       65,000
     Blue sky fees..........................................................       10,000
     Miscellaneous..........................................................        9,497
                                                                               ----------
       Total................................................................   $1,230,000
                                                                                =========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the Delaware Corporation Law, General Motors is empowered to indemnify its directors and officers in the circumstances therein provided.

     General Motors Certificate of Incorporation, as amended, provides that no directors shall be personally liable to General Motors or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to General Motors, or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174, or any successor provision thereto, of the Delaware Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Under Article V of its By-Laws, General Motors shall indemnify and advance expenses to every director and officer (and to such person's heirs, executors, administrators or other legal representatives) in the manner and to the full extent permitted by applicable law as it presently exists, or may hereafter be amended, against any and all amounts (including judgments, fines, payments in settlement, attorneys' fees and other expenses) reasonably incurred by or on behalf of such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), in which such director or officer was or is made or is threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, organization or other enterprise. General Motors shall not be required to indemnify a person in connection with a proceeding initiated by such person if the proceeding was not authorized by the Board of Directors of General Motors. General Motors shall pay the expenses of directors and officers incurred in defending any proceeding in advance of its final disposition ("advancement of expenses"); provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under Article V of the By-Laws or otherwise. If a claim for indemnification or advancement of expenses by an officer or director under Article V of the By-Laws is not paid in full within ninety days after a written claim therefor has been received by General Motors, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action General Motors shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law. The rights conferred on any person by Article V of the By-Laws shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of General Motors Certificate of Incorporation or By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

     General Motors is insured against liabilities which it may incur by reason of Article V of its By-Laws. In addition, directors and officers are insured, at GM's expense, against some liabilities which might arise out of their employment and not be subject to indemnification under Article V of the By-Laws.

     Pursuant to a resolution adopted by the Board of Directors on December 1, 1975, General Motors to the fullest extent permissible under law will indemnify, and has purchased insurance on behalf of, directors or officers of General Motors, or any of them, who incur or are threatened with personal liability, including expense, under the Employee Retirement Income Security Act of 1974, as amended, or any amendatory or comparable legislation or regulation thereunder.

ITEM 16. EXHIBITS.

     Except as otherwise indicated, the following documents have been filed as exhibits to the Registration Statement.

EXHIBIT
NUMBER                                 DESCRIPTION OF DOCUMENT
- -------   ----------------------------------------------------------------------------------
   1      Form of U.S. Purchase Agreement.*
  4(a)    Restated Certificate of Incorporation of General Motors Corporation as amended to
          May 26, 1994, incorporated by reference to Exhibit 3(i) to the Current Report on
          Form 8-K of General Motors dated May 26, 1994, and Amendment to Article Fourth of the Certificate of Incorporation -- Division III -- Preference Stock, by reason of the Certificates of Designations filed with the Secretary of State of the State of
          Delaware on September 14, 1987 and the Certificate of Decrease filed with the
          Secretary of State of the State of Delaware on September 29, 1987, incorporated by reference to Exhibit 19 to the Quarterly Report on Form 10-Q of General Motors for
          the quarter ended June 30, 1990 in the Form SE of General Motors dated August 6,
          1990; as further amended by the Certificate of Designations filed with the
          Secretary of State of the State of Delaware on June 28, 1991, incorporated by reference to Exhibit 4(a) to Form S-8 Registration Statement of General Motors
          dated November 6, 1991 (Registration No. 33-43744) in the Form SE of General
          Motors dated November 1, 1991; as further amended by the Certificate of
          Designations filed with the Secretary of State of the State of Delaware on
          December 9, 1991, incorporated by reference to Exhibit 4(a) to Form S-3
          Registration Statement of General Motors dated January 27, 1992 (Registration No.
          33-45216) in the Form SE of General Motors dated January 27, 1992; as further amended by the Certificate of Designations filed with the Secretary of State of the State of Delaware on February 14, 1992, incorporated by reference to Exhibit
          3(a) to the Annual Report on Form 10-K of General Motors for the year ended
          December 31, 1991 in the Form SE of General Motors dated March 20, 1992; as further amended by the Certificate of Designations filed with the Secretary of
          State of the State of Delaware on July 15, 1992, incorporated by reference to
          Exhibit 3(a)(2) to the Quarterly Report on Form 10-Q of General Motors for the
          quarter ended June 30, 1992 in the Form SE of General Motors dated August 10,
          1992; and as further amended by the Certificate of Designations filed with the
          Secretary of State of the State of Delaware on December 15, 1992, incorporated by reference to Exhibit 4(a) to Form S-3 Registration Statement of General Motors
          dated January 25, 1993 (Registration No. 33-49309) in the Form SE of General
          Motors dated January 25, 1993.
  4(b)    By-Laws of General Motors Corporation as amended to December 5, 1994, incorporated by reference to Exhibit 3(ii) to the Current Report on Form 8-K of General Motors
          dated December 5, 1994.

- ---------------
* To be filed by amendment.

EXHIBIT
NUMBER                                 DESCRIPTION OF DOCUMENT
- -------   ----------------------------------------------------------------------------------
    5     Opinion of Warren G. Andersen, Esq.
    8     Opinion of Anton H. Zidansek, Esq.
   23(a)  Consent of Deloitte & Touche LLP, independent auditors.
   23(b)  Consent of KPMG Peat Marwick LLP, independent auditors.
   23(c)  Consents of counsel (included in Exhibits 5 and 8 above).
   99(a)  Registration Rights Agreement, dated as of March 12, 1995, by and between General
          Motors and the Trustee, for the account and on behalf of the Hourly Plan, including all exhibits thereto, incorporated by reference to Exhibit 10(h) to the
          Current Report on Form 8-K of General Motors dated March 3, 1995.
   99(b)  Agreement, dated March 12, 1995, by and among the Hourly Plan Trustee, as trustee of the Hourly Plan, the Salaried Plan Trustee, as trustee of the Salaried Plan, and General Motors.
   99(c)  Exchange and Registration Agreement, dated November 4, 1992, among General Motors, the Hourly Plan and the Salaried Plan (without schedules).

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     1. For purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     3. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

     4. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 8, 1995.

                               GENERAL MOTORS CORPORATION

                               By:        /s/ JOHN F. SMITH, JR.
                                   ----------------------------------------
                                              (John F. Smith, Jr.
                               Chief Executive Officer, President and Director)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on May 8, 1995 by the following persons in the capacities indicated.

               SIGNATURE                                  TITLE
- ----------------------------------------    ---------------------------------
                 /s/ JOHN G. SMALE          Chairman of the Board of Directors
- ----------------------------------------
            (John G. Smale)

             /s/ JOHN F. SMITH, JR.         Chief Executive Officer, President
- ----------------------------------------      and Director
          (John F. Smith, Jr.)

               /s/ J. MICHAEL LOSH          Executive Vice President and Chief
- ----------------------------------------      Financial Officer
           (J. Michael Losh)


                 /s/ LEON J. KRAIN          Vice President and Group Executive          (Principal
- ----------------------------------------                                                Financial
            (Leon J. Krain)                                                             Officers)

                   /s/ HEIDI KUNZ           Vice President and Treasurer
- ----------------------------------------
              (Heidi Kunz)

              /s/ WALLACE W. CREEK          Comptroller
- ----------------------------------------
           (Wallace W. Creek)                                                           (Principal
                                                                                        Accounting
             /s/ JAMES H. HUMPHREY          Chief Accounting Officer                    Officers)
- ----------------------------------------
          (James H. Humphrey)

                                   SIGNATURES
                                  (CONCLUDED)

               SIGNATURE                      TITLE
- ----------------------------------------    ----------
             /s/ ANNE L. ARMSTRONG          Director
- ----------------------------------------
          (Anne L. Armstrong)

                 /s/ JOHN H. BRYAN          Director
- ----------------------------------------
            (John H. Bryan)

            /s/ THOMAS E. EVERHART          Director
- ----------------------------------------
          (Thomas E. Everhart)

          /s/ CHARLES T. FISHER, III        Director
- ----------------------------------------
        (Charles T. Fisher, III)

        /s/ J. WILLARD MARRIOTT, JR.        Director
- ----------------------------------------
       (J. Willard Marriott, Jr.)
             /s/ ANN D. McLAUGHLIN          Director
- ----------------------------------------
          (Ann D. McLaughlin)

               /s/ PAUL H. O'NEILL          Director
- ----------------------------------------
           (Paul H. O'Neill)

           /s/ EDMUND T. PRATT, JR.         Director
- ----------------------------------------
         (Edmund T. Pratt, Jr.)

             /s/ LOUIS W. SULLIVAN          Director
- ----------------------------------------
          (Louis W. Sullivan)

           /s/ DENNIS WEATHERSTONE          Director
- ----------------------------------------
         (Dennis Weatherstone)

              /s/ THOMAS H. WYMAN           Director
- ----------------------------------------
           (Thomas H. Wyman)

                                 EXHIBIT INDEX

                                                                                     SEQUENTIAL
EXHIBIT                                                                                 PAGE
NUMBER                             DESCRIPTION OF DOCUMENT                             NUMBER
- -------   -------------------------------------------------------------------------  ----------
  1       Form of U.S. Purchase Agreement.*
  4(a)    Restated Certificate of Incorporation of General Motors Corporation as
          amended to May 26, 1994, incorporated by reference to Exhibit 3(i) to the
          Current Report on Form 8-K of General Motors dated May 26, 1994, and
          Amendment to Article Fourth of the Certificate of Incorporation --
          Division III -- Preference Stock, by reason of the Certificates of
          Designations filed with the Secretary of State of the State of Delaware on September 14, 1987 and the Certificate of Decrease filed with the
          Secretary of State of the State of Delaware on September 29, 1987,
          incorporated by reference to Exhibit 19 to the Quarterly Report on Form
          10-Q of General Motors for the quarter ended June 30, 1990 in the Form SE of General Motors dated August 6, 1990; as further amended by the
          Certificate of Designations filed with the Secretary of State of the
          State of Delaware on June 28, 1991, incorporated by reference to Exhibit
          4(a) to Form S-8 Registration Statement of General Motors dated November
          6, 1991 (Registration No. 33-43744) in the Form SE of General Motors
          dated November 1, 1991; as further amended by the Certificate of
          Designations filed with the Secretary of State of the State of Delaware on December 9, 1991, incorporated by reference to Exhibit 4(a) to Form
          S-3 Registration Statement of General Motors dated January 27, 1992
          (Registration No. 33-45216) in the Form SE of General Motors dated
          January 27, 1992; as further amended by the Certificate of Designations filed with the Secretary of State of the State of Delaware on February
          14, 1992, incorporated by reference to Exhibit 3(a) to the Annual Report on Form 10-K of General Motors for the year ended December 31, 1991 in the Form SE of General Motors dated March 20, 1992; as further amended by the Certificate of Designations filed with the Secretary of State of the
          State of Delaware on July 15, 1992, incorporated by reference to Exhibit
          3(a)(2) to the Quarterly Report on Form 10-Q of General Motors for the
          quarter ended June 30, 1992 in the Form SE of General Motors dated August
          10, 1992; and as further amended by the Certificate of Designations filed with the Secretary of State of the State of Delaware on December 15,
          1992, incorporated by reference to Exhibit 4(a) to Form S-3 Registration
          Statement of General Motors dated January 25, 1993 (Registration No.
          33-49309) in the Form SE of General Motors dated January 25, 1993.
  4(b)    By-Laws of General Motors Corporation as amended to December 5, 1994, incorporated by reference to Exhibit 3(ii) to the Current Report on Form
          8-K of General Motors dated December 5, 1994.
  5       Opinion of Warren G. Andersen, Esq.
  8       Opinion of Anton H. Zidansek, Esq.
 23(a)    Consent of Deloitte & Touche LLP, independent auditors.
 23(b)    Consent of KPMG Peat Marwick LLP, independent auditors.
 23(c)    Consents of counsel (included in Exhibits 5 and 8 above).
 99(a)    Registration Rights Agreement, dated as of March 12, 1995, by and between
          General Motors and the Trustee, for the account and on behalf of the
          Hourly Plan, including all exhibits thereto, incorporated by reference to
          Exhibit 10(h) to the Current Report on Form 8-K of General Motors dated
          March 3, 1995.
 99(b)    Agreement, dated March 12, 1995, by and among the Hourly Plan Trustee, as trustee of the Hourly Plan, the Salaried Plan Trustee, as trustee of the
          Salaried Plan, and General Motors.
 99(c)    Exchange and Registration Agreement, dated November 4, 1992, among
          General Motors, the Hourly Plan and the Salaried Plan (without schedules).

- -------------------------
* To be filed by amendment.